QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Sonus Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies: Not applicable
	(2)	Aggregate number of securities to which transaction applies: Not applicable
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $38,438,000 with fee calculated based on Rule 0-11 (c)(2) relating to sales of assets

	(4)	Proposed maximum aggregate value of transaction: $38,438,000
	(5)	Total fee paid: $7,687.60
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SONUS CORP.
111 S.W. Fifth Avenue, Suite 1620
Portland, Oregon 97204

SALE PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

        Sonus Corp. ("Sonus") has entered into a purchase agreement providing for the sale to Amplifon (USA), Inc. ("Amplifon"), of substantially all of its assets, including all of the capital stock of its wholly owned operating subsidiaries, Sonus-USA, Inc., and Sonus-Canada Ltd., and other assets, in consideration for a cash payment of approximately $38.4 million (subject to certain adjustments) and the assumption of approximately $1.1 million of its liabilities related to severance and non-compete obligations. In addition, the Sonus board of directors has approved terms for the liquidation and dissolution of Sonus pursuant to which all holders of Sonus common shares will receive a distribution of $1.00 per share and an amendment to Sonus's Articles to change its corporate name to "SSN Liquidating Corp." Sonus has called a special meeting of shareholders for the purpose of considering and approving each of these matters.

        When the Amplifon transaction and subsequent liquidation of Sonus are completed:

  •
  Sonus common shareholders will receive $1.00 per common share.

  •
  Remaining net proceeds from the sale currently estimated to be approximately $25.9 million (plus up to $3 million to be held in escrow) will be distributed to Warburg, Pincus Ventures, L.P., the holder of all of Sonus's outstanding preferred shares.

  •
  Sonus will discontinue its operations, change its name, and wind up its business.

        After careful consideration, your board of directors has approved the purchase agreement and transactions contemplated in the agreement, the subsequent liquidation of Sonus, and the change in corporate name and recommends that you approve each of these proposals. Shareholders must approve both the sale of assets and the terms of liquidation and dissolution of Sonus for either to occur.

        The Sonus board of directors is soliciting proxies for use at the special meeting. Sonus cannot complete the Amplifon transaction unless two-thirds of the common shares and preferred shares voted as separate classes at the special meeting of the shareholders called to consider these matters are voted in favor of the sale of our assets and terms of liquidation, and a quorum is present at the meeting. YOUR VOTE IS VERY IMPORTANT. WE ASK THAT YOU COMPLETE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.

        The enclosed proxy statement gives you detailed information about the special meeting of shareholders and the proposed transactions and includes a copy of the purchase agreement and the terms of liquidation and dissolution of Sonus. We encourage you to read the information provided carefully, including, in particular, the discussion under the heading "Risk Factors" beginning on page 13 of the proxy statement.

                      Daniel J. Kohl
                       Chief Executive Officer

        This proxy statement is dated September 23, 2002, and is first being mailed to shareholders on or about September 23, 2002.

SONUS CORP.
111 S.W. Fifth Avenue, Suite 1620
Portland, Oregon 97204

Notice of Special Meeting of Shareholders
To Be Held October 22, 2002

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Sonus Corp. ("Sonus") will be held at 111 S.W. Fifth Avenue, Suite 1620, Portland, Oregon 97204, on Tuesday, October 22, 2002, at 10 a.m. Pacific Time. This notice and the accompanying proxy statement are dated September 23, 2002, and are first being mailed to shareholders on or about September 23, 2002. The special meeting is being held for the following purposes:

        1.    For the common shareholders and preferred shareholders to consider and vote as separate classes on the sale of substantially all the assets of Sonus as provided in the following special resolution:

  "RESOLVED, AS A SPECIAL RESOLUTION, THAT the Purchase Agreement dated June 18, 2002, between Sonus and Amplifon (USA), Inc. ("Amplifon"), included as Appendix A to the attached proxy statement, and the transactions contemplated by the agreement, pursuant to which Amplifon will purchase all of the capital stock of Sonus's wholly owned subsidiaries, Sonus-USA, Inc., and Sonus-Canada Ltd., and other assets, for approximately $38.4 million in cash and the assumption by Amplifon of approximately $1.1 million of Sonus's liabilities (the "Amplifon Transaction"), be and hereby are approved and confirmed in all respects."

        2.    For the common shareholders and preferred shareholders to consider and vote as separate classes on terms for the liquidation and dissolution of Sonus as provided in the following special resolution:

  "RESOLVED, AS A SPECIAL RESOLUTION, THAT, subject to the completion of the sale of assets under the Purchase Agreement dated June 18, 2002, between Sonus and Amplifon, Sonus be liquidated and dissolved voluntarily under Section 213 of the Yukon Business Corporations Act in accordance with the Terms of Liquidation and Dissolution included as Appendix B to the attached proxy statement (the "Terms of Liquidation and Dissolution"), pursuant to which holders of common shares will receive a distribution of $1.00 per share and the remaining net proceeds from the sale after payment of or provision for the debts and other liabilities of Sonus will be distributed to Warburg, Pincus Ventures, L.P., the holder of all of Sonus's outstanding preferred shares; and that any officer, acting alone, be authorized and directed for and on behalf of Sonus to execute and deliver all documents and to perform such acts as he in his discretion may consider necessary, desirable, or useful for the purpose of giving effect to this resolution and carrying out the Terms of Liquidation and Dissolution."

        3.    For the common shareholders and preferred shareholders to consider and vote as a single class on an amendment to Sonus's Articles to change the name of the corporation from "Sonus Corp." to "SSN Liquidating Corp." as provided in the following special resolution:

  "RESOLVED, AS A SPECIAL RESOLUTION, THAT the Articles of Continuance of Sonus be amended to change the name of the corporation from "Sonus Corp." to "SSN Liquidating Corp." effective on the filing of articles of amendment with the Yukon registrar of corporations, that the officers are authorized to prepare and file such articles of amendment, and that the directors may revoke this resolution before it is acted on without further approval of the shareholders."

        4.    To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only holders of record of our common shares, Series A Convertible Preferred Shares, and Series B Convertible Preferred Shares at the close of business on September 13, 2002, are entitled to receive notice of and to vote at the meeting and any adjournment thereof, subject to special exceptions for certain subsequent holders as described in the proxy statement. Approval of both proposal 1 and proposal 2 by shareholders is a condition to the closing of the sale of our assets to Amplifon and the liquidation of Sonus.

        A dissenting shareholder with respect to proposal 1 is entitled to be paid the fair value of his or her shares in accordance with Section 193 of the Yukon Business Corporations Act. For details on dissent rights and procedures see the discussion under the heading "The Amplifon Transaction—Dissent Rights" beginning on page 33 of the attached proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS
September 23, 2002	Brian S. Thompson
Portland, Oregon	Secretary

        Please promptly sign, date and return the enclosed proxy in the enclosed return envelope, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person. All instruments appointing proxies to be used at the meeting must be deposited at the offices of CIBC Mellon Trust Company, Suite 600, 333-7th Avenue SW, Calgary, Alberta, Canada, T2P 2Z1 (P.O. Box 2517, Calgary, Alberta, Canada, T2P 4P4), prior to 10 a.m. (Calgary time) on October 21, 2002, or delivered to the chairman of the meeting prior to the commencement of the meeting. A person appointed as a proxy need not be a shareholder of Sonus.

i

Proposed Liquidation Terms	36
Effect on Our Common Shares	37
OPINION OF FINANCIAL ADVISER	37
Summary	37
Transaction Premium Analysis	38
Selected Transaction Analysis	39
Discounted Cash Flow Analysis	40
Selected Public Companies Analysis	41
Additional Considerations	42
Opinion of Financial Adviser	43
MARKET PRICES AND DIVIDENDS	44
INTERESTS OF DIRECTORS AND MANAGEMENT IN THE TRANSACTIONS	44
Payments to Brandon Dawson	44
Agreements With Officers of Sonus	45
Transaction Bonuses	47
Three of Our Directors Have Been Elected by Our Preferred Shareholder	47
U.S. AND CANADIAN FEDERAL INCOME TAX CONSEQUENCES	48
PARTICULARS OF MATTERS TO BE ACTED UPON	49
Proposal 1: Approval of the Amplifon Transaction	49
Proposal 2: Approval of the Terms of Liquidation and Dissolution of Sonus	50
Proposal 3: Amendment to Articles to Change Corporate Name	50
SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT	52
EXECUTIVE COMPENSATION	54
INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS	56
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING	57
WHERE YOU CAN FIND MORE INFORMATION	57
APPENDIX A—Purchase Agreement
APPENDIX B—Terms of Liquidation and Dissolution
APPENDIX C—Voting Agreement
APPENDIX D—Guaranty Agreement
APPENDIX E—Opinion of Financial Adviser
APPENDIX F—Yukon Statute Relating to Rights of Dissent

ii

SUMMARY AND OVERVIEW OF THE PROPOSED TRANSACTIONS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSED TRANSACTIONS

Q:    When and Where Will the Meeting of Sonus Shareholders Take Place?

A:    The special meeting will take place on October 22, 2002, in Portland, Oregon, at 10 a.m., at the location specified in the attached notice of special meeting.

Q:    Who Is Soliciting My Proxy?

A:    Our board of directors is soliciting proxies from each of our shareholders.

Q:    What Proposals Am I Being Asked to Vote on?

A:    Holders of our common shares and preferred shares are being asked to vote as separate classes on two related proposals. The proposals are as follows:

  •
  A proposal to adopt a special resolution to approve the Amplifon Transaction.

  •
  A proposal to adopt a special resolution to approve the Terms of Liquidation and Dissolution.

  Approval of BOTH the Amplifon Transaction and the Terms of Liquidation and Dissolution is a condition to completion of the Amplifon Transaction. Therefore, if you want Sonus to complete the Amplifon Transaction, you should also approve the Terms of Liquidation and Dissolution, and if you want Sonus to complete its dissolution, you should also approve the Amplifon Transaction.

        In addition, holders of our common shares and preferred shares are being asked to vote as a single class on a third proposal as follows:

  •
  A proposal to amend our Articles to change our corporate name from "Sonus Corp." to "SSN Liquidating Corp."

Q.    What Vote Is Required to Approve Each Proposal?

A.    Sonus is organized under the laws of the Yukon Territory, Canada. Yukon law requires that proposals of the nature contemplated be approved by a special resolution adopted by two-thirds of the shares voted at a meeting at which a quorum is present. Each class of our share capital must vote separately on proposals 1 and 2. Common shares and preferred shares will vote together as a single class on proposal 3.

        Warburg, Pincus Ventures, L.P. ("Warburg"), owns all of our preferred shares. Warburg has agreed to vote for the Amplifon Transaction under a voting agreement between it and Amplifon. The Warburg voting agreement is discussed in greater detail under the heading "The Amplifon Transaction—Voting Agreement" on page 35 and is attached as Appendix C to this proxy statement. Warburg's vote in favor of the Amplifon Transaction and the Terms of Liquidation and Dissolution will result in class approval by our preferred shares. To meet the requirements for shareholder approval under Yukon law, proposals 1 and 2 must also receive affirmative votes from holders of 66 2/3% of the common shares voted at the special meeting, provided a quorum is present. Proposal 3 will be approved if it receives affirmative votes from holders of 66 2/3% of all shares voted at the special meeting as a single class.

        Under our bylaws and American Stock Exchange ("AMEX") rules, a quorum will be present if not less than 33 1/3% of the issued and outstanding shares of each class of our capital stock are represented at the meeting either in person or by proxy. Our quorum requirement was established by our board of directors and approved by shareholders in 1997, and is intended to comply with AMEX rules.

Q:    What voting securities are currently outstanding and how many votes are shares of each class of our capital stock entitled to with respect to the proposals being presented to shareholders?

A:    As of September 13, 2002, we had 6,067,228 common shares, 2,666,666 Series A Convertible Preferred Shares, and 2,500,000 Series B Convertible Preferred Shares outstanding. All of our Series A and Series B shares are owned by Warburg. Under our Articles, each common share and Series A share is entitled to one vote, and each Series B share is entitled to approximately 1.68 votes, or a total of 4,191,998 votes. Because proposals 1 and 2 require separate class voting, the additional voting entitlement applicable to Series B shares will have no effect on the voting on these proposals.

        Our directors and officers own 110,056 common shares, or 1.8 percent of the 6,067,228 common shares outstanding as of the record date for the special meeting. In addition, Brandon Dawson, who resigned as a director on September 12, 2002, owns 865,000 common shares, or 14.3 percent of our outstanding common shares on the record date. As a result, Sonus's directors and officers, with or without Mr. Dawson, will not constitute a quorum for purposes of the meeting or be able to approve proposal 1 or 2. Depending on the number of common shares voted at the meeting, Warburg and our officers and directors acting together may be able to approve proposal 3 without additional votes in favor from common shareholders; however, proposal 3 will not be implemented unless proposals 1 and 2 are approved by shareholders.

Q:    What Will Common Shareholders Receive Under the Terms of Liquidation and Dissolution?

A:    If we complete the transactions as proposed, holders of common shares will receive a distribution of $1.00 per share in cash, without interest.

Q:    What Will Our Preferred Shareholder Receive for Its Shares?

A:    If we complete the transactions as proposed, Warburg will receive, as the holder of our preferred shares, the remaining net proceeds from the sale to Amplifon, which at this time are estimated to be approximately $25.9 million. In addition, Warburg has the right to receive any amounts distributed from a $3.0 million escrow fund, which will be created to satisfy possible claims of Amplifon under the purchase agreement, including, among others, losses that may result from inaccuracies in our representations and warranties or breaches of our covenants under the purchase agreement. The amount available to Warburg was established pursuant to an agreement entered into between Sonus and Warburg dated June 18, 2002, and represents a significant reduction from its liquidation preference under the terms of our Articles, which as of August 31, 2002, would entitle Warburg to approximately $34.5 million.

        In addition to amounts payable to Warburg as part of our liquidation, we owe Warburg approximately $750,000, plus interest, on a promissory note. We intend to pay amounts due under our note out of our available cash before completion of the Amplifon Transaction. To the extent available cash is not sufficient to pay off the note, the note will be paid out of transaction proceeds. In either case, payment of the note will have no effect on amounts payable to common shareholders.

Q:    What Is the Board of Directors' Position With Respect to the Transactions?

A:    After careful consideration of the proposed transactions and Sonus's strategic alternatives and in consultation with our financial and other advisers, directors participating in a board meeting held June 18, 2002, unanimously approved the Amplifon Transaction and recommended to shareholders that the Amplifon Transaction be approved. In addition, directors participating in the meeting unanimously approved the June 18, 2002, agreement between Sonus and Warburg, the key terms of which are now incorporated into the Terms of Liquidation and Dissolution. Directors Brandon Dawson and Joel Ackerman did not participate in the June 18, 2002, board meeting. Mr. Dawson has notified us that he had technical difficulties that prevented him from participating in the meeting by conference telephone. Mr. Ackerman was attending to personal matters.

        Directors participating in a board meeting held July 31, 2002, unanimously approved the Terms of Liquidation and Dissolution and change in our corporate name. Directors Michael Fiore, Hayward Cochrane, Jr., and Joel Ackerman did not participate in the meeting. Mr. Fiore was out of the country, Mr. Cochrane had prior business commitments, and Mr. Ackerman was unable to attend the meeting due to personal matters.

        One of our directors, Brandon Dawson, resigned as a director on September 12, 2002. Mr. Dawson indicated that he resigned due to his desire to discuss freely with other major shareholders of Sonus matters to be considered at the special meeting. Mr. Dawson further indicated that his resignation was tendered because he is no longer directly involved in our management. Mr. Dawson has informed us that he remains undecided with respect to how he will vote his shares at the meeting.

Q:    What Will Our Business Be Following the Asset Sale?

A:    We will have no business operations following the Amplifon Transaction and will implement the Terms of Liquidation and Dissolution if approved by our shareholders.

Q:    What Will We Do If the Amplifon Transaction and the Terms of Liquidation and Dissolution Are Not Approved by Shareholders?

A:    If either of the proposals is not approved, our directors will evaluate other alternatives available to us in accordance with their fiduciary obligations to Sonus.

Q:    Is the Proposal to Change Our Corporate Name a Condition to Completion of the Amplifon Transaction?

A:    No. We have agreed under our purchase agreement to change our name to a name not including the word "Sonus." We will be in breach of our agreement if we fail to obtain the approvals necessary to change our name, but the name change is not a condition to completion of the Amplifon Transaction.

Q:    What Do I Need to Do Now?

A:    After carefully reading and considering this proxy statement, please complete, sign and date your proxy. Then, mail the proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting and voted as you direct. If you sign and mail your proxy but do not indicate how you want your shares to be voted, your shares will be voted FOR each proposal. If you abstain, your actions will have no effect on the outcome of the votes on the transactions, but your shares will be counted for purposes of establishing a quorum. Failure to provide a proxy may affect our ability to conduct business at the meeting.

Q:    If My Broker Holds My Shares in "Street Name," Will My Broker Vote My Shares for Me?

A:    Your broker will vote your shares only if you provide instructions on how to vote your shares. You should follow the directions provided by your broker to instruct your broker to vote your shares. Without instructions, your shares will not be voted.

Q:    Can I Change My Vote After I Have Mailed My Signed Proxy?

A:    You can revoke your proxy at any time before your proxy is voted at the special meeting by sending a written notice stating that you would like to revoke your proxy, by completing and submitting a new proxy, or by attending the special meeting and voting in person. Simply attending the meeting, however, will not revoke your proxy. If you are sending a notice of revocation or new proxy, it must be properly executed and deposited at the offices of CIBC Mellon Trust Company, Suite 600, 333-7th Avenue SW, Calgary, Alberta, Canada, T2P 2Z1 (P.O. Box 2517, Calgary, Alberta, Canada, T2P 4P4), addressed to the Secretary of Sonus, at any time before the close of business on the last business day preceding the meeting, or any adjournment thereof, or received by the Chairman before the commencement of the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:    Should I Send in My Stock Certificates?

A:    No. If the Amplifon Transaction and subsequent liquidation of Sonus are completed, you will not be required to return your share certificates.

Q:    When Do You Expect to Complete the Transactions?

A:    We expect to complete the Amplifon Transaction as soon as possible following receipt of shareholder approval and no later than October 31, 2002. The Terms of Liquidation and Dissolution will be implemented and distributions completed as soon as practicable following closing of the Amplifon Transaction. Our corporate name change, if approved, will be effective on the date of completion of the Amplifon Transaction.

Q:    Are There Risks I Should Consider Before Voting on the Proposals?

A:    Yes. You should carefully review and consider the risk factors discussed in the section entitled "Risk Factors" beginning on page 13.

Q:    Who Can Answer Questions I Have About the Special Meeting or the Transactions?

A:    If you have questions about the special meeting, our proposed sale of assets, or our proposed Terms of Liquidation and Dissolution, or if you need additional copies of this proxy statement or the enclosed proxy, you should contact:

Mark Richards Senior Vice President and Chief Financial Officer Sonus Corp. 111 S.W. Fifth Avenue, Suite 1620 Portland, Oregon 97204 (503) 225-9152

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposed sale of assets, Terms of Liquidation and Dissolution, and related matters fully and for a more complete description of the legal terms of the purchase agreement, you should read carefully this entire proxy statement and the documents to which we have referred you.

The Companies

Sonus Corp. 111 S.W. Fifth Avenue Suite 1620 Portland, OR 97204 (503) 225-9152	Sonus, through its operating subsidiaries Sonus-USA, Inc. (and its subsidiaries), and Sonus-Canada Ltd., currently owns and operates 87 hearing care centers in the United States and western Canada. In addition to our company-owned hearing centers, we operate, through Sonus-USA, a network-licensing program called The Sonus Network. Licensees are entitled to use the Sonus name and receive other benefits. There are currently 630 Sonus Network licensees operating throughout the United States. Also, Sonus-USA's subsidiary Hear PO Corp. operates as an independent provider association and hearing care benefit administrator through approximately 1,400 affiliated hearing centers. Hear PO also sells branded private label hearing instruments.
Amplifon (USA), Inc. 5000 Cheshire Lane North Plymouth, MN 55446 (763) 268-4000
Amplifon is a wholly owned subsidiary of Amplifon S.p.A., an Italian joint stock company. Amplifon S.p.A. has approximately 1,800 outlets, 3,000 authorized distribution centers, and over 2,000 hearing aid fitting specialists. Amplifon S.p.A. is present in Italy, with a 47% market share, and in France, Spain, Portugal, Switzerland, Austria, the United States, the Netherlands, Egypt, and, since early 2002, Hungary.

The Amplifon Transaction

        Sonus and Amplifon have entered into a purchase agreement under which Amplifon has agreed to purchase substantially all of the assets of Sonus. The principal terms of the transaction are as follows:

Assets to Be Sold:	Substantially all the assets of Sonus, including all of the capital stock of its operating subsidiaries, Sonus-USA, Inc., and Sonus-Canada Ltd., and other assets consisting primarily of contract rights relating to Sonus's business. Sonus is retaining certain of its books and records and its rights and obligations under certain contracts that it has with its U.S. and Canadian legal counsel, its financial adviser and its accountants that are not being assumed by Amplifon. Under these retained contracts, Sonus will be contractually obligated to pay its professional advisers for services provided to Sonus related to the Amplifon Transaction.

Consideration:
$38.4 million in cash (subject to certain adjustments), plus the assumption by Amplifon of approximately $1.1 million in liabilities of Sonus. The aggregate purchase price will be reduced by any transaction expenses paid by our operating subsidiaries, any amounts paid by us in respect of irregularities in Medi-Cal billing procedures or to the California Franchise Tax Board, or any additional severance or other amounts owed to employees. At this time, we do not expect significant purchase price adjustments, other than $175,000 to cover a portion of amounts payable to our President. Purchase price adjustments will have no effect on amounts distributed to holders of common shares under the Terms of Liquidation and Dissolution.
Escrow Amount:
$3.0 million of the $38.4 million total consideration will be placed in escrow to satisfy possible claims of Amplifon under the purchase agreement arising out of, among other things, inaccuracies in our representations and warranties or breaches of our covenants in the purchase agreement.

A more detailed discussion of the Amplifon Transaction can be found under the heading "The Amplifon Transaction" beginning on page 19. All dollar amounts included in this proxy statement are expressed in United States dollars.

The Special Meeting

        Summary information relating to our special shareholder meeting is set forth below. A more detailed discussion of the special meeting can be found under the heading "Special Meeting of Shareholders" beginning on page 17.

Date of Meeting:	October 22, 2002
Record Date:	September 13, 2002
Proposals for Consideration:
Proposal 1	The Amplifon Transaction
Vote Required:	The affirmative vote of 66 2/3% of the common shares and preferred shares voted at the meeting, voting as separate classes.
Board Recommendation:	The board of directors recommends that you vote FOR the proposal to approve the Amplifon Transaction.
Proposal 2	The Terms of Liquidation and Dissolution
Vote Required:	The affirmative vote of 66 2/3% of the common shares and preferred shares voted at the meeting, voting as separate classes.
Board Recommendation:	The board of directors recommends that you vote FOR the proposal to approve the Terms of Liquidation and Dissolution.
Proposal 3	Change of Corporate Name
Vote Required:	The affirmative vote of 66 2/3% of the common shares and preferred shares voted at the meeting, voting as a single class.

Board Recommendation:	The board of directors recommends that you vote FOR the proposal to amend our Articles to change our corporate name to "SSN Liquidating Corp."

The Purchase Agreement

        This is a summary of certain key provisions of the purchase agreement. This summary of key terms is further developed under the heading "The Amplifon Transaction—The Purchase Agreement" beginning on page 28. Please read the full summary and refer to the full text of the purchase agreement attached as Appendix A hereto as appropriate.

Sale of Assets:	We will sell substantially all of our assets to Amplifon, including all of the capital stock of our wholly owned operating subsidiaries, in consideration for:
	•	$38.4 million in cash (subject to certain adjustments as described below), and
	•	The assumption by Amplifon of approximately $1.1 million of our liabilities related to severance and noncompete payments owed to our officers and former officers.
Conditions:	Completion of the Amplifon Transaction is conditioned upon, among other things:
	•	Approval of the Amplifon Transaction and the Terms of Liquidation and Dissolution by holders of our common shares and preferred shares, voting as separate classes,
	•	Delivery by Sonus of all required third-party consents and certificates and performance by Sonus of all our obligations under the agreement,
•
There being no action, suit or proceeding pending or threatened before any court or agency that could either prevent completion of the Amplifon Transaction or cause the transaction to be rescinded or materially affect adversely the right of Amplifon to operate our business,
	•	Our representations and warranties continuing to be true in all material respects as of closing,
	•	There being no event occurring that has had or could reasonably be expected to have a material adverse effect on Sonus, and
	•	There being no material casualty loss with respect to Sonus's assets.
Covenants:	Prior to closing, Sonus must, among other things:
	•	Use reasonable best efforts to consummate the Amplifon Transaction,
	•	Cause its subsidiaries to give required notices and use reasonable efforts to obtain consents,
	•	Continue to operate in the ordinary course of business,

	•	Notify Amplifon of any material developments affecting our assets, business, or financial condition,
	•	Periodically provide Amplifon with detailed financial information, and
	•	Use reasonable efforts to hold a special meeting as promptly as practicable and obtain the approval of our shareholders.
In addition, Sonus has agreed that it will not, without the prior written approval of Amplifon:
	•	Amend its Articles or bylaws,
	•	Incur any additional indebtedness or enter into any guarantees of indebtedness,
	•	Issue directly or indirectly any debt or equity securities or any options or rights to acquire equity securities,
•
Declare or pay any dividends or other distributions or pay any indebtedness of subsidiaries to Sonus, provided that payments under Sonus's promissory note issued to Warburg are permitted without approval,
	•	Agree to any acquisition or other transaction,
	•	Grant any options or take any action with respect to notices of termination, severance, or changes of control or enter into any new employment agreements,
	•	Provide for salary increases or bonuses outside of the ordinary course of business,
	•	Make material changes in the business of our operating subsidiaries,
	•	Incur or enter into any commitment to make any capital expenditures in excess of $25,000 in the aggregate,
	•	Enter into any agreements with a value or cost to our subsidiaries in excess of $50,000 in the aggregate,
	•	Sell any material assets,
	•	Cancel, revoke, or terminate the license of any Sonus Network members outside the ordinary course of business,
	•	Amend any contracts to be assumed by Amplifon, or
•
Take any action or fail to take any action which would result in the invalidity, misuse, or unenforceability of any of Sonus's intellectual properties or which would infringe upon any rights of other persons, which in either case could be expected to have a material adverse effect on any of our operating subsidiaries.
Provisions Relating to Competing Offers:	We have agreed not to solicit, initiate or encourage competing proposals from parties other than Amplifon.

We have also agreed that Sonus will not negotiate with respect to, provide non-public information in furtherance of, or accept, approve or endorse any unsolicited proposals received from third parties, except when our board of directors determines that the proposal would, if consummated, result in a transaction that is more favorable to Sonus shareholders from a financial point of view than the Amplifon Transaction and failure to do so would constitute a breach of our board's fiduciary duties.

Before entering into discussions with third parties, our board of directors must conclude, among other things, that a failure to do so would constitute a breach of its fiduciary duties under Yukon law. Under Section 124(1) of the Yukon Business Corporations Act, our board of directors has a duty of care requiring that each director exercising his powers and discharging his duties act honestly and in good faith with the view to the best interests of the corporation and with the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances. In determining whether a particular course of action is in the best interests of the corporation, a director, if elected or appointed by the holders of a class of securities or other specified group, may give special, but not exclusive, consideration to the interests of those who elected or appointed that director. Further, under the common law, directors have a duty to act in good faith and avoid conflicts between the directors' interests and the corporation's interests.

If our board receives a competing proposal that it reasonably believes is superior to the Amplifon proposal and it reasonably believes that the person making the proposal has the financial ability to consummate the proposal, our board may amend, withhold, or withdraw its recommendation of Amplifon's proposal to shareholders. In such case, either Sonus or Amplifon may terminate the purchase agreement. Upon such termination, Sonus will be required to pay Amplifon a $1.6 million termination fee.

This nonsolicitation covenant and the specific circumstances in which our board may consider, facilitate, or accept competing proposals are discussed in greater detail under the subheading "The Amplifon Transaction—The Purchase Agreement—Special Provisions Relating to Competing Offers" beginning on page 30 below.
Post-Closing Covenants:	Following closing, Sonus has agreed, among other things:
• To maintain the confidentiality of confidential information,
• Not to compete with Amplifon in a business related to that currently conducted by Sonus for a period of five years,
• To support and cooperate with Amplifon in any litigation relating to the Sonus business, and
• To change its corporate name to a name not including the word "Sonus" as of the date of closing.

Termination Rights:	Amplifon or Sonus may terminate the purchase agreement if, among other things:
	•	The transaction is not completed by October 31, 2002, through no fault of the terminating party, or
	•	The other party commits a material breach under the purchase agreement and does not cure the breach in a timely manner.
Amplifon may terminate the purchase agreement if:
	•	Sonus shareholders fail to approve BOTH the Amplifon Transaction and the Terms of Liquidation and Dissolution, or
	•	Our board of directors withholds or withdraws its favorable recommendation.

Sonus may terminate the purchase agreement if, prior to approval of the transaction by shareholders, we receive an unsolicited proposal from a third party and our board of directors reasonably determines in good faith that:
	•	The proposal will lead to a completed transaction,
	•	The proposal is more favorable to Sonus's shareholders from a financial point of view,
	•	The failure to terminate would constitute a breach of its fiduciary duties under Yukon corporate law, and
	•	The person making the proposal has the financial ability to complete the proposed transaction.
Termination Fees:	Sonus will be required to pay Amplifon termination fees under certain circumstances as follows:
•
A $1.6 million fee, if we receive a superior proposal and our board of directors terminates the purchase agreement or our board of directors withdraws or withholds its favorable recommendation of the Amplifon Transaction to shareholders.
	•	A $1.2 million fee, if our shareholders do not approve the transactions by October 31, 2002, and the $1.6 million fee above is not otherwise payable.

Dissent Rights

        Under the law of the Yukon Territory, dissenters' rights are available in a sale of substantially all the assets of a Yukon corporation. A more detailed discussion of shareholder dissenters' rights in connection with the sale of assets can be found under the heading "The Amplifon Transaction—Dissent Rights" on page 33.

The Terms of Liquidation and Dissolution

        Following the closing of the Amplifon Transaction, we will cease our operations and wind up our affairs pursuant to the Terms of Liquidation and Dissolution. Under the terms for our liquidation and dissolution, it is currently anticipated that transaction proceeds will be expended and distributed approximately as follows:

Proceeds from the transaction	$38,438,000
Amount deposited into escrow	3,000,000
Aggregate distribution to common shareholders ($1.00 per share)	5,524,000
Amounts payable to Brandon Dawson	1,333,500
Estimated transaction and related expenses	1,500,000
Transaction completion bonuses
Daniel J. Kohl, Chief Executive Officer	480,000
Mark Richards, Chief Financial Officer	275,000
Anticipated purchase price reductions related to Scott Klein	175,000
Retained amount to pay obligations and costs of liquidation	50,000

Estimated amount of initial distribution to Warburg	$25,922,500

A more detailed discussion of the Terms of Liquidation and Dissolution can be found under the heading "The Terms of Liquidation and Dissolution" beginning on page 35. Figures above represent our current estimate of amounts payable and in some instances are subject to change based on factors described in greater detail in this proxy statement.

Opinion of Our Financial Adviser

        In deciding to approve the Amplifon Transaction and our subsequent liquidation, the board of directors considered the opinion of Raymond James & Associates, Inc. ("Raymond James"), our financial adviser, that, as of June 18, 2002, and subject to and based upon the considerations outlined in its opinion, the consideration to be distributed to the holders of Sonus common shares in the transactions is fair to the holders of common shares from a financial point of view. This opinion is attached as Appendix E to this proxy statement. We encourage you to read the opinion carefully. In addition, a more detailed discussion of the opinion can be found under the heading "Opinion of Financial Adviser" beginning on page 43.

Interests of Directors and Management in the Transactions

        Brandon Dawson, our former Chairman and Chief Executive Officer and a former director, will benefit financially if the Amplifon Transaction and Terms of Liquidation and Dissolution are approved. Mr. Dawson will receive a total of approximately $1,986,500 if the transactions are approved as proposed and Mr. Dawson exercises all of his rights under his agreements with us. Amounts payable to Mr. Dawson are as follows:

Reason for Payment	Responsible Party	Amount
Severance	Amplifon	$405,000
Stock put rights (865,000 shares with an average original purchase price of approximately $0.82 put to Sonus at $1.50 per share)	Sonus	$1,297,500
Net distribution on stock issuable upon exercise of 400,000 share option exercisable at $0.38 per share	Sonus	$248,000
Payment in lieu of health and automobile benefits	Sonus	$36,000

In addition, Amplifon has the right to extend Mr. Dawson's noncompetition agreement for an additional year by paying Mr. Dawson $480,000. Amplifon has not yet indicated whether it will exercise this right. Mr. Dawson is entitled to severance amounts and health and automobile benefits under his severance agreement regardless of whether the proposed transactions are approved. Payments due to

Mr. Dawson are described in greater detail under the heading "Interests of Directors and Management in the Transactions" beginning on page 44.

        In addition to amounts owed Mr. Dawson, Daniel Kohl, our Chief Executive Officer, Mark Richards, our Chief Financial Officer, and Scott Klein, our President, will receive payments if the transactions are approved and completed, as follows:

Officer	Reason for Payment	Responsible Party	Amount
Mr. Kohl	Severance	Amplifon	$270,000
	One-Year Non-Compete	Amplifon	270,000
	Completion Bonus	Sonus (out of proceeds otherwise payable to Warburg)	480,000
Mr. Richards	Severance	Amplifon	$175,000
	Completion Bonus	Sonus (out of proceeds otherwise payable to Warburg)	275,000
Mr. Klein	Closing Bonus	Amplifon	$78,800

Benefits received by Mr. Klein will result in a $175,000 purchase price adjustment. Mr. Klein intends to enter into employment with Amplifon following completion of the Amplifon Transaction.

        A detailed discussion of the interests of our management and directors in the transactions can be found under the heading "Interests of Directors and Management in the Transactions" beginning on page 44. In addition, some of our executive officers and directors own common shares. See "Share Ownership By Principal Shareholders and Management" beginning on page 52. These individuals, other than Brandon Dawson to the extent described above, will receive the same $1.00 per share distribution from the proceeds of the Amplifon Transaction as other common shareholders.

U.S. and Canadian Federal Income Tax Consequences

        The receipt of cash by Sonus shareholders in the liquidation will be a taxable transaction for federal income tax purposes. You should consult your own tax adviser for a full understanding of the tax consequences of the transactions to you. A more detailed discussion of federal income tax consequences of the transactions can be found under the heading "U.S. and Canadian Federal Income Tax Consequences" beginning on page 48.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        Statements in this proxy statement, to the extent they are not based on historical events, constitute forward-looking statements. Forward-looking statements include, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," and words of similar import. Investors are cautioned that statements of this nature involve known and unknown risks, uncertainties, and other factors, including, among others, the factors described under the heading "Risk Factors" below, that may cause actual events or results to differ materially from those described or implied by forward-looking statements.

RISK FACTORS

RISKS RELATED TO THE AMPLIFON TRANSACTION

Because of the closing conditions in the purchase agreement and the possibility that Amplifon may terminate the purchase agreement in specific instances, we cannot be sure when, or even if, the transaction will be completed.

        The completion of the Amplifon Transaction is subject to the satisfaction of a number of closing conditions, including, among others, that:

  •
  We obtain approval of the Amplifon Transaction and the Terms of Liquidation and Dissolution by holders of our common shares and preferred shares, voting as separate classes,

  •
  We deliver all required third party consents and perform all our obligations under the purchase agreement,

  •
  There is no action, suit, or proceeding pending or threatened that could either prevent completion of the transaction or cause the transaction to be rescinded or materially affect adversely the right of Amplifon to operate our business,

  •
  Our representations and warranties are true in all material respects as of the closing,

  •
  No event has occurred that has had or could reasonably be expected to have a material adverse effect on Sonus, and

  •
  No material casualty loss has occurred with respect to our assets.

We cannot guarantee that we will be able to meet the closing conditions of the purchase agreement or that closing conditions which are beyond our control, such as the absence of pending or threatened litigation, casualty loss with respect to our assets, or events that could reasonably be expected to have a material adverse effect on our business, will be satisfied. If we are unable to meet all conditions or such conditions are otherwise not satisfied, Amplifon will not be required to complete the purchase of our assets. Also, we will be required to pay Amplifon a termination fee of either $1.2 million if our shareholders fail to approve the transaction or $1.6 million if we receive a superior proposal and our board terminates the purchase agreement or withdraws its favorable recommendation to shareholders. If the Amplifon Transaction is not approved or is not completed, our board of directors will be forced to evaluate other alternatives, which may be less favorable to us and our shareholders than the Amplifon Transaction. We will also be forced to seek immediate financing for our operations, which may not be available on acceptable terms, or may only be available on terms that are extremely dilutive to shareholders or impose significant restrictions on our operations.

Failure to complete the Amplifon Transaction could negatively impact our stock price.

        If the Amplifon Transaction is not completed for any reason, the price of our common shares would be expected to decline to the extent that the current market price of our common shares reflects a market assumption that the Amplifon Transaction will be completed. On September 12, 2002, the closing price of our common shares on the American Stock Exchange was $0.95 per share.

The purchase agreement limits our ability to pursue other transactions and provides for payment of termination fees if we do.

        While the purchase agreement is in effect and subject to very narrow exceptions, we are prohibited from soliciting, initiating or encouraging transactions, such as a merger, a sale of assets or other business combination, with any party other than Amplifon. This prohibition limits our ability to obtain a better offer from other possible acquirers. If we receive an unsolicited proposal from a third party and our agreement with Amplifon is terminated so that we may pursue such proposal, we will be required to pay Amplifon a fee of $1.6 million. This fee makes it less likely that a third party will make a proposal to acquire Sonus or any of its assets.

Three of our directors were appointed to our board by Warburg and may have conflicts of interest that make them more likely to support or approve the Amplifon Transaction.

        Three of our directors—Joel Ackerman, David Wenstrup, and Haywood D. Cochrane, Jr.—were elected by Warburg, the holder of all of our preferred shares. Warburg has invested a total of $28.0 million in us (not including debt) and would be a potential source of needed additional capital if we were to continue as an independent entity. Warburg may have an interest in selling the company to achieve an exit from its investment and to avoid investing additional amounts in Sonus. Accordingly, our directors that represent Warburg may be more inclined to support a sale than if they were independent. Also, under Yukon law, a director appointed by the holders of a class or series of shares may give special but not exclusive consideration to the interests of those who elected him. Because Messrs. Wenstrup and Cochrane were elected to our board by Warburg, they were permitted under Yukon law during deliberations by our full board to give some consideration to the interests of Warburg in the Amplifon Transaction and subsequent liquidation. There is a risk that these directors considered Warburg's interests in approving the Amplifon Transaction and that those interests are not aligned with the interests of common shareholders. Mr. Ackerman has not participated in recent board meetings due to personal matters.

Certain of our officers, former officers, and directors will receive additional compensation if the Amplifon Transaction is completed and may therefore be more likely to support the Amplifon Transaction.

        Brandon Dawson and Daniel Kohl will receive significant financial benefits if a transaction is completed, as will certain officers, including Mark Richards, our Chief Financial Officer, and Scott Klein, our President. Mr. Dawson resigned as a director of Sonus on September 12, 2002. You should consider whether these interests may have influenced these directors and officers to recommend or support the Amplifon Transaction.

The fairness opinion obtained by Sonus will not reflect changes in the relative value of Sonus after the purchase agreement was signed.

        In deciding to approve the Amplifon Transaction and the Terms of Liquidation and Dissolution, our board of directors considered the opinion of our financial adviser that, as of June 18, 2002, the consideration to be distributed to the holders of our common shares was fair to the holders of common shares from a financial point of view. We do not intend to obtain an updated fairness opinion from Raymond James. Changes in our operations and prospects, general market and economic conditions, and other factors on which the opinion of Raymond James is based, may alter the future value of Sonus. We urge you to read the opinion in its entirety.

RISKS RELATED TO THE TERMS OF LIQUIDATION AND DISSOLUTION

Liquidating distributions may be delayed or reduced if additional creditors arise or one or more legal actions are commenced before distributions are made.

        Sonus plans to distribute $1.00 per share to common shareholders as soon as practicable following the completion of the Amplifon Transaction. However, the distribution of our assets to shareholders may be delayed for a number of reasons, including the fact that one or more of our creditors might seek an injunction against our making the proposed distributions to you under the Terms of Liquidation and Dissolution.

        Under the Terms of Liquidation and Dissolution and our agreement with Warburg, we will make a distribution to Warburg one business day after the completion of the Amplifon Transaction in the amount of the estimated proceeds available to Warburg after payment of or provision for our other liabilities. If estimates of our liabilities prove too low, additional creditors appear, or legal action is brought against us by creditors or others, it is possible that the planned distribution to common shareholders could be delayed. Further, Warburg is not contractually obligated to return all or any portion of its distribution if such liabilities arise. If liabilities arise during the period before distributions are made to common shareholders and Warburg were to refuse to return a portion of its distribution to cover an unanticipated liability, amounts available to common shareholders could be less than expected. We believe that a decrease in the amount expected to be available for distribution to common shareholders is unlikely but cannot assure you that a decrease or delay in the distribution will not occur.

You could be liable under Yukon law to return some or all of the cash you receive from us if we do not provide for all of our liabilities and expenses.

        If the Terms of Liquidation and Dissolution are approved by shareholders, our board of directors will proceed to liquidate and dissolve the corporation under Yukon law. Yukon law provides that after creditors are notified of the planned dissolution, and the debts of the corporation are paid or adequate provision is made for them, the registrar of corporations in the Yukon Territory will issue a certificate of dissolution which will dissolve the corporation. Despite the dissolution of Sonus, however, an unpaid creditor can still, within two years of the dissolution, bring a lawsuit against Sonus and its former shareholders for the amount unpaid. All shareholders (whether common or preferred) that received proceeds from the liquidation are liable, jointly and severally, to a successful creditor, up to the amount they received in the liquidation. There is no provision in Yukon law that shareholders are liable only for their proportionate share of the proceeds received, but the Yukon Supreme Court may order that an action against shareholders be brought against all shareholders as a class, and on any terms the court thinks fit.

        We intend to pay all known obligations of Sonus out of the proceeds from the Amplifon Transaction. Also, we will establish a contingency reserve in the amount of $50,000 as a provision for payments of our debts and other liabilities after the completion of the Amplifon Transaction. We cannot be certain that the contingency reserve established by us will be adequate to cover all of our expenses and liabilities.

You may not be able to buy or sell our common shares following completion of the Amplifon Transaction and implementation of the Terms of Liquidation and Dissolution.

        Our common shares are currently listed for trading on AMEX. AMEX listing guidelines provide that shareholder approval of a company's liquidation is grounds for delisting that company's stock. Although those guidelines further provide that AMEX will normally permit a liquidating corporation's stock to continue trading until a substantial distribution has been made to shareholders, AMEX has not provided Sonus any assurance that it will permit Sonus's stock to trade following shareholder approval of the liquidation. If AMEX delists our common shares or we request delisting for any reason, your ability to obtain price quotations and buy and sell our common shares will be materially impaired. In addition, we intend to establish a record date for the distribution of $1.00 per common share to common shareholders contemplated by the Terms of Liquidation and Dissolution as soon as practicable after we receive a certificate of intent to dissolve from the registrar of corporations of the Yukon Territory. Once a record date is set, further transfers of shares will be difficult. You likely will not have the ability to liquidate your shares until the planned distribution to common shareholders is completed.

RISKS RELATED TO OUR BUSINESS

If the Amplifon Transaction is not approved by shareholders, we may breach or default on our payment obligations, and we will be forced by our current cash position to consider alternatives which may have a negative impact on shareholder value.

        If the Amplifon Transaction or the Terms of Liquidation and Dissolution are not approved by our shareholders, our board of directors intends to continue exploring strategic alternatives for our business. Possible alternatives include, among others, selling all or a portion of our stock or assets, attempting to raise additional debt or equity financing (which, if available, would likely be very dilutive to common shareholders), changing or curtailing our business strategy, expanding our business, or seeking bankruptcy protection. As of September 6, 2002, we had available approximately $1.5 million of cash and cash equivalents. Should the transaction fail to close, our note payable to Warburg in the amount of $750,000 plus accrued interest will be due as will approximately $500,000 in transaction fees related to legal, accounting and advisory expenses. In addition, if we fail to close the transaction as a result of our inability to obtain shareholder approval, we will owe Amplifon a $1.2 million termination fee. As a result of the foregoing, if the Amplifon Transaction fails and we are not able to obtain repayment concessions from one or more of Amplifon, Warburg, or our creditors, there is a risk that we will not be able to sustain our operations into the future. At this time, the board of directors does not know which alternatives might be considered, or what impact any alternative might have on shareholder value. Any alternative we select may have negative consequences to common shareholders.

Our available cash may not be sufficient to meet anticipated cash needs for working capital and capital expenditures.

        We have incurred net losses of $7.4 million, $3.1 million and $4.9 million for the fiscal years ended July 31, 2001, 2000 and 1999, respectively, and incurred additional net losses of $2.9 million during the nine months ended April 30, 2002. We have incurred legal, accounting, and advisory fees and costs in excess of $500,000 in connection with the Amplifon Transaction, all of which must be paid even if the Amplifon Transaction is not completed. In addition, we may be obligated to pay termination fees to Amplifon of either $1.6 million or $1.2 million as described elsewhere in this proxy statement, which amounts may or may not be available. If the proposed transaction is not completed and we fail to obtain additional debt or equity financing (either of which may not be available on acceptable terms, or at all), we will not have sufficient cash flow to meet our working capital needs while we consider our alternatives.

We may not be able to retain existing personnel and network members.

        Volatility in our stock price and the announcement of our plan to sell our assets may create anxiety and uncertainty within our work force, which may adversely affect employee morale and productivity, in addition to causing us to lose employees whom we would prefer to retain. The same uncertainties could have a similar negative effect on members of the Sonus Network. To the extent that we are unable to retain our existing personnel and network members and maintain our productivity, our business and financial results will likely suffer, which may have a material adverse effect on our financial condition and impair our ability to complete the Amplifon Transaction.

SPECIAL MEETING OF SHAREHOLDERS

SOLICITATION OF PROXIES

        The board of directors of Sonus is using this proxy statement to solicit proxies from Sonus common shareholders for use at the Special Meeting of Shareholders of Sonus to be held at 111 S.W. Fifth Avenue, Suite 1620, Portland, Oregon, on October 22, 2002, at 10:00 a.m. Pacific Time, and at any adjournments thereof.

        The purposes of the special meeting are:

          1.    To consider and vote on a special resolution to approve the Amplifon Transaction as described in the accompanying notice of special meeting;

          2.    To consider and vote on a special resolution to adopt the Terms of Liquidation and Dissolution as described in the accompanying notice of special meeting;

          3.    To consider and vote on a special resolution to amend our Articles to change our corporate name to "SSN Liquidating Corp." as described in the accompanying notice of special meeting; and

          4.    To transact such other business as may properly come before the meeting, or any adjournment thereof.

        The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally and by telegram or telephone by our directors and officers without additional compensation for such services. We will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their reasonable expenses in forwarding soliciting materials to their principals and in obtaining authorization for the execution of proxies. All costs of our solicitation of proxies will be borne by us. A proxy for use at the special meeting accompanies each copy of this proxy statement mailed to holders of Sonus common shares.

        As of September 13, 2002, directors and executive officers of Sonus and their affiliates owned approximately 110,056 common shares, or approximately 1.8 percent of the Sonus common shares outstanding on that date. In addition, Brandon Dawson, who resigned as a director on September 12, 2002, owns 865,000 common shares, or 14.3 percent of Sonus's common shares outstanding on that date. As a result, Sonus's directors and officers, with or without Mr. Dawson, do not hold a sufficient number of shares to ensure that a quorum will be present at the special meeting or that either proposal 1 or proposal 2 will be approved by shareholders. All dollar amounts included in this proxy statement are expressed in United States dollars.

RECOMMENDATIONS OF THE BOARD

        Amplifon Transaction.    The board of directors has approved the purchase agreement with Amplifon and the transactions contemplated by the agreement. The board of directors believes the Amplifon Transaction is advisable and in the best interests of Sonus and its shareholders. Accordingly, the board of directors recommends that the shareholders vote "FOR" the special resolution approving the Amplifon Transaction. See "The Amplifon Transaction—Reasons for the Transaction" beginning on page 26.

        The Amplifon Transaction was unanimously approved by directors participating in a board meeting held June 18, 2002. Directors Brandon Dawson and Joel Ackerman did not participate in the meeting due to technical problems and personal reasons, respectively.

        Terms of Liquidation and Dissolution.    The board of directors has approved the Terms of Liquidation and Dissolution, including the proposed distribution of $1.00 per common share to holders of common shares, and has determined that the transactions contemplated by the terms are advisable and in the best interests of Sonus and its shareholders. Accordingly, the board recommends that you vote "FOR" the special resolution approving the Terms of Liquidation and Dissolution. In making its determination to approve the terms of our liquidation, the board considered, among other things, the opinion of Raymond James, Sonus's financial adviser, that as of the date of the opinion and subject to and based on the considerations in the opinion, the proposed distribution to the holders of common shares was fair from a financial point of view.

        The Terms of Liquidation and Dissolution were approved by directors participating in a board meeting held July 31, 2002. Directors Michael Fiore, Haywood D. Cochrane and Joel Ackerman did not participate in the meeting. Mr. Fiore was out of the country, Mr. Cochrane had prior business commitments, and Mr. Ackerman was attending to personal matters.

        Shareholder approval of BOTH the Amplifon Transaction and the Terms of Liquidation and Dissolution is a condition to the closing of the Amplifon Transaction under the purchase agreement and to the implementation of the Terms of Liquidation and Dissolution. Accordingly, if either the Amplifon Transaction or the Terms of Liquidation and Dissolution are not approved by shareholders, neither the sale of our assets nor our dissolution will occur and each proposal will be abandoned. In addition, Amplifon would be entitled to a termination payment from Sonus of at least $1.2 million.

        Change of Corporate Name.    The board of directors has unanimously approved an amendment to the Articles to change our corporate name from "Sonus Corp." to "SSN Liquidating Corp.", and has determined that the amendment is advisable. Accordingly, the board recommends that you vote "FOR" the special resolution approving the amendment to the Articles. The board will not implement the name change unless the Amplifon Transaction is completed.

VOTES REQUIRED FOR APPROVAL

        On September 13, 2002, Sonus had outstanding 6,067,228 common shares, 2,666,666 Series A Convertible Preferred Shares and 2,500,000 Series B Convertible Preferred Shares. Each common share and Series A share carries the right to one vote at the meeting. Each Series B share carries the right to approximately 1.68 votes at the meeting, or a total of 4,191,998. All of our Series A shares and Series B shares are owned by Warburg.

        Under the laws of the Yukon Territory, the affirmative vote of the holders of two-thirds of each class of our share capital voted by separate class vote at the meeting is required to approve proposal 1 and proposal 2, provided a quorum is present. The affirmative vote of two-thirds of our common shares and preferred shares voted together as a single class is required to approve proposal 3. Warburg owns all of our preferred shares and has agreed to vote for proposals 1 and 2. See "The Amplifon Transaction—Voting Agreement" beginning on page 35. A quorum of shareholders will be established at the meeting if not less than 33 1/3 percent of each class of shares issued and entitled to vote at the meeting are present in person or represented by proxy.

        Only holders of record of common shares or preferred shares at the close of business on the record date will be entitled to receive notice of and vote at the special meeting, except to the extent that a shareholder has transferred ownership of any common shares or preferred shares after the record date and the transferee of those shares has produced properly endorsed share certificates or has otherwise established that the transferee owns the shares and has demanded, not later than October 12, 2002, that the transferee's name be included in the list of shareholders entitled to vote at the meeting, in which case such transferee shall be entitled to vote such shares at the meeting.

        A list of Sonus shareholders entitled to vote at the special meeting is available during normal business hours at the corporate offices of Sonus Corp., 111 S.W. Fifth Avenue, Suite 1620, Portland, Oregon 97204.

APPOINTMENT AND REVOCATION OF PROXIES

        The persons designated in the enclosed form of proxy are officers or directors of Sonus. A shareholder has the right to appoint a person other than the persons designated in the accompanying form of proxy to represent the shareholder at the meeting. The person need not be a shareholder. This right may be exercised either by inserting in the blank space provided on the proxy the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. A shareholder who wishes to be represented at the meeting by proxy must deposit his or her form of proxy prior to 10 a.m. (Calgary time) on October 21, 2002, at the offices of CIBC Mellon Trust Company, Suite 600, 333-7th Avenue SW, Calgary, Alberta, Canada, T2P 2Z1 (P.O. Box 2517, Calgary, Alberta, Canada, T2P 4P4), or deliver it to the chairman of the meeting prior to the commencement of the meeting.

        A shareholder who has given a proxy has the right to revoke it by delivering an instrument in writing executed by the shareholder or his or her attorney authorized in writing or, if the shareholder is a corporation or similar entity, by an officer or attorney thereof duly authorized, and deposited at the offices of CIBC Mellon Trust Company, Suite 600, 333-7th Avenue SW, Calgary, Alberta, Canada, T2P 2Z1 (P.O. Box 2517, Calgary, Alberta, Canada, T2P 4P4), addressed to the Secretary of Sonus, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the meeting on the day of the meeting, or any adjournment thereof. A shareholder may also revoke a proxy by attending the special meeting and voting in person.

VOTING OF PROXIES

        When a proxy in the accompanying form is properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the shares will be voted in favor of proposals 1, 2 and 3. Abstentions with respect to proposals 1, 2 and 3 will have no effect on the vote with respect to these proposals. Brokers or other nominees holding shares of record for U.S. customers will not be able to vote your shares on proposals 1 or 2, unless they receive your voting instructions. "Broker non-votes," which refer to shares as to which a broker or other nominee has indicated on a duly executed and returned proxy or otherwise advised us that it lacks voting authority as to some but not all matters, will have no effect on the required vote on the matter. Broker non-votes will, however, be counted in determining whether a quorum is present at the special meeting to the extent a vote is provided with respect to a proposal.

THE AMPLIFON TRANSACTION

BACKGROUND TO THE TRANSACTION

        In the second half of 2001, our management team began to explore strategic alternatives for Sonus, including corporate partnering and acquisition possibilities, additional fund-raising, and the sale of all or a substantial portion of our operations.

        In October 2001, we held limited discussions and exchanged limited information with one of our major competitors regarding its interest in being acquired by us. On November 2, 2001, the competitor informed us that its board of directors had determined that a sale was not in the best interests of its shareholders at that time.

        In late 2001 and continuing into early 2002, we approached commercial banks, asset-based lenders, private equity investors, and our major suppliers, GN Great Nordic A/S, Phonak, Inc., and Sonic Innovations, Inc., seeking $5 million for operating purposes. These efforts, which included requesting GN Great Nordic A/S to convert $5 million of our $20 million acquisition line of credit that it had extended to us in June 2001 to an operating line of credit, were unsuccessful. We also received a proposal from Warburg, the holder of our Series A and Series B convertible preferred shares, to provide us with $5 million in exchange for issuing a new series of preferred shares to Warburg initially convertible at $0.65 per share into 7,692,308 common shares, which would have represented 37.2% of our outstanding common shares on a fully diluted basis and would have resulted in Warburg beneficially owning approximately 70.4% of our common shares. The beneficial ownership of our common shares by common shareholders on a fully diluted basis would have dropped from approximately 47.8% to approximately 29.6%. The new series of preferred stock was to vote as a single class with the common shareholders on an as-if-converted basis and carry an 8 percent payment-in-kind dividend (meaning that new shares would be issued at the same price to pay the dividend). The dividend would become payable in cash on the fifth anniversary of issuance and the rate would increase to 12 percent. The dividend rate would further increase to 15 percent on the sixth anniversary and 18 percent on the seventh anniversary. Warburg would have the right to appoint a majority of our board of directors. Finally, a portion of the proceeds from the new series of preferred stock would be required to be used to pay all debt and accrued interest then owing to Warburg (approximately $1.5 million). Warburg withdrew the offer on or about January 28, 2002.

        At a meeting on January 17, 2002, our board of directors discussed strategic alternatives potentially available to us. These alternatives were to:

  •
  Continue operating as an independent company.

  •
  Purchase a significant competitor in order to achieve increased scale quickly.

  •
  Sell our company-owned hearing centers and focus on building the Sonus Network portion of our business, or

  •
  Sell the entire company as a whole.

        In considering whether to remain independent, our board compared the benefits of building long-term value for shareholders by being a market leader to the drawbacks of our need for significant additional capital that would be difficult to obtain and likely cause significant dilution to common shareholders, our lack of sound management information systems, declining same-store revenue, the difficulty of obtaining support from our major suppliers, and the necessity of focusing our resources on correcting problems rather than on growing our business.

        In evaluating the alternative of buying a significant competitor, the board weighed the potential benefits of possibly obtaining better management information systems, increasing leverage with suppliers and entering new geographic markets against the challenges of integrating the organizations, the need for significant capital to complete an acquisition, and managing a significantly larger organization effectively with our existing management team.

        Our board also considered selling our company-owned hearing centers and focusing on developing the Sonus Network. By selling our company-owned stores, significant reductions in overhead and other costs might be realized. However, the buying power possessed by the company-owned stores would be lost and the support of suppliers would be more difficult to achieve without a significant number of company-owned stores. In addition, we would lose an important method of testing new programs before rollout to the Sonus Network and, if we were forced to sell one location at a time, the sale process would be time consuming, a diversion to valuable management resources, and potentially quite difficult.

        In considering selling the entire company, our board considered whether significant value could be obtained, the liquidity that would be provided to shareholders, the number of potential buyers, and the distraction that a sale process would cause.

        After discussion, our board instructed management to simultaneously pursue all of the strategic options discussed, including formulating a plan to restructure our existing operations by selling or closing hearing care centers, continuing to seek additional capital, and engaging an investment banker to assist in identifying potential purchasers for our business. On January 24, 2002, we retained Raymond James to act as our financial adviser in connection with a sale or merger transaction. In choosing Raymond James, our board of directors considered, among other things, the recommendation of Daniel J. Kohl, our chief executive officer, and the experience and expertise of Raymond James in the health care industry.

        In early February 2002, Jeffrey P. Bilas, President of Amplifon, after speaking with Brandon M. Dawson, the then chairman of our board, contacted Mark Richards, our chief financial officer, regarding a strategic arrangement or potentially supplying operating capital to Sonus. On February 11, 2002, Mr. Kohl and Mr. Richards contacted Mr. Bilas to inform him that, rather than seeking $5 million of operating capital, we were considering a sale of our businesses and that a confidential information memorandum was being prepared for distribution to a select group of potential purchasers. Our reasons for considering a sale of our business rather than seeking operating capital were:

  •
  Our inability to locate any funding source indicated that the probability of finding additional capital was remote.

  •
  After additional analysis, management believed that the amount of capital needed to achieve key objectives could be significantly greater than the $5 million that we had been seeking.

  •
  Our failure to persuade Warburg to renegotiate the terms of our Series A and Series B convertible preferred shares.

  •
  Historical sales information from hearing industry trade publications shows only minimal growth in hearing instrument unit sales volume since 1998.

        During February 2002, while the confidential information memorandum was being prepared, we, with the assistance of our financial adviser, developed a list of potential purchasers for our business. This list included four primary purchaser targets, including Amplifon, and 20 secondary purchaser targets. The primary purchaser targets included other national networks of audiologists and hearing aid dispensers and significant international retailers and/or manufacturers of audiology equipment and hearing care instruments. These entities, some of which are large conglomerates, have annual revenues ranging from approximately $350 million to approximately $900 million. The group of secondary purchaser targets included a variety of domestic and international providers of hearing care and other health services as well as manufacturers of hearing products, many of which are privately held and as to which reliable financial information is not publicly available.

        In March 2002, representatives of Raymond James engaged in discussions with the four primary purchaser targets regarding their interest in acquiring our stock or assets. Raymond James interacted with only one of the secondary purchaser targets.

        Between March 5, 2002, and March 14, 2002, representatives of Raymond James and Amplifon exchanged information by telephone regarding Amplifon's interest in acquiring Sonus. Representatives of Raymond James sent Amplifon a confidential information memorandum on March 7, 2002.

        On March 16, 2002, Amplifon sent us a draft indication of interest specifying a purchase price of $25.0 million. Mr. Kohl told Mr. Bilas that he would inform our board of the indication of interest, but that at a purchase price of $25.0 million, the board would likely want to disseminate the confidential information memorandum in order to solicit other offers.

        Mr. Kohl and Mr. Richards met with Mr. Bilas, Alessandro Baldissera Pacchetti, Amplifon S.p.A.'s Chief Executive Officer, and Robert Wabler, Amplifon's Chief Financial Officer, on March 20, 2002, in Portland, Oregon, to further discuss the possibility of a business combination.

        At the meeting, Mr. Kohl reiterated that the proposed purchase price of $25.0 million was insufficient. Amplifon sent us a revised indication of interest specifying a purchase price of $35.5 million on March 23, 2002. The revised indication of interest proposed to require Sonus to enter into a binding agreement not to take any action to encourage, solicit, initiate, or otherwise facilitate the submission by a third party of, or to negotiate or enter into any agreement with a third party with respect to, a proposal to acquire our business until after a certain date (the "Exclusive Period"). Following consultation with our board, Mr. Kohl informed Mr. Bilas that the proposed purchase price was insufficient in view of Amplifon's request for the Exclusive Period. Following additional conversations among Mr. Kohl, Mr. Bilas, and Riley Sweat, a managing director of Raymond James, our board of directors met on March 29, 2002, and approved the execution by Mr. Kohl of a non-binding indication of interest from Amplifon, dated March 29, 2002, specifying a purchase price of $40.0 million for the businesses of Sonus. The indication of interest provided for an Exclusive Period that expired on April 20, 2002, during which time Amplifon's representatives were to engage in a due diligence review of our businesses.

        In agreeing to the Exclusive Period, our board considered, among other things, the financial strength and level of interest expressed by Amplifon compared to other identified candidates, Amplifon's unwillingness to continue negotiations without it, our financial situation, and the relatively short period of time initially covered. As noted below, our board approved extensions of the Exclusive Period on several occasions. The extensions were approved in each instance after review and discussion by our board of the progress that had been made by the parties toward reaching a definitive agreement and the risk of weakening our negotiating position with Amplifon in the event that, following the termination of the Exclusive Period, other potential purchasers were unable or unwilling to significantly improve upon the terms that had been negotiated with Amplifon.

        Other identified candidates to purchase our business declined to participate or failed to respond in a timely manner to our requests for indications of interest. One potential purchaser expressed interest in the Sonus Network and our Hear PO Corp. subsidiary, but our board decided not to pursue this possibility because it believed that our business would be more valuable as a whole than in parts and that selling a portion of our business was not a viable alternative and possibly would violate the contractual terms of or adversely affect our relationships with suppliers and other business partners. Ultimately, the only formal offer we received for our business came from Amplifon.

        Between April 8, 2002, and May 1, 2002, representatives of Amplifon conducted a due diligence review of our operations. On April 24, 2002, the board of directors of Sonus met to discuss the process that had been followed to date in attempting to locate a potential buyer and the status of the proposal that had been received from Amplifon. The board approved the extension of the Exclusive Period until April 27, 2002.

        Our board of directors met on April 30, 2002, and approved the extension of the Exclusive Period until May 4, 2002. At the April 30 meeting, the board also discussed a proposed resolution to establish a special committee of the board (the "Special Committee") comprised of Leslie H. Cross, Michael T. Fiore, and Gregory G. Schott, who were not affiliated with Warburg and did not otherwise have a substantial personal financial interest in the proposed transaction, to evaluate (1) an offer by Amplifon to purchase our businesses in exchange for a cash payment to be negotiated, (2) whether we should seek other acquisition proposals, or (3) alternatively, whether we should attempt to raise additional capital necessary to continue operating as an independent entity. The proposed resolution was adopted by unanimous written consent of our board of directors dated May 1, 2002.

        On May 3, 2002, representatives of Katten Muchin Zavis Rosenman ("KMZR"), outside counsel to Amplifon, delivered to us an initial draft of a purchase agreement. Our board of directors met on May 6, 2002, and approved extending the Exclusive Period until May 11, 2002.

        On May 8, 2002, Mr. Kohl spoke with Mr. Bilas by telephone and discussed certain issues raised by the initial draft of the purchase agreement, including placing a portion of the purchase price in escrow, the extent to which we would indemnify Amplifon for breaches of representations and warranties contained in the purchase agreement, and the amount of the fee to be paid to Amplifon in the event the purchase agreement was terminated by us in response to a superior proposal from a third party.

        On May 10, 2002, the board met, discussed the draft purchase agreement, and, at the request of Amplifon, extended the Exclusive Period until May 18, 2002. Later on May 10, 2002, the Special Committee met and discussed Warburg's rights to a liquidation preference under our Articles and an analysis prepared by Raymond James of the impact on our common shareholders of financing alternatives based on assumptions regarding our needs for additional funding. The Special Committee directed Mr. Kohl to continue his negotiations with Amplifon.

        On May 14, 2002, Miller Nash LLP ("Miller Nash"), our outside counsel, sent a revised draft of the purchase agreement to KMZR that contained numerous changes to the terms and conditions of the proposed purchase agreement, including but not limited to the conditions to the proposed transaction, circumstances under which the purchase agreement could be terminated, restrictions on our ability to solicit or negotiate an alternative transaction and exceptions thereto, representations and warranties to be made by the parties, restrictions on the conduct of our business during the pendency of the transaction, the amount of funds that were to be held in escrow following the consummation of the transaction, and provisions regarding indemnification by the parties.

        Our board of directors met on May 15, 2002, and extended the Exclusive Period until May 25, 2002. Later on May 15, 2002, the Special Committee met and received a report from representatives of Ernst & Young LLP regarding the tax consequences of structuring the Amplifon Transaction as a merger versus a purchase of the stock of our operating subsidiaries.

        On May 15, 2002, and May 16, 2002, representatives of KMZR, Miller Nash, and Willkie Farr & Gallagher ("Willkie"), outside counsel to Warburg, held telephone conference calls to discuss the revised draft of the purchase agreement that had been distributed by Miller Nash on May 14, 2002.

        On May 22, 2002, the board met and discussed the status of negotiations regarding the purchase agreement and the impact of unresolved issues on the amounts that might ultimately be distributed to our shareholders. The major issues that remained unresolved at that time were whether to structure the transaction as a merger or the sale of stock of our operating subsidiaries, which party was to bear responsibility for severance payments to Mr. Kohl, Mr. Richards, and Mr. Dawson and the timing of those payments to Mr. Kohl and Mr. Richards, which party would take over our ongoing lawsuit against Siemens Hearing Instruments, Inc. ("Siemens"), the wording of a representation regarding consignment inventory that Siemens alleged was held by us, whether to adjust the purchase price for potential liabilities for software used by us in our business and for marketing materials to be provided to certain members of the Sonus Network, the amount of the termination fee, the amount at which our indemnification liability would be capped, the amount of claims that must be incurred by Amplifon before we would be obligated to indemnify them, and the terms of the voting agreement between Amplifon and Warburg.

        On May 23, 2002, counsel for us, Amplifon, and Warburg held a conference call to discuss whether our common and preferred shareholders would vote as separate classes on the Amplifon Transaction.

        On May 24, 2002, Mr. Bilas called Mr. Kohl and informed him that he was unwilling to concede any of the remaining unresolved issues. Also on May 24, 2002, representatives of Miller Nash, KMZR, and Ernst & Young LLP held a telephone conference call to discuss the transaction structure and related tax issues.

        At a board meeting on May 29, 2002, Mr. Kohl reported that the issues discussed on May 22, 2002, remained unresolved. The board determined to extend the Exclusive Period to June 5, 2002. On June 3, 2002, Mr. Kohl, Mr. Sweat, and Mr. Bilas, along with representatives from KMZR, met in Chicago, Illinois, to attempt to negotiate the unresolved issues. Other representatives of Sonus and Miller Nash participated in the negotiations by telephone. The meeting ended with the parties agreeing that they had reached an impasse because they were unable to come to agreement on these issues.

        On June 5, 2002, our board of directors received an update on the June 3, 2002, meeting in Chicago, Illinois, and recommended that Mr. Bilas be contacted and reminded that the Exclusive Period had ended, but that Sonus was still willing to attempt to resolve the remaining issues. Our board of directors met again on June 6, 2002, at which time it was informed that Mr. Sweat had reached an agreement in principle with Mr. Bilas that the purchase price would be $38.438 million, we would be responsible for satisfying all transaction expenses out of the purchase price, the termination fee would be $1.6 million in the event of a superior offer, and there would be a termination fee of $1.2 million in the event that shareholder approval of the transaction was not obtained. The board extended the Exclusive Period to June 12, 2002, and authorized Sonus representatives to continue negotiating the terms of a definitive purchase agreement with representatives of Amplifon.

        Later on June 6, 2002, the Special Committee met with a representative of Warburg to discuss allocating a portion of the proceeds of the proposed sale transaction to our common shareholders in excess of what such holders would otherwise be entitled to (the "Common Allocation"). The Special Committee was informed that Warburg's liquidation preference under our Articles would likely be in excess of $34.5 million and that net proceeds from the transaction available to shareholders after payment of known liabilities and estimated transaction costs were expected to be less than $35.6 million (including any amounts to be held in escrow), leaving at most approximately $1.1 million, or approximately $0.20 per share, available for distribution to common shareholders in the absence of a Common Allocation.

        The Special Committee met again on June 7, 2002, and instructed Mr. Kohl to inform Warburg of the Special Committee's expectations that Warburg agree that the common shareholders receive a negotiated sum as the Common Allocation and that the due date of the $1.5 million promissory note payable to Warburg on June 19, 2002 (the "Warburg Note"), be extended. Also on June 7, 2002, representatives of KMZR, Miller Nash, and Willkie held a telephone conference call regarding the schedules to the purchase agreement.

        On June 10, 2002, the Special Committee met to review an offer of $0.50 per common share made by Warburg regarding the Common Allocation. The Special Committee met on June 11, 2002, with a representative of Warburg to negotiate an increase in the Common Allocation. Later on June 11, 2002, the Special Committee met again and was informed that Warburg had agreed to increase the Common Allocation such that each common share would receive $1.00 out of the proceeds of the Amplifon Transaction and to extend the maturity date as to one-half of the outstanding principal on the Warburg Note to the approximate time of the completion of the sale transaction.

        Representatives of KMZR, Miller Nash, and Willkie held a telephone conference call on June 11, 2002, regarding the language of representations in the agreement regarding accounts receivable, consignment inventory, and net operating loss carryforwards, the amount of claims that must be incurred by Amplifon before we would be obligated to indemnify them, and the timing of severance payments to Mr. Kohl and Mr. Richards.

        At a meeting on June 12, 2002, the board of directors was informed that Warburg was willing to allocate $1.00 to each common share out of the proceeds of the transaction, or a total of approximately $5.7 million, extend the maturity of a portion of the Warburg Note, and be at risk for the entire $3.0 million escrow fund to be established as part of the sale transaction.

        On June 13, 2002, representatives of KMZR, Miller Nash, and Willkie continued to negotiate the terms of the purchase agreement. Unresolved issues were the timing of severance payments for Mr. Kohl and Mr. Richards, the wording of representations in the purchase agreement regarding net operating loss carryforwards, accounts receivable, and consignment inventory, and the amount of claims that must be incurred by Amplifon before we would be obligated to indemnify them.

        On June 15, 2002, Raymond James delivered to our board of directors for their review draft copies of the fairness opinion that it was prepared to deliver in connection with the Amplifon Transaction, along with information that it had prepared to accompany the fairness opinion.

        On June 17, 2002, our board of directors met briefly to receive an update on the status of the transaction and representatives of KMZR, Miller Nash, and Willkie held a telephone conference call regarding finalization of the purchase agreement. In addition, Mr. Bilas and Mr. Kohl, Mr. Sweat and Mr. Wenstrup engaged in numerous telephone conferences regarding the resolution of unresolved issues as of June 13th described above.

        On June 18, 2002, the Special Committee met and received the opinion of Raymond James that the consideration to be distributed to holders of common shares in the transaction and subsequent liquidation was fair, from a financial point of view, to the holders of Sonus common shares as of that date, and recommended that the transaction be presented to the full board of directors for approval. In addition, Mr. Kohl reported to the Special Committee regarding the resolution of final issues. A representative of Miller Nash then summarized the terms of the final purchase agreement and agreement with Warburg that included the Common Allocation and answered questions from members of the committee.

        Following the Special Committee meeting, our board of directors met by conference call to discuss the proposed transaction. All of the directors were present at the meeting except Brandon M. Dawson and Joel Ackerman. Mr. Dawson did not participate because he was unable to connect to the conference call and Mr. Ackerman did not participate because he was required to attend to personal matters. At the meeting, which lasted 65 minutes, the board received the recommendation of the Special Committee that the asset sale be approved, along with the opinion of Raymond James that the consideration to be distributed to holders of common shares in the transaction and subsequent liquidation was fair, from a financial point of view, to the holders of Sonus common shares as of that date. Mr. Kohl briefed board members regarding the resolution of final issues in the transactions. After discussion, the six directors present, consisting of Haywood D. Cochrane, Jr., Leslie H. Cross, Michael T. Fiore, Daniel J. Kohl, Gregory G. Schott, and David J. Wenstrup, unanimously approved the Amplifon Transaction and essential terms for our liquidation and instructed management to finalize and execute the purchase agreement. The purchase agreement was signed late on the evening of June 18, 2002, and a press release announcing the transaction was issued the following morning.

        On June 19, 2002, a meeting of our board was held to discuss transaction completion bonuses for certain of our executive officers. Mr. Kohl was asked not to attend the meeting. Please see the discussion under the heading "Interests of Directors and Management in the Transactions—Transaction Bonuses" beginning on page 47 for a discussion of bonuses payable to Mr. Kohl, our Chief Executive Officer, and Mr. Richards, our Chief Financial Officer, that were approved by directors at this meeting. Directors participating in the meeting and voting in favor of transaction bonuses included Haywood Cochrane, Leslie Cross, Michael Fiore, Gregory Schott, and David Wenstrup. The directors voting in favor of the transaction completion bonuses indicated that the rationale for such bonuses was to provide an incentive to help ensure the success of the Amplifon Transaction. They were also influenced by the fact that the bonuses would not affect the amount to be received by common shareholders upon our liquidation following the completion of the Amplifon Transaction. Brandon Dawson voted against the bonus for Mr. Kohl based on his assessment of Mr. Kohl's performance as Chief Executive Officer, the decrease in the value of Sonus's common shares since Mr. Kohl became Chief Executive Officer, and his belief that adequate incentives to ensure the success of the Amplifon Transaction were already in place. Joel Ackerman did not participate in the meeting due to personal matters.

        One of our directors, Brandon Dawson, resigned as a director on September 12, 2002. Mr. Dawson indicated that he resigned due to his desire to discuss freely with other major shareholders of Sonus matters to be considered at the special meeting. Mr. Dawson further indicated that his resignation was tendered because he is no longer directly involved in our management. Mr. Dawson has informed us that he remains undecided with respect to how he will vote his shares at the meeting.

REASONS FOR THE TRANSACTION

        In arriving at its determination to approve the Amplifon Transaction, our board of directors considered the opportunity that the transaction would provide to common shareholders to secure a premium over recent market prices of Sonus common shares in a market that is relatively illiquid, as well as to receive more than they would otherwise receive considering the liquidation preference rights of Warburg. The average closing price of our common shares from January 1, 2002, until the Amplifon Transaction was announced on June 19, 2002, was $0.60 and the average daily trading volume during that period was 4,391 shares. In comparing the effect of a sale to Amplifon with our prospects if Sonus remained an independent company, our board of directors considered various factors. These factors included:

  •
  Our weak cash position and the need to obtain additional financing in the near future, which favored a sale to Amplifon. Our ongoing efforts to raise additional capital had not been successful and a change from past experience did not seem likely.

  •
  The high likelihood that any financing, if it could be obtained, would result in substantial dilution to common shareholders or onerous terms for Sonus. This factor also weighed in favor of a sale of our business.

  •
  Our need to make a substantial investment in information systems in order to continue to grow our business. Given our lack of cash and our difficulty in obtaining additional capital, the board did not consider remaining independent to be an attractive option.

  •
  The negative impact that a significant drop in monthly revenues, if it were to occur, would have in light of our weak financial condition. This factor weighed in favor of a sale.

        In the course of its deliberations, our board of directors considered, among other things:

  •
  Historical information concerning our business prospects, financial performance and condition, operations, information systems, management, supplier relationships, and competitive position. Based on this historical information, the likelihood of a significant turnaround appeared slight and favored a decision to sell to Amplifon.

  •
  Current financial market conditions and historical market prices, volatility, and trading information with respect to our common shares. Weak financial market conditions, as well as our own low share price and volume, indicated that a sale may offer a better return to shareholders.

  •
  The historical lack of liquidity available to our common shareholders, which favored a sale to Amplifon.

  •
  Recent demands by our banking institutions for additional collateral, which further strained our cash position. With prospects of raising additional capital considered to be poor, this factor favored selling to Amplifon.

  •
  The fact that the $1.5 million promissory note made in favor of Warburg was scheduled to mature on June 19, 2002. As discussed previously, the difficulty of obtaining additional capital favored a sale to Amplifon.

  •
  The lack of industry-wide growth in recent years, which did not support a strategy of remaining independent.

  •
  The strong market presence and financial condition of Amplifon, which gave support to the conclusion that a sale transaction would be well received in the market and could ultimately be completed.

  •
  The belief that the terms of the purchase agreement, including the parties' representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable in light of the transaction as a whole.

  •
  The fact that the purchase agreement permits our board of directors to furnish information to, or to engage in negotiations with, third parties and to terminate the purchase agreement, in each case only in response to an unsolicited superior proposal in accordance with the terms described below under the subheading "The Amplifon Transaction—The Purchase Agreement—Special Provisions Relating to Competing Offers" beginning on page 30 and the belief of the Sonus board that the payment by Sonus of a termination fee of $1.6 million to Amplifon in the event of such a termination was fair and would not unreasonably discourage third parties from making a superior proposal. Our board of directors formed this belief based on the size of the termination fee in relation to the purchase price and on discussions with representatives of Raymond James regarding its experience with other transactions that included termination fees of similar proportion.

  •
  The consideration to be received by the holders of Sonus common shares and a comparison of similar recent transactions. The fact that common shareholders would receive cash and a significant premium to the recent market price of the common shares that was in line with similar recent transactions was believed to favor approval of the Amplifon Transaction.

        The board of directors also identified and considered the following potentially negative factors in its deliberations, which the board determined did not outweigh, either individually or in the aggregate, the benefits to Sonus and its shareholders expected to be derived from the Amplifon Transaction:

  •
  The risks of disrupting Sonus's operations and impairing its ability to motivate and retain employees, to acquire and retain customers, and to maintain its relationships with its suppliers as a result of uncertainties created by the public announcement of the Amplifon Transaction.

  •
  The possibility that the Amplifon Transaction may not be completed even if approved by Sonus's shareholders.

  •
  The impact of the $1.2 million termination fee if the Amplifon Transaction was not approved by our common shareholders. Our board of directors determined that the termination fee was fair based on Amplifon's refusal to sign the purchase agreement without a means of recouping its costs in the event that shareholder approval was not obtained and the board's belief that the Amplifon Transaction was in the best interests of shareholders and would receive shareholder approval.

  •
  The income tax impact to shareholders of receiving cash for their Sonus shares in the liquidation.

  •
  The interests of directors and officers of Sonus resulting from the Amplifon Transaction and subsequent liquidation in addition to their interests generally as Sonus shareholders (see "Interests of Directors and Management in the Transactions" beginning on page 44).

  •
  Other applicable risks described under "Risk Factors—Risks Related to the Amplifon Transaction" beginning on page 13.

THE PURCHASE AGREEMENT

        This is a summary of the material provisions of the purchase agreement, a copy of which is attached as Appendix A to this proxy statement. You should refer to the full text of the purchase agreement for details of the sale of assets and the terms and conditions of the purchase agreement.

The Sale of Assets

        When the Amplifon Transaction is completed, Amplifon will purchase substantially all of Sonus's assets, consisting of all of the stock of its operating subsidiaries, Sonus-USA and Sonus-Canada, and certain other assets (including contract and other rights) for a purchase price of $38,438,000 in cash (subject to certain adjustments described below). In addition, Amplifon will assume approximately $1.1 million in liabilities of Sonus or its subsidiaries related to severance and noncompete obligations to our officers and former officers.

        The purchase price paid by Amplifon will be reduced by an amount equal to (1) expenses paid or incurred by Sonus-USA or Sonus-Canada in connection with the Amplifon Transaction, (2) amounts paid prior to completion of the transaction in respect of any irregularities in Sonus's Medi-Cal billing procedures, (3) amounts paid prior to closing to the California Franchise Tax Board, (4) additional severance arising from pre-closing terminations of employees by Sonus, and (5) $175,000 if Sonus and Scott Klein amend Mr. Klein's employment agreement prior to closing on terms acceptable to Amplifon and Scott Klein does not terminate his employment agreement before the closing.

        Of the total purchase price, $3.0 million will be paid by Amplifon into an interest-bearing escrow account established to secure potential liabilities of Sonus under the terms of the purchase agreement. The escrow will remain in place for one year from the date of closing except to the extent Amplifon has identified additional liabilities or inaccuracies in our representations and warranties prior to the date the escrow funds are to be disbursed, in which case the disputed amount will be retained beyond the expiration of the escrow until the actual liability is determined. All proceeds remaining in escrow at the time of its termination will be distributed to Warburg. For additional details relating to the escrow agreement, please see the subsection below entitled "The Amplifon Transaction—Escrow Agreement" beginning on page 34.

Closing Date

        The Amplifon Transaction will close on the second business day following the date when the last of the conditions to the transaction are fulfilled or waived or at any other time that the parties mutually agree. It is expected that the closing will occur promptly following approval of the Amplifon Transaction and related Terms of Liquidation and Dissolution by Sonus shareholders.

Representations and Warranties

        The purchase agreement contains representations and warranties made by us to Amplifon relating to such matters as:

  •
  Our corporate organization,

  •
  Authorization, execution, delivery, performance and enforceability of the purchase agreement and other related agreements,

  •
  The absence of any violation of, or conflict with, our Articles or bylaws, or any material contracts to which we are a party,

  •
  Required consents of third parties, approvals and authorizations needed to consummate the purchase agreement,

  •
  Our capital structure, subsidiaries and outstanding capital stock,

  •
  Our financial statements and the accuracy and completeness of our reports filed with the Securities and Exchange Commission or otherwise provided to Amplifon,

  •
  The absence of material adverse developments in our business since April 30, 2002,

  •
  The absence of undisclosed liabilities,

  •
  Tax matters, including the amounts of net operating losses,

  •
  The validity of our accounts receivable,

  •
  The quantity and quality of our inventories and the condition of consigned goods,

  •
  Intellectual property owned by us and third-party intellectual property used in our operations,

  •
  Our contracts and the enforceability thereof,

  •
  Our insurance coverage,

  •
  Our involvement in litigation,

  •
  Our product warranties and absence of material claims for product liability,

  •
  Our employee benefit plans, employment agreements and compliance with laws related to employee benefits and employment,

  •
  Our compliance with environmental laws,

  •
  Our compliance with all applicable laws,

  •
  Our suppliers, and

  •
  The accuracy and completeness of our representations and warranties.

        The purchase agreement also contains representations and warranties by Amplifon relating to such matters as:

  •
  Corporate organization and similar corporate matters,

  •
  Authorization, execution, delivery, performance, and enforceability of the purchase agreement and other related agreements, and

  •
  The investment intent of Amplifon in purchasing our subsidiaries' stock.

Covenants

        In addition to making the representations and warranties described above, we have also agreed that, during the period from the date the purchase agreement was signed until the closing of the Amplifon Transaction, we will:

  •
  Use our reasonable best efforts to cause the consummation of the transaction, including the satisfaction of all closing conditions set forth in the purchase agreement;

  •
  Provide notices to third parties and use our reasonable best efforts, not involving the payment of money or other consideration, to obtain any third-party consents to the transaction, or additional consents that Amplifon may reasonably request;

  •
  Carry on our business in the ordinary course and in a manner that will not cause or result in any misrepresentation or breach of a warranty made under the purchase agreement, as described above, except with the prior written consent of Amplifon;

  •
  Cause each of our subsidiaries to carry on its business in the same manner as conducted as of the date of the signing of the purchase agreement and cause each of them to use its reasonable best efforts to keep its business and properties substantially intact;

  •
  Allow Amplifon and its advisers reasonable access to our premises, properties, books and records;

  •
  Give prompt notice to Amplifon of any material developments affecting Sonus, its assets, business, financial condition, or results of operations or any event that would likely affect the future prospects of Sonus;

  •
  Not take certain specified actions prohibited under the terms of the purchase agreement without the prior written approval of Amplifon, including, among others, making any amendments to our Articles or bylaws, incurring any additional indebtedness or guaranties, issuing debt or equity securities, providing for salary increases or bonuses outside of Sonus's ordinary course of business, amending any contracts to be assumed by Amplifon, declaring any dividends or other distributions, or agreeing to any acquisition, provided that payments under our promissory note issued to Warburg are permitted without prior approval;

  •
  Provide Amplifon true and complete copies of our financial statements at regular intervals, which financial statements must be prepared on a basis consistent with past practice; and

  •
  Call and hold the special meeting of shareholders to which this proxy statement relates as promptly as practicable and, subject to fiduciary duties, recommend the transactions contemplated by the purchase agreement to our shareholders (subject to certain exceptions) and use all reasonable efforts to solicit proxies from shareholders and secure the vote of shareholders in favor of the transactions contemplated by the purchase agreement.

        In addition, we have agreed from and after closing, among other things:

  •
  To cooperate reasonably with respect to any litigation relating to the Amplifon Transaction or events prior to closing involving our subsidiaries (which agreement Amplifon has also provided to us),

  •
  To maintain the confidentiality of all of our confidential information,

  •
  Not to compete with Amplifon in a similar business for a period of five years, and

  •
  To change our corporate name to a name not including the word "Sonus."

Special Provisions Relating to Competing Offers

        No Solicitation of Competing Proposals.    Under the purchase agreement, Sonus has agreed to refrain from, directly or indirectly, soliciting, initiating, or encouraging competing proposals from third parties.

        Unsolicited Competing Proposals.    Sonus has also agreed not to enter into discussions or furnish any nonpublic information in connection with any unsolicited competing proposal, unless such proposal constitutes a superior proposal. An unsolicited proposal will constitute a superior proposal if the Sonus board of directors reasonably concludes that:

  •
  The proposal is financially superior to the transaction proposed by Amplifon, and

  •
  The proposal would be consummated.

Prior to approval of the Amplifon Transaction by Sonus shareholders, the Sonus board may enter into discussions or provide nonpublic information in connection with an unsolicited superior proposal if:

  •
  The board enters into a confidentiality agreement with the party making the superior proposal, and

  •
  The board reasonably believes that it is required by its fiduciary duties to enter into discussions or provide information.

Prior to approval of the Amplifon Transaction by Sonus shareholders, the Sonus board may also accept and recommend to shareholders a superior proposal and may withdraw or withhold its recommendation to shareholders to approve the Amplifon Transaction upon reasonably determining that:

  •
  Such action is required by the board's fiduciary duties, and

  •
  The party making the superior proposal is capable of obtaining adequate financing to consummate the superior proposal.

Either Amplifon or Sonus may terminate the purchase agreement if the Sonus board, after consideration of a superior proposal, withdraws or withholds its recommendation of the Amplifon Transaction as described above. In the event of such termination, Sonus will be required to pay Amplifon a termination fee of $1.6 million (as described below), which the Sonus board has concluded is reasonable under the circumstances.

        Before entering into discussions with third parties, our board of directors must conclude, among other things, that such action is required by its fiduciary duties under Yukon law. Under Section 124(1) of the Yukon Business Corporations Act, our board of directors has a duty of care requiring that each director exercising his powers and discharging his duties act honestly and in good faith with the view to the best interests of the corporation and with the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances. In determining whether a particular course of action is in the best interests of the corporation, a director, if he is elected or appointed by the holders of a class of securities or other specified group, may give special, but not exclusive, consideration to the interests of those who elected or appointed that director. Further, under the common law, directors have a duty to act in good faith and avoid conflicts between the directors' interests and the corporation's interests.

        Three of our directors—Messrs. Ackerman, Wenstrup and Cochrane—were elected to our board of directors by Warburg, and are, therefore, permitted under Yukon law to give some consideration to the interests of Warburg in the transaction. Because of the potential conflicts of interest of some of our directors, on April 30, 2002, our board of directors established the Special Committee comprised of Leslie H. Cross, Michael T. Fiore, and Gregory G. Schott, who were not affiliated with Warburg and did not otherwise have a substantial personal financial interest in the proposed transaction, to consider the Amplifon Transaction and provide a recommendation with respect to the transaction and other matters to the full board.

Indemnification

        Sonus and Amplifon have each agreed to indemnify and reimburse the other from losses arising out of:

  •
  The breach by the other of representations or warranties contained in the purchase agreement or in any certificate under the agreement,

  •
  Any breach or failure to perform or comply with any obligation, agreement or covenant under the purchase agreement by the other, and

  •
  Any failure or alleged failure of the other to pay or perform and discharge any obligations assumed or retained under the terms of the agreement as and when due.

In addition, Sonus has agreed to indemnify and reimburse Amplifon with respect to (i) any liability of Sonus or its subsidiaries arising out of any irregularities in Sonus's Medi-Cal billing procedures on or before the date of closing, and (ii) any amounts due from Sonus or its subsidiaries to the California Franchise Tax Board.

        Subject to limited exceptions detailed in the purchase agreement, Sonus's liabilities under the purchase agreement may not exceed the $3.0 million held in escrow.

        Claims based on inaccuracies in our representations and warranties may not be asserted more than one year from the date of closing under the purchase agreement.

Termination Rights

        Amplifon and Sonus may terminate the purchase agreement by mutual consent.

        Either Amplifon or Sonus may terminate the purchase agreement without the consent of the other if:

  •
  The transaction is not completed by October 31, 2002, through no fault of the terminating party, or

  •
  The other party materially breaches its representations, warranties, or covenants under the purchase agreement and does not timely cure the breach.

Amplifon may terminate the purchase agreement without the consent of Sonus if:

  •
  The holders of Sonus common shares and preferred shares voting as separate classes at the special meeting fail to approve BOTH the Amplifon Transaction and the Terms of Liquidation and Dissolution, or

  •
  The Sonus board withholds or withdraws its recommendation that the Sonus shareholders vote to approve the Amplifon Transaction.

Sonus may terminate the purchase agreement without the consent of Amplifon if it has withdrawn its support of Amplifon's proposed transaction after consideration of a superior proposal, as described under the subheading "Special Provisions Relating to Competing Offers" above.

Termination Fees

        Under the terms of the purchase agreement, Sonus will be required to pay Amplifon a termination fee of:

  •
  $1.6 million if Sonus receives a superior proposal and subsequently terminates the purchase agreement or the Sonus board withdraws or withholds its recommendation to shareholders to vote for the Amplifon Transaction, or

  •
  $1.2 million if the Sonus shareholders do not approve the Amplifon Transaction by October 31, 2002, and the $1.6 million fee above is not otherwise payable.

The Sonus board has determined that the termination fees are reasonable under the circumstances.

        The foregoing summary of the purchase agreement is qualified in its entirety by reference to the purchase agreement, a copy of which is attached as Appendix A hereto.

REGULATORY MATTERS

        Sonus does not believe that it is required to obtain any material regulatory approvals in connection with the Amplifon Transaction or adoption of the Terms of Liquidation and Dissolution.

        We have obtained an order from the registrar of securities of the Yukon Territory dated June 27, 2002, exempting us from the proxy solicitation and form of proxy requirements of Yukon law on our undertaking to comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to file a copy of this proxy statement online at www.sedar.ca. In addition, certain notices will be required under Yukon law in connection with the voluntary liquidation and dissolution of Sonus. We will provide these notices as necessary in the course of our liquidation and dissolution.

DISSENT RIGHTS

Generally

        Pursuant to Section 193 of the Yukon Business Corporations Act ("YBCA"), any registered holder of Sonus common shares may be entitled to be paid the fair value of all, but not less than all, of his or her shares by dissenting from the special resolution approving the Amplifon Transaction. The paragraphs below describe the procedures specified in the YBCA for exercising this right to dissent. If these rights are properly exercised, the fair market value of the shares will be determined as of the close of business on the last business day before the Sonus shareholders adopt the resolution approving the Amplifon Transaction. In the absence of agreement between Sonus and the dissenting shareholder, fair value is the amount determined by the Yukon Supreme Court to be the fair value in the circumstances after hearing evidence from the parties. Fair value is not necessarily the same as market value. Fair value may be determined by reference to market value, net asset value, investment value, or a combination of the three. A copy of Section 193 of the YBCA is attached to this proxy statement as Appendix F.

Procedures Under the Yukon Business Corporations Act

        A shareholder who wishes to dissent from the resolution approving the Amplifon Transaction must provide Sonus with a written objection to the resolution. Unless Sonus failed to notify the shareholder of the purpose of the special meeting or of the right to dissent, the shareholder's written objection must be received by Sonus at or before the special meeting. The dissenting shareholder may deposit this written objection directly with Sonus at the special meeting or by registered mail to the address set forth below:

  Sonus Corp.
  111 S.W. Fifth Avenue
  Suite 1620
  Portland, OR 97204
  (503) 225-9152
  Attn: Secretary of Sonus Corp.

The YBCA does not provide, and Sonus will not assume, that a vote against the proposed transaction or an abstention constitutes a written objection sufficient to exercise the right of dissent. But a shareholder need not vote his or her securities against the proposed transaction in order to dissent, as long as the shareholder has provided a proper written objection in the manner described above.

        Under the YBCA, a shareholder may exercise the statutory right to dissent with respect to only those common shares that are registered in that shareholder's name. In some cases, shares beneficially owned by a person are registered in the name of an intermediary (such as a bank, trust company, securities dealer or broker, or a trustee or administrator of a retirement savings plan). A shareholder owning shares through an intermediary and wishing to exercise the right to dissent should immediately contact that intermediary and either: (i) instruct the intermediary to exercise the right to dissent on the shareholder's behalf; or (ii) instruct the intermediary to re-register the shares in the shareholder's name.

        If the Sonus shareholders pass the special resolution approving the Amplifon Transaction, and if a dissenting shareholder has sent written objection to the special resolution in the manner specified above, the dissenting shareholder or the corporation may apply to the Yukon Supreme Court to fix the fair value of the dissenting shareholder's common shares. Unless the Yukon Court orders otherwise, Sonus will then send each dissenting shareholder a written offer to pay the dissenting shareholder an amount considered by the Sonus board to be the fair value of his or her shares along with a statement showing how the board determined this fair value. Sonus will send this written offer at least 10 days before the date on which the application to the Yukon Court will be heard (if Sonus is the applicant) or within 10 days after Sonus is served with a petition or other document commencing the court application (if the dissenting shareholder is the applicant). Unless the dissenting shareholder agrees to sell his or her shares to Sonus for an agreed upon price following receipt of this written offer, the Yukon Court will then fix the fair value of the shares of all dissenting shareholders and the time within which Sonus must pay that amount to those shareholders.

        On the first to occur of:

  •
  Completion of the Amplifon Transaction,

  •
  An agreement between Sonus and the dissenting shareholder to purchase the shares at an agreed upon price, or

  •
  Pronouncement of an order by the Yukon Court fixing the fair value of the shares,

the dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his or her shares in the amount agreed or in the amount so determined. Until one of the events referred to in the preceding sentence has occurred, the dissenting shareholder may withdraw his or her dissent, or Sonus may rescind the resolution approving the proposed transaction (subject to limitations and penalties set forth in the purchase agreement). In either event, proceedings under Section 193 will be discontinued.

        Section 193(20) of the YBCA prohibits Sonus from making a payment to a dissenting shareholder if there are reasonable grounds for believing that: (i) Sonus is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) following the payment, the realizable value of Sonus's assets would be less than the aggregate of its liabilities. If either of these conditions are satisfied, Sonus is required to notify each dissenting shareholder that Sonus is unable to lawfully pay for their shares. Upon receipt of this notice, each dissenting shareholder may either withdraw his or her written objection to the resolution by written notice to Sonus (in which case the shareholder will be reinstated to his or her full rights as a shareholder) or retain his or her status as a claimant against Sonus.

        The foregoing is only a summary of the dissent procedures under the YBCA. Those procedures are technical and complex. It is recommended that any shareholder wishing to avail himself or herself of his or her right to dissent seek legal advice. Failure to comply with the provisions of the YBCA may prejudice the right to dissent.

ESCROW AGREEMENT

        Under the terms of the purchase agreement, $3.0 million of the purchase price will be placed in an account governed by an escrow agreement between and among Sonus, Amplifon, Warburg, and American National Bank and Trust Company of Chicago (the latter as escrow agent). The purpose of this escrow agreement is to hold funds for satisfaction of claims against Sonus arising from, among other things, inaccuracies in the representations and warranties of Sonus or breaches of covenants made by Sonus in the purchase agreement.

        Under the terms of the escrow agreement, the escrow will expire and proceeds from escrow will be distributed one year from the closing under the purchase agreement, except to the extent that

Amplifon has asserted a claim under the purchase agreement prior to that date, in which case amounts necessary to satisfy such claim will remain in escrow. Warburg is entitled to receive all proceeds distributed from escrow upon termination, if any.

VOTING AGREEMENT

        Amplifon and Warburg entered into a voting agreement dated June 18, 2002, pursuant to which Warburg has agreed, among other things, (1) not to solicit or encourage competing proposals relating to the acquisition of Sonus, (2) not to engage in negotiations or discussions or provide information in furtherance of or in connection with a competing proposal, (3) not to transfer or grant any proxy with respect to its shares of capital stock of Sonus, and (4) to appear at any shareholders meeting for purposes of establishing a quorum, and to vote in favor of the transactions contemplated by the purchase agreement.

        The voting agreement will terminate if the purchase agreement is terminated, except that Warburg's obligations will continue until October 31, 2002, if the purchase agreement is terminated by Sonus as a result of a superior competing proposal that Sonus's board of directors believes it has a fiduciary obligation to consider.

        The foregoing summary of the voting agreement is qualified in its entirety by reference to the full text of the voting agreement, a copy of which is attached hereto as Appendix C.

GUARANTY AGREEMENT

        Amplifon S.p.A., an Italian joint stock company and parent to Amplifon, and Sonus have entered into a guaranty agreement dated June 18, 2002, pursuant to which Amplifon S.p.A. has unconditionally guaranteed all obligations of Amplifon under the purchase agreement. The foregoing summary of the guaranty agreement is qualified in its entirety by reference to the full text of the guaranty agreement, a copy of which is attached hereto as Appendix D.

THE TERMS OF LIQUIDATION AND DISSOLUTION

BACKGROUND

        Our board of directors is proposing terms for the voluntary liquidation and dissolution of Sonus for approval by shareholders at the special meeting. The Terms of Liquidation and Dissolution were formally adopted by the board of directors, subject to shareholder approval, on July 31, 2002. A copy of the proposed Terms of Liquidation and Dissolution is attached as Appendix B to this proxy statement. Material features of the Terms of Liquidation and Dissolution are summarized in greater detail below. Shareholders are urged to read the terms in their entirety and refer to them while reading this summary as appropriate.

        The Terms of Liquidation and Dissolution are based on an agreement reached between Warburg and Sonus prior to execution of the purchase agreement and on the requirements of Yukon law. The agreement was negotiated on behalf of Sonus by the Special Committee comprised entirely of independent directors, namely Leslie H. Cross, Michael T. Fiore, and Gregory G. Schott. A copy of our agreement with Warburg is filed with the SEC.

        Two primary factors delineated the negotiations between Warburg and the Special Committee. First, Warburg will be entitled to a liquidation preference totaling approximately $34.5 million as of August 31, 2002, under the terms of our Articles. The preference amount increases daily based on the accrual of dividends on the preferred shares held by Warburg. Second, under Yukon law, the sale of assets in the Amplifon Transaction and the Terms of Liquidation and Dissolution require the approval of two-thirds of our common shares voted as a separate class at a special meeting in order to be approved by Sonus. Therefore, Warburg recognized that the need for approval of the Amplifon

Transaction by common shareholders likely would require Warburg to agree that a portion of its liquidation preference be paid to our common shareholders.

        After discussions on several occasions, Warburg and the Special Committee agreed that common shareholders (other than Mr. Dawson with respect to 865,000 shares owned by Mr. Dawson that are covered by a put right in his separation agreement with Sonus) would receive a distribution equal to $1.00 per common share, or an aggregate of approximately $5.7 million. Mr. Dawson will be paid $1.50 per share for 865,000 of his common shares in accordance with his separation agreement, as described under "Interests of Directors and Management in the Transactions—Payments to Brandon Dawson" beginning on page 44 below. The agreement between Warburg and Sonus was memorialized in an agreement entered into concurrently with Sonus's execution of the purchase agreement with Amplifon. For a more detailed discussion of negotiations, please see "The Amplifon Transaction—Background to the Transaction" beginning on page 19.

        Absent our agreement with Warburg, common shareholders would be entitled under our Articles to less than $0.20 per share from the proceeds of the Amplifon Transaction (including in that amount a pro rata portion of funds held in escrow), after provision for our liabilities and transaction costs and payment of the Warburg liquidation preference, which amount would decrease over time due to accrual of dividends on the Warburg preference. Under our agreement with Warburg, amounts payable to common shareholders will not change as a result of accrued interest.

PROPOSED LIQUIDATION TERMS

        Under the proposed Terms of Liquidation and Dissolution, Sonus will make an initial distribution to Warburg from the proceeds of the Amplifon Transaction within one business day after closing of the transaction. Subsequently, Sonus will make a distribution of $1.00 per share to holders of common shares as soon as practicable following receipt of a certificate of intent to dissolve in the Yukon Territory, and paying, discharging, or adequately providing for the payment of all of our obligations. Within 90 days after closing, the remaining net proceeds from the sale, other than amounts held in escrow, will be distributed to Warburg, after payment or provision for all of our known liabilities and obligations not expressly assumed by Amplifon under the terms of the purchase agreement. It is currently anticipated that proceeds from the Amplifon Transaction will be distributed as follows:

Proceeds from the transaction	$38,438,000
Amount deposited into escrow	3,000,000
Aggregate distribution to common shareholders ($1.00 per share)	5,524,000
Amounts payable to Brandon Dawson	1,333,500
Estimated transaction and related expenses	1,500,000
Transaction completion bonuses
Daniel J. Kohl, Chief Executive Officer	480,000
Mark Richards, Chief Financial Officer	275,000
Anticipated purchase price reductions	175,000
Retained amount to pay obligations and costs of liquidation	50,000

Estimated amount of initial distribution to Warburg	$25,922,500

Payments due to Brandon Dawson and bonuses payable to officers of Sonus are described under the heading "Interests of Directors and Management in the Transactions" beginning on page 44. Figures above represent our current estimate of amounts payable and in some cases are subject to change based on factors described in greater detail in this proxy statement. To the extent that estimates above with respect to expenses or other obligations prove to be inaccurate, the distribution to Warburg will be reduced or increased, as the case may be.

        If the Terms of Liquidation and Dissolution are approved by special resolution of each class of shareholders at the special meeting, the board of directors intends to make distributions as promptly as practicable after the completion of the Amplifon Transaction; it is contractually required to distribute to Warburg cash in the amount of estimated proceeds available to Warburg within one business day after completion of the Amplifon Transaction. The timing of the distribution to common shareholders will be at the discretion of our board of directors, although the distribution is expected to occur within the first month following the completion of the Amplifon Transaction. Our liquidation and dissolution is expected to be concluded by no later than December 31, 2002.

        Once the Amplifon Transaction is completed, we will cease carrying on business except to liquidate and dissolve Sonus. Directors and one or two employees will be retained to perform required duties in connection with our winding up. Compensation will be paid at the discretion of our board of directors.

        In order to pay the costs of our liquidation and dissolution, we intend to establish a reasonable reserve in an amount that is determined by our board of directors to be sufficient to satisfy costs, liabilities and obligations. We currently estimate that we will retain a $50,000 reserve for purposes of paying the expenses of liquidation and our other obligations, until the net balance is distributed to Warburg within 90 days after closing of the Amplifon Transaction. This is our only source of funds to pay any liabilities that arise, other than liabilities under the purchase agreement which may be paid out of and are generally limited to escrowed funds.

        Under Yukon law, in the event we fail to create an adequate reserve for payment of our expenses and liabilities, or should contingencies arise that exceed amounts remaining with Sonus, each shareholder (whether common or preferred) could be held liable for two years following Sonus's dissolution for payment to creditors to the extent of the liquidating distribution that the shareholder has received from Sonus. Any interested person may apply to the Yukon Supreme Court for an order that the liquidation be continued under the supervision of the Supreme Court. Also, if we have failed to identify and make provision for all of our expenses and liabilities, a creditor of ours could seek an injunction against distributions contemplated by the Terms of Liquidation and Dissolution. Any such action could delay or diminish the distributions to be made to our shareholders.

EFFECT ON OUR COMMON SHARES

        Our common shares are currently listed for trading on AMEX. We intend to maintain our AMEX listing until liquidating distributions are made to common shareholders. However, if the Amplifon Transaction and the Terms of Liquidation and Dissolution are approved by shareholders, we will no longer meet the listing standards of AMEX and may be subject to delisting. If our common shares are delisted, trading in our common shares will thereafter be limited to the OTC Bulletin Board™, or other over-the-counter trading systems, if any trading is to occur at all. Following any delisting, an investor will find it more difficult to dispose of our common shares and may not be able to liquidate an investment in our shares.

OPINION OF FINANCIAL ADVISER

SUMMARY

        We retained Raymond James as financial adviser on January 24, 2002. Raymond James is a nationally recognized investment banking firm that provides a full range of financial, advisory, and brokerage services. As part of its services, Raymond James is actively involved in investment banking for health care clients, and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Sonus for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of September 13, 2002, Raymond James did not own any of our common shares.

        In connection with Raymond James' engagement, our board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Sonus common shares of the consideration to be received by such holders in connection with the Amplifon Transaction. The amount to be received by holders of common shares from the proceeds of the Amplifon Transaction will be $1.00 per share.

        The full text of the written opinion of Raymond James, dated June 18, 2002, which sets forth assumptions made, matters considered and limits on the scope of review undertaken, is attached as Appendix E to this proxy statement. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

        The following summarizes the material financial analyses presented by Raymond James to the board of directors at its meeting on June 18, 2002, which material was considered by Raymond James in rendering the opinion described below.

TRANSACTION PREMIUM ANALYSIS

        Raymond James reviewed the mean, median, minimum and maximum stock price premiums paid in 31 merger and acquisition transactions announced and completed during the 12 months ended June 1, 2002, with target company enterprise values between $25.0 million and $75.0 million. These transaction price premiums represented valuations for purchases of similarly-sized, publicly-traded companies, and thus, were comparable to the Amplifon Transaction. See table below for a list of the specific transactions considered along with their respective closing dates.

Closing Date	Acquiror Name	Target Name
08/23/01	United NewVentures	MyPoints.com Inc.
02/22/02	Gameco Inc.	Colonial Holdings Inc.
08/09/01	Fluke Networks (Fluke Corp.)	Microtest Inc.
09/28/01	Titan Corp.	Datron Systems Inc.
08/06/01	Monaco Coach Corp.	SMC Corp.
09/28/01	Sterling Financial Corp.	Source Capital Corp.
10/19/01	Valueclick Inc.	Mediaplex Inc.
10/23/01	Divine Inc.	eShare Technologies Inc.
08/14/01	Broder Brothers Co. (Bain Cap)	Full Line Distributors Inc.
12/31/01	Bank of Davie	BOC Financial Corp.
12/31/01	Citadel Holding Corp.	Craig Corp.
09/20/01	GE Medical Systems	Data Critical Corp.
12/31/01	Citadel Holding Corp.	Reading Entertainment Inc.
12/18/01	National Mercantile Bancorp	South Bay Holdings
11/07/01	Scient Corp.	iXL Enterprises Inc.
11/01/01	Harris Interactive Inc.	Total Research Corp.
01/03/02	Ameris Acquisition Inc.	Children's Comprehensive Svcs.
01/31/02	First Community Bancorp Inc.	Pacific Western National Bank
12/11/01	Aquent Inc.	Renaissance Worldwide Inc.
03/19/02	Inverness Medical Innovations	IVC Industries Inc.
12/03/01	Agfa-Gevaert NV	Autologic Information Intl Inc.
02/22/02	Fidelity Bancorp	Carnegie Financial Corp.
03/29/02	Colony Bankcorp	Quitman Bancorp Inc.
12/21/01	SPSS Inc.	net.Genesis Corp.
02/13/02	Digi International Inc.	NetSilicon Inc. (Osicom Tech)
01/09/02	Divine Inc.	Data Return Corp.
12/31/01	EM Holdings Inc.	eMachines Inc.

12/27/01	Information Holdings Inc.	Liquent Inc.
01/24/02	Eastman Kodak Co Inc.	ENCAD Inc.
02/19/02	Allen Systems Group	Landmark Systems Corp.
03/21/02	Titan Corp.	GlobalNet Inc.

        Raymond James measured the transaction price premiums compared to the target company average closing stock prices for the 30-, 60- and 90-day periods prior to transaction announcement. Raymond James did not consider any transactions that it excluded from its analysis. The results of the transaction premium analysis are summarized below:

	Premium vs. Average Price Prior to Announcement
	30 Days Prior	60 Days Prior	90 Days Prior
Mean	75.5%	82.2%	80.9%
Median	62.1%	68.2%	77.0%
Minimum	(56.1%)	(63.6%)	(65.9%)
Maximum	226.7%	232.8%	224.1%
Transaction price per common share	$1.00	$1.00	$1.00
Average Sonus stock price per share	0.58	0.51	0.53
Sonus premiums	73.9%	95.8%	88.1%

SELECTED TRANSACTION ANALYSIS

        Raymond James prepared a summary analysis of the implied relative valuation multiples paid in 20 merger and acquisition transactions since 1996. All transactions in this analysis involved companies focused on the retail delivery of hearing, vision, or dental care products and services to consumers. The selected transactions used in the analysis included:

Closing Date	Acquiror	Target
09/01/96	Eye Care Centers of America	VisionWorks*
11/15/96	Cole National Corp.	Pearle Vision*
11/15/96	Pearle Trust B.V.	Pearle Vision (European Division)*
08/05/97	Cole National Corp.	American Vision Centers*
09/01/97	Eye Care Centers of America	Hour Eyes*
04/01/98	Thomas H. Lee	Eye Care Centers of America*
06/30/98	Gentle Dental Service Corp.	Pacific Dental Services*	X
07/28/98	National Vision Associates	Frame & Lens*	X
07/31/98	Gentle Dental Service Corp.	Dedicated Dental Systems*	X
09/30/98	Eye Care Centers of America	Dr. Bizers Vision World*	X
10/23/98	National Vision Associates	New West Eyeworks, Inc.*	X
03/11/99	Gentle Dental Service Corp.	Dental Care Alliance*	X
06/01/99	GN Resound	ReSound Corp.*
08/31/99	Eye Care Centers of America	Vision Twenty-One*
03/01/00	OrthAlliance	New Image Orthodontic Group*	X
03/01/00	William Demant	Hidden Hearing
11/20/00	William Demant	AVADA*
01/01/01	Amplifon	Acoudire BV
03/03/01	Luxottica Group (Lenscrafters)	Sunglass Hut*	X
Pending	HEARx	Helix*

With respect to the transactions above, Raymond James examined valuation multiples of enterprise value (market value plus debt, less cash) compared to revenue during the last twelve months ended April 30, 2002 ("LTM"), for the 18 transactions identified with an asterisk (*) and multiples of enterprise value compared to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") for the eight transactions identified by a checkmark (X) above, in each case where such information was publicly available. Because Sonus had negative LTM EBITDA, only enterprise value to LTM revenue valuation multiples were evaluated. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Sonus under the terms of the Amplifon Transaction. The results of the selected transactions analysis are summarized below:

	Enterprise Value to LTM
	Enterprise Value	Revenue	EBITDA
	(dollars in 000s)
Mean	$98,653	1.5x	36.7x
Median	37,248	1.2x	16.7x
Minimum	8,994	0.3x	6.5x
Maximum	518,417	3.9x	137.1x
Sonus Transaction enterprise value	45,566	0.9x	*

*
Sonus reported negative operating results; calculation of a multiple is not meaningful.

DISCOUNTED CASH FLOW ANALYSIS

        Raymond James prepared a discounted cash flow analysis for fiscal years ending July 31, 2002, through 2005 and into perpetuity in order to estimate the present value of the unleveraged free cash flows that Sonus is expected to generate on a stand alone basis. For purposes of this analysis, unleveraged free cash flows were defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

        Raymond James performed discounted cash flow analyses based on two scenarios for projected Sonus financial results. The first scenario was based on the financial projections and assumptions provided to Raymond James by Sonus management and included significant assumed growth in the Sonus Network operations. The second scenario reduced the assumed growth rate of Sonus Network members and maintained utilization rates among Sonus Network members at historical levels.

        Consistent with the periods included in the financial projections supplied by Sonus management, Raymond James used fiscal 2005 as the final year for the analysis and applied a range of multiples to fiscal 2005 free cash flow in order to derive the value of that growing stream of cash flow in perpetuity. These multiples ranged from 7.7x to 11.1x and corresponded with the range of assumed discount rates and an assumed 5.0 percent perpetual growth rate. Specifically, multiples were calculated as 1 / (discount rate-5.0 percent growth rate).

        The unleveraged projected free cash flows and terminal values were discounted using a range of discount rates from 14.0 percent to 18.0 percent, which reflected the projected after-tax cost of debt and equity capital associated with executing Sonus's business plan. The resulting enterprise present value range was adjusted by the current capitalization in order to arrive at a range of Sonus equity values. Raymond James reviewed the range of equity values derived in the discounted cash flow analysis and compared them to the implied equity valuation for Sonus under the terms of the Amplifon Transaction. The results of the discounted cash flow analysis are summarized below:

	Net Equity Values
	Scenario One	Scenario Two
	(dollars in 000s)
Median	$75,426	$30,687
Minimum	61,233	24,423
Maximum	96,067	39,796
Sonus Transaction equity value	41,050	41,050

SELECTED PUBLIC COMPANIES ANALYSIS

        Raymond James prepared a summary analysis of the relative valuation multiples of five publicly-traded healthcare companies. The selected public companies used in the analysis included:

  •
  Emerging Vision, Inc.

  •
  HEARx, Ltd.

  •
  Sight Resources Corporation

  •
  Sonic Innovations, Inc.

  •
  U.S. Vision, Inc.

        The only public hearing aid retailers, other than Sonus, were HEARx Ltd. and Sonic Innovations, Inc. In order to obtain a more representative universe of companies delivering healthcare products and services in a retail format, the universe of selected public companies was expanded to include public eyewear retailers, whose businesses Raymond James felt were reasonably similar to Sonus. The retail eyewear model is especially comparable to Sonus's hearing care centers; both are staffed with professional clinicians, audiologists, and optometrists who market comparably-priced merchandise to meet chronic health needs. Sonic Innovations is included in the analysis because it currently distributes products domestically and internationally to hearing care professionals and consumers in addition to developing and manufacturing digital hearing care products. Raymond James excluded Helix Hearing Health Care of America from the analysis due to its pending acquisition by HEARx Ltd., which has subsequently closed.

        Raymond James examined four valuation multiples for these public retail-oriented healthcare companies:

  •
  enterprise value compared to revenue;

  •
  enterprise value compared to EBITDA;

  •
  enterprise value compared to earnings before interest and taxes ("EBIT"); and

  •
  equity value compared to normalized net income.

        Revenue, EBITDA, EBIT and net income multiples were calculated for the LTM and for the April 30, 2002, last quarter annualized ("LQA"). Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Sonus under the terms of the Amplifon Transaction. In periods where companies reported negative operating results, calculation of a valuation multiple is not meaningful, and companies were excluded in such instances. The results of the selected public companies analysis are summarized below:

	Enterprise Value to LTM*
	Revenue		EBITDA		EBIT
Mean	0.6	x	8.1	x	91.9	x
Median	0.3	x	8.1	x	91.9	x
Minimum	0.2	x	—		—
Maximum	1.9	x	—		—
Sonus Transaction multiples	0.9	x	**		**

*
For the LTM period, four of the five selected companies reported negative EBITDA and EBIT, and all of the selected companies reported negative net income. Accordingly, the single meaningful valuation multiple in the EBITDA and EBIT sections is included as both the mean and the median value.

**
Sonus reported negative operating results; calculation of a multiple is not meaningful.

	Enterprise Value to LQA*
							Equity Value to LQA Net Income
	Revenue		EBITDA		EBIT
Mean	0.6	x	16.2	x	7.1	x	5.6	x
Median	0.4	x	—		7.1	x	5.6	x
Minimum	0.2	x	4.0	x	—		—
Maximum	1.8	x	28.3	x	—		—
Sonus Transaction multiples	0.8	x	9.3	x	37.7	x	551.7	x

*
For the LQA period, three of the five selected companies reported negative EBITDA, and four of the five reported negative EBIT and net income. The single meaningful valuation multiple in the EBIT and net income sections is included as both the mean and the median value.

        Given that Sonus had negative values for EBITDA, EBIT and normalized net income over the last twelve months, no basis for comparison of Sonus to the selected companies using these measures of historical performance was possible. In addition, the LQA EBIT and net income for Sonus was sufficiently low to generate valuation multiples that were not analytically meaningful in comparison to corresponding measures for the selected companies. Furthermore, due to the historical financial losses reported by the majority of the selected companies, the basis for comparing valuation multiples of the selected public companies to the valuation multiples for Sonus under the terms of the Amplifon Transaction was limited.

ADDITIONAL CONSIDERATIONS

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James' view of the actual value of Sonus.

        In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Sonus. These included assumptions regarding the impact that competition from hearing care retailers and manufacturers could have on the growth of Sonus's business and gross margins, the impact of the volatile financial market conditions on Sonus's ability to secure needed financing, the significant dilution to shareholders that would be associated with the sale of common stock by Sonus at prevailing prices and the opportunity for Sonus's current and projected operations to create significant future value for shareholders. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Sonus board of directors and were prepared solely as part of Raymond James' analysis of the fairness, from a financial point of view, to the holders of Sonus common shares of the consideration to be received by such holders in connection with the Amplifon Transaction. The analyses do not purport to be appraisals or to reflect the prices at which a company might attract investments or be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by the Sonus board of directors in making its determination to approve the Amplifon Transaction. Consequently, the analyses described above should not be viewed as determinative of the Sonus board's or management's opinion with respect to the value of Sonus. Sonus placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

        Raymond James' opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on June 18, 2002, and any material change in such circumstances and conditions may affect Raymond James' opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

        Sonus paid Raymond James a $25,000 retainer in connection with its initial engagement as financial adviser. For services rendered in connection with the delivery of its opinion, Sonus will pay Raymond James an investment banking fee equal to $100,000. Sonus will also pay Raymond James a fee of 1.5 percent of the proceeds from the Amplifon Transaction, or a total of $600,000, for advisory services in connection with the Amplifon Transaction, which fee is contingent upon closing of the Amplifon Transaction. Sonus has reimbursed and will continue to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities, including liabilities arising under the securities laws.

OPINION OF FINANCIAL ADVISER

        At the June 18, 2002, meeting of the Sonus board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described in the third paragraph below with respect to its opinion, the amount to be received by holders of Sonus common shares in connection with the Amplifon Transaction was fair from a financial point of view to such holders.

        Holders of Sonus common shares are urged to read this opinion in its entirety. Raymond James' opinion, which is addressed to the Sonus board, is directed only to the fairness, from a financial point of view, of the amount to be received by holders of Sonus common shares in connection with the Amplifon Transaction. Raymond James' opinion does not constitute a recommendation to any holder of Sonus common shares as to how such shareholder should vote at the special meeting and does not address any other aspect of the Amplifon Transaction or any related transaction.

        In connection with rendering its opinion, Raymond James, among other things: reviewed the financial terms and conditions as stated in the purchase agreement between Sonus and Amplifon and the agreement between Sonus and Warburg; reviewed the Sonus audited financial statements as of and for the years ended July 31, 1999, 2000, and 2001 and the Sonus unaudited financial statements as of and for the periods ended October 31, 2001, January 31, 2002, and April 30, 2002; reviewed the Sonus annual reports filed on Form 10-K for the years ended July 31, 2000, and 2001 and the Sonus quarterly reports filed on Form 10-Q for the periods ended October 31, 2001, January 31, 2002, and April 30, 2002; reviewed other Sonus financial and operating information requested from or provided by Sonus; reviewed certain other publicly available information on Sonus; and discussed with members of Sonus senior management certain information relating to the aforementioned and certain other matters which Raymond James deemed relevant to its inquiry. Specifically, these discussions consisted of detailed due diligence review of our financial condition and results of operations and discussions of potential impacts of the Amplifon Transaction on our future operations.

        In connection with its review, Raymond James did not assume any responsibility for independent verification of any of the information reviewed by Raymond James for the purpose of the opinion and relied on the information being complete and accurate in all material respects. In addition, Raymond James did not make or receive any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Sonus, nor was Raymond James furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, projections, pro forma effects, and other information referred to above, Raymond James assumed, at the direction of Sonus, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sonus, and Raymond James relied upon each party to advise Raymond James promptly if any such information previously provided to or discussed with Raymond James became inaccurate or was required to be updated during the period of the review. Raymond James' opinion was based on economic, market, and other conditions as in effect on, and the information available to it as of, the date of its opinion.

MARKET PRICES AND DIVIDENDS

        Sonus common shares are listed on AMEX under the symbol "SSN." The following table shows, for the fiscal quarters indicated, the high and low sales prices of common shares, as reported on AMEX. We have not paid any cash dividends on our common shares for the periods shown.

Fiscal Year	High	Low
2000
3rd quarter	$5.50	$3.44
4th quarter	$3.63	$2.75
2001
1st quarter	$4.50	$2.63
2nd quarter	$4.00	$1.25
3rd quarter	$3.00	$1.75
4th quarter	$3.10	$1.90
2002
1st quarter	$3.20	$1.80
2nd quarter	$1.80	$0.50
3rd quarter	$0.80	$0.37
4th quarter	$0.98	$0.37

INTERESTS OF DIRECTORS AND MANAGEMENT IN THE TRANSACTIONS

PAYMENTS TO BRANDON DAWSON

        Under the terms of a Separation Agreement and Release of Claims dated March 22, 2002 (the "Separation Agreement"), between Sonus and Brandon M. Dawson, our former chief executive officer and board chairman, Mr. Dawson is entitled to severance pay in the amount of $540,000, payable in substantially equal installments over two years in accordance with Sonus's normal payroll practices, as well as a $1,043 per month automobile allowance and certain health benefits. In addition, in connection with his resignation, Mr. Dawson was granted a fully-vested option to purchase 400,000 Sonus common shares at an exercise price of $0.38 per share.

        Under the terms of an Amendment to the Separation Agreement dated June 18, 2002, the parties agreed that Sonus's obligations to Mr. Dawson with respect to severance will be assumed by Amplifon in connection with the Amplifon Transaction. Mr. Dawson has further agreed to accept a lump sum payment from Sonus equal to $2,000 multiplied by the number of full months remaining in the two-year period following Mr. Dawson's resignation date in lieu of the automobile allowance and health care benefits.

        Also under the Separation Agreement, Mr. Dawson agreed to a non-compete of up to two years, which terminates upon a change of control, including a sale of substantially all of Sonus's assets. The Separation Agreement contains an additional provision allowing an acquirer to extend the non-compete for one year upon a payment to Mr. Dawson of $480,000. Amplifon has not indicated whether it will exercise its right to extend the non-compete by making this payment to Mr. Dawson.

        The Separation Agreement further provides that Mr. Dawson may, upon a change in control of Sonus occurring prior to March 22, 2004, require that Sonus purchase up to 865,000 of his common shares at a price of $1.50 per share, and pay in full any severance that remains to be paid to Mr. Dawson at the time Sonus purchases his common shares. We anticipate that Mr. Dawson will exercise his share repurchase and severance acceleration rights.

        As a result of the foregoing, Mr. Dawson will receive approximately $1,333,500 from the proceeds of the Amplifon Transaction to cover the share repurchase price and lump-sum payment for his automobile allowance and health coverage. Mr. Dawson is expected to have a gain of approximately $421,124 on his put of his Sonus shares to Sonus, calculated by subtracting his aggregate basis in the shares of $709,044 and interest of $167,332 on the loan used to pay the original purchase price for the shares from the $1,297,500 proceeds on the put. These figures have been provided by Mr. Dawson. In addition, Mr. Dawson will receive approximately $405,000 from Amplifon to cover accelerated severance, and an additional $480,000 from Amplifon in the event it elects to exercise its option to extend Mr. Dawson's non-compete. Finally, Mr. Dawson is expected to exercise his option to purchase 400,000 common shares for a total exercise price of $152,000, as to which he will be entitled to receive a distribution of $1.00 per share, or a total of $400,000, in connection with the distribution to common shareholders under the Terms of Liquidation and Dissolution. As a result of the foregoing, Mr. Dawson will receive an aggregate of $2,138,500 upon completion of the Amplifon Transaction and liquidation of Sonus, or net proceeds of $1,277,456 after subtracting the exercise price of $152,000 for his 400,000 option shares and the purchase price (not including loan interest) of $709,044 paid by Mr. Dawson for shares that will be sold back to Sonus under Mr. Dawson's put. The amount received by Mr. Dawson will increase to $2,618,500, or $1,757,456 on a net basis, in the event Amplifon exercises its right to extend Mr. Dawson's noncompetition agreement for a year.

AGREEMENTS WITH OFFICERS OF SONUS

        Certain officers of Sonus may be entitled to severance following the closing of the Amplifon Transaction under the terms of their employment agreements as described below:

        Daniel J. Kohl, Chief Executive Officer.    Effective May 21, 2001, Sonus and Mr. Kohl entered into an employment agreement expiring May 21, 2004, subject to automatic one-year extensions annually thereafter unless either party gives six months' prior written notice of non-extension. The agreement establishes an annual base salary of $250,000, subject to such increases (but not decreases) as are determined from time to time by our board. The agreement also provides for an annual incentive bonus in an amount to be determined by our board up to 100 percent of Mr. Kohl's base salary. Under the agreement, Mr. Kohl is entitled to participate in all of Sonus's compensation plans covering key executive and managerial employees. Amplifon has agreed to assume Sonus's obligations under Mr. Kohl's agreement.

        If Mr. Kohl's employment is terminated by Sonus without cause or by Mr. Kohl with good reason, Mr. Kohl will be entitled to his base salary through the termination date, plus an amount equal to two times the sum of his annual base salary and his average annual bonus for the prior two fiscal years, payable in 24 monthly installments. In addition, upon such termination without cause or with good reason, Mr. Kohl will be entitled to continued participation in compensation plans (or, if not permitted under the general provisions of any such plan, will provide a substantially equivalent benefit) for two additional years. Cause includes a material act of fraud, dishonesty or moral turpitude, gross negligence or intentional misconduct. Good reason includes a material demotion in Mr. Kohl's status or position, a material change in his duties that is inconsistent with his position, his removal (other than for cause) from Sonus's board of directors, a reduction in his base salary, or a failure to continue his participation in Sonus's compensation plans on terms comparable to other key executives. Sonus expects that Mr. Kohl's employment will be terminated either without cause or for good reason after closing of the Amplifon Transaction, entitling Mr. Kohl to approximately $540,000 in total severance payments, $270,000 of which is consideration for a one-year noncompetition covenant.

        Scott Klein, President and Chief Operating Officer.    Effective November 1, 1998, Sonus entered into a four-year employment agreement with Mr. Klein. The agreement was amended on June 20, 2001, and again on August 29, 2002, for purposes of providing the terms of Mr. Klein's continued employment. Amplifon will assume Sonus's obligations under the amended agreement.

        The amended agreement has terms as follows. Mr. Klein will have an annual base salary of $225,000, subject to such increases (but not decreases) as are determined from time to time by the board of directors. On August 31, 2002, Mr. Klein was paid an initial bonus of $25,000. The amended agreement also provides for three additional bonuses: an "annual bonus," a "closing bonus," and a "special bonus." The annual bonus can be up to 35 percent of Mr. Klein's base pay but not less than $15,000, as determined by our board of directors. The closing bonus and special bonus are conditioned on completion of the Amplifon Transaction. The closing bonus is equal to $50,000 plus up to $28,800 for accrued vacation time, to be paid within five days after completion of the Amplifon Transaction. The special bonus is in the amount of $150,000, to be paid on the one-year anniversary of completing the Amplifon Transaction if Mr. Klein has not been terminated for any reason. Subject to completion of the Amplifon Transaction, Mr. Klein will also be entitled to benefits and reimbursements in the event he is transferred out of Portland in the course of his employment with Amplifon. These additional moving benefits include reimbursement for up to $75,000 in moving expenses, a $150,000 loan due upon sale of Mr. Klein's Portland residence (but no later than October 31, 2003), and reimbursement for mortgage payments on his Portland home until it is sold (but no later than October 31, 2003).

        Finally, Mr. Klein is entitled to certain severance payments. If the Amplifon Transaction is not completed and Mr. Klein's employment terminates without cause or for good reason, Mr. Klein will be entitled to his base salary through the date of termination, an additional $200,000 payment, and accrued vacation. If the Amplifon Transaction is completed and Mr. Klein is later terminated for cause or leaves for good reason, Mr. Klein will be entitled to salary through termination and severance in the amount of one year's salary (initially $225,000). Cause includes a material act of fraud, dishonesty or moral turpitude, gross negligence or intentional misconduct, or commission of an act intentionally against the interests of Sonus. Good reason includes a material demotion in Mr. Klein's status or position, a material change in his duties that is inconsistent with his position, a reduction in his base salary, or a failure to continue his participation in Sonus's compensation plans on terms comparable to other key executives.

        Mark Richards, Chief Financial Officer.    Effective July 19, 2001, Sonus entered into an employment agreement with Mr. Richards terminating June 30, 2003. The agreement establishes an annual base salary of $175,000 per year, subject to such increases (but not decreases) as are determined from time to time by our board of directors.

        If Sonus terminates Mr. Richards' employment without cause or Mr. Richards terminates his employment with good reason, Sonus will pay his base salary through the date of termination, plus an amount of severance pay equal to his annual base salary, payable in 12 monthly installments. If Mr. Richards' employment is terminated by Sonus for cause or he terminates his employment without good reason, Sonus will pay his base salary through the effective date of termination, together with any accrued benefits to which he is entitled under the terms of Sonus's compensation plans. Cause includes a material act of fraud, dishonesty or moral turpitude, gross negligence, or intentional misconduct. Good reason includes a material demotion in Mr. Richards' status or position, a material change in his duties that is inconsistent with his position, a reduction in his base salary, or a failure to continue his participation in Sonus's compensation plans on terms comparable to other key executives. Sonus expects that Mr. Richards' employment will be terminated either without cause or with good reason after closing of the Amplifon Transaction, entitling Mr. Richards to $175,000 in total severance payments.

        Amplifon has agreed to assume Sonus's obligations under Mr. Richards' employment agreement following completion of the Amplifon Transaction.

TRANSACTION BONUSES

        The board of directors has approved transaction bonuses to Mr. Kohl and Mr. Richards in the amount of $480,000 and $275,000, respectively, payable upon the closing of the Amplifon Transaction, in recognition of their efforts in connection with the negotiation of the Amplifon Transaction and preparation of the purchase agreement and related documents and to secure the continued services and dedication of Mr. Kohl and Mr. Richards until the date the Amplifon Transaction is completed. Bonuses to Messrs. Kohl and Richards will be paid out of proceeds otherwise payable to Warburg under the Terms of Liquidation and Dissolution.

THREE OF OUR DIRECTORS HAVE BEEN ELECTED BY OUR PREFERRED SHAREHOLDER

        Three members of our board, Joel Ackerman, Haywood D. Cochrane, Jr., and David J. Wenstrup, were designated by Warburg as directors as permitted under the terms of our Articles. It is anticipated that Warburg will receive approximately $25.9 million out of the proceeds from the Amplifon Transaction (not including $3.0 million placed in escrow that may be distributed to Warburg under the terms of the escrow agreement) pursuant to the Terms of Liquidation and Dissolution. In addition, we owe Warburg $750,000 plus accrued interest under our promissory note and intend to satisfy this note out of our available cash prior to the closing of the Amplifon Transaction. To the extent that available cash is insufficient to satisfy our note, amounts necessary to satisfy the note will come from proceeds of the Amplifon Transaction, but will have no effect on amounts available for distribution to common shareholders.

        Warburg, Pincus & Co. is the general partner of Warburg, Pincus Ventures, L.P., the record owner of all of our preferred shares (referred to throughout this proxy statement as "Warburg"). Warburg is managed by Warburg Pincus LLC. Mr. Ackerman and Mr. Wenstrup are each managing directors and members of Warburg Pincus LLC, and general partners of Warburg, Pincus & Co. Mr. Cochrane is chief executive officer of CHD Meridian Healthcare, Inc., a company in which Warburg has a 25.1 percent stake. These directors may have interests that conflict with those of the common shareholders as a result of these relationships with our preferred shareholder. See "The Amplifon Transaction—Background to the Transaction" beginning on page 19 for additional information regarding the efforts made by our board of directors to address these conflicts, including the creation of the Special Committee, in connection with the approval of the Amplifon Transaction and the negotiation and approval of the Common Allocation that became a part of the Terms of Liquidation and Dissolution.

        Under Yukon law, directors elected by Warburg may, in determining whether a particular course of action is in the best interest of Sonus, give special, but not exclusive, consideration to the interests of Warburg. Accordingly, Messrs. Cochrane and Wenstrup were entitled to give some consideration to the interests of Warburg in connection with their deliberations as board members. These individuals have assured us that they believe they have exercised their judgment as Sonus directors consistently with their understanding of their fiduciary duties under Yukon law. Mr. Ackerman has not participated in recent board meetings due to personal matters. As described above, we created the Special Committee of disinterested directors to limit the effect of potential conflicts of interest on deliberations by our board. The Special Committee approved both the Amplifon Transaction and our agreement with Warburg that formed the basis for our Terms of Liquidation and Dissolution and recommended their approval to the full board.

U.S. AND CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material United States and Canadian federal income tax consequences that may result from the Amplifon Transaction and subsequent voluntary liquidation and dissolution of Sonus. This discussion relates only to shareholders that hold common shares as capital assets at the time of the completion of the Amplifon Transaction and distributions contemplated by the Terms of Liquidation and Dissolution, and the discussion may not apply to all shareholders in light of their individual circumstances or to shareholders that are subject to special tax rules such as financial institutions, tax-exempt organizations, mutual funds, retirement plans, shareholders that are not U.S. or Canadian residents, or any shareholders who acquire or acquired shares pursuant to stock options or other compensatory arrangements. In addition, our preferred shares are owned by a single shareholder, Warburg. This summary does not address tax consequences to Warburg because Warburg will be consulting its own advisers on tax matters. Further, this discussion is based on current income tax laws as now in effect and interpreted and does not take into account any changes or possible changes in these laws or interpretations. This discussion does not cover any state, local, provincial, or foreign tax laws except as expressly set forth herein.

        This discussion is for general information only and may not address tax considerations that may be significant to you. BECAUSE OF LIMITATIONS IN THIS SUMMARY, WE SUGGEST THAT EACH SHAREHOLDER CONSULT HIS OR HER TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE AMPLIFON TRANSACTION AND SUBSEQUENT LIQUIDATION OF SONUS TO YOU.

        Tax Consequences to Us.    After the approval of the Amplifon Transaction and the Terms of Liquidation and Dissolution and until our liquidation is completed, we will continue to be subject to income tax on our taxable income, if any. We will generally recognize taxable gain or loss on the disposition of our assets pursuant to the asset sale or other sales or distributions pursuant to the Amplifon Transaction. Due to our anticipated level of operating losses and expenses for 2002 and prior years, we do not believe that the Amplifon Transaction or any distributions under the Terms of Liquidation and Dissolution will generate a current U.S. or Canadian federal income tax or alternative minimum tax liability to us.

        Tax Consequences to Common Shareholders.    Our common shareholders will not recognize any gain or loss as a result of the asset sale by us. However, our shareholders may owe taxes on the distribution of cash proceeds during our liquidation.

        United States. For United States federal income tax purposes, a holder of common shares generally will recognize capital gain or capital loss equal to the difference between cash received by the shareholder in the liquidating distribution and the shareholder's adjusted tax basis in the shares upon which the distribution is received. Any gain recognized will generally be subject to federal income tax at capital gains rates, provided that the shares have been held for at least a year. Shares held for a shorter period on which there is a gain will be subject to federal income tax at the same rate as ordinary income. Any capital losses resulting from the liquidating distribution to shareholders will generally be applied to offset other capital gains of a shareholder, if any, from other transactions. For non-corporate shareholders, net capital losses are generally deductible against ordinary income up to $3,000, but capital losses in excess of $3,000 may be carried forward to subsequent tax years. The amounts received by shareholders as a liquidating distribution may be subject to backup withholding if a shareholder has not furnished a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against federal income tax liabilities.

        Canada. Under Canadian tax law, liquidating distributions, or a portion thereof, are treated one of three ways—as a deemed dividend, a capital gain or loss, or return of capital invested. To the extent the net proceeds of liquidation exceeds the shares' paid-up-capital, such amounts are generally treated as deemed dividends to the shareholders. The amount of the deemed dividends may be characterized as proceeds of disposition giving rise to a capital gain or loss in the hands of certain corporate shareholders who are residents of Canada. Where the liquidating corporation has more than one class of stock, as is the case with Sonus, the deemed dividend is determined on a class-by-class basis. Based on preliminary calculations, we do not believe that common shareholders will realize a deemed dividend on liquidation. Since the common shareholders will not receive a deemed dividend on liquidation (and the fact that the common shares are publicly traded), the common shareholders will not be subject to Canadian withholding taxes on dividends. Next, paid-up-capital of shares (or the net proceeds reduced by the amount of the deemed dividend) is compared to the shareholder's adjusted cost base of the shares. To the extent paid-up-capital per share exceeds a shareholder's adjusted cost base of the share, the shareholder will realize a taxable capital gain. Proceeds attributable to a shareholder's adjusted cost base will be treated as a return of the original investment and are not subject to taxation. If a shareholder's adjusted cost base is greater than paid-up-capital, the taxpayer will realize a capital loss.

        Pursuant to the terms of the U.S.-Canadian double tax treaty, capital gains and losses realized by U.S. residents are generally not subject to Canadian income or withholding taxes. If a U.S. resident shareholder of Sonus, together with persons with whom such shareholder did not deal at arm's length, holds more than 25 percent of the Sonus shares of any class of stock or held more than 25 percent of the Sonus shares of any class of stock during the previous five years, such shareholder must document reliance on the tax treaty and obtain a clearance certificate from the Canadian tax authorities. Otherwise, the liquidation proceeds are subject to Canadian withholding taxes.

PARTICULARS OF MATTERS TO BE ACTED UPON

        To the knowledge of our board of directors, the only matters to be acted upon at the special meeting are those set forth in the accompanying notice of meeting relating to approval of a special resolution to approve the Amplifon Transaction, approval of a special resolution to adopt the Terms of Liquidation and Dissolution, and approval of a special resolution to amend our Articles to change our corporate name.

PROPOSAL 1: APPROVAL OF THE AMPLIFON TRANSACTION

        Sonus has entered into a purchase agreement with Amplifon providing for the sale of substantially all of the assets of Sonus to Amplifon in consideration of a cash payment of approximately

$38.4 million and assumption by Amplifon of approximately $1.1 million of Sonus obligations. Under Yukon law, for Sonus to consummate a sale of substantially all of its assets, the shareholders of Sonus must approve the Amplifon Transaction in a special resolution under Yukon law. Accordingly, the shareholders will be asked to consider and, if thought fit, to pass the following special resolution:

    "RESOLVED, AS A SPECIAL RESOLUTION, THAT the Purchase Agreement dated June 18, 2002, between Sonus and Amplifon, included as Appendix A to the attached proxy statement, and the transactions contemplated by the agreement, pursuant to which Amplifon will purchase all of the capital stock of Sonus's wholly owned subsidiaries, Sonus-USA, Inc., and Sonus-Canada Ltd., and other assets, for approximately $38.4 million in cash and the assumption by Amplifon of approximately $1.1 million of Sonus's liabilities be and hereby are approved and confirmed in all respects."

The foregoing resolution will be adopted if approved by two-thirds of the votes cast at the meeting on this proposal by the holders of each outstanding class of capital shares, voting separately.

    Your board of directors recommends that you vote FOR the special resolution approving the Amplifon Transaction.

PROPOSAL 2: APPROVAL OF THE TERMS OF LIQUIDATION AND DISSOLUTION OF SONUS

        Following closing of the transactions contemplated by the purchase agreement, Sonus's primary asset will be the cash proceeds from the Amplifon Transaction. In order to distribute the proceeds to shareholders, Sonus has adopted and proposed to shareholders a plan for the voluntary liquidation and dissolution of Sonus. The Terms of Liquidation and Dissolution are attached as Appendix B to this proxy statement. Under Yukon law, in order for Sonus to adopt a plan for its voluntary liquidation and dissolution, the shareholders of Sonus must approve the Terms of Liquidation and Dissolution in a special resolution under Yukon law. Accordingly, the shareholders are being asked to consider and, if thought fit, to pass the following special resolution:

    "RESOLVED, AS A SPECIAL RESOLUTION, THAT, subject to the completion of the sale of assets under the Purchase Agreement dated June 18, 2002, between Sonus and Amplifon, Sonus be liquidated and dissolved voluntarily under Section 213 of the Yukon Business Corporations Act in accordance with the Terms of Liquidation and Dissolution included as Appendix B to the attached proxy statement, pursuant to which holders of common shares will receive a distribution of $1.00 per share and the remaining net proceeds from the sale after payment of or provision for the debts and other liabilities of Sonus will be distributed to Warburg, Pincus Ventures, L.P., the holder of all of Sonus's outstanding preferred shares; and that any officer, acting alone, be authorized and directed for and on behalf of Sonus to execute and deliver all documents and to perform such acts as he in his discretion may consider necessary, desirable, or useful for the purpose of giving effect to this resolution and carrying out the Terms of Liquidation and Dissolution."

The foregoing resolution will be adopted if approved by two-thirds of the votes cast at the meeting on this proposal by the holders of each outstanding class of our capital stock, voting separately.

    Your board of directors recommends that you vote FOR the special resolution approving the Terms of Liquidation and Dissolution.

PROPOSAL 3: AMENDMENT TO ARTICLES TO CHANGE CORPORATE NAME

        Under the terms of the purchase agreement, Sonus has agreed to amend its Articles to change its name to eliminate any reference to "Sonus." Under Yukon law, for Sonus to amend its Articles, the shareholders of Sonus must approve the amendment in a special resolution. Accordingly, the shareholders are being asked to consider, and if thought fit, to pass the following special resolution:

    "RESOLVED, AS A SPECIAL RESOLUTION, THAT the Articles of Continuance of Sonus be amended to change the name of the corporation from "Sonus Corp." to "SSN Liquidating Corp." effective on the filing of articles of amendment with the Yukon registrar of corporations and that the officers are authorized to prepare and file such articles of amendment and that the directors may revoke this resolution before it is acted on without further approval of the shareholders."

The foregoing resolution will be adopted if approved by two-thirds of the votes cast at the meeting on this proposal by the holders of our outstanding common shares and preferred shares voting together as a single class.

    Your board of directors recommends that you vote "FOR" the special resolution approving the proposed amendment to the Articles to change the corporate name.

Our board will not implement this resolution unless the Amplifon Transaction is closed.

SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table gives information regarding the beneficial ownership of Sonus common shares as of September 13, 2002, by each of our directors, by certain of our executive officers, and by our directors and executive officers as a group. In addition, the table gives information, including addresses, regarding each person or group known to us to own beneficially more than 5 percent of the outstanding common shares, Series A Convertible Preferred Shares or Series B Convertible Preferred Shares. Information as to beneficial share ownership is based on data furnished by the persons concerning whom such information is given. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and investment power. The numbers in the table include common shares as to which a person has the right to acquire beneficial ownership through the exercise or conversion of options, purchase warrants or convertible securities within 60 days after September 13, 2002.

Name and Address of Beneficial Owner	Class or Series of Shares	Amount and Nature of "Beneficial Ownership"(1)(2)		% of Common Shares(1)(2)	% of Series of Preferred Shares
Joel Ackerman(3)	—	—		—	—
Haywood D. Cochrane, Jr.	Common	100,000		1.6%	—
Leslie H. Cross	Common	117,931		1.9%	—
Brandon M. Dawson 2811 E. Evergreen Blvd., Vancouver, Washington 98661	Common	1,720,000		24.8%	—
Michael T. Fiore	Common	16,666		—	—
K2 Arbitrage Fund(4) 440 Adelaide West, Toronto, Ontario, M5V 1S7	Common	419,800	(4)	7.0%	—
Scott Klein 11290 SE Lenore Street, Clackamas, Oregon 97015	Common	517,998		7.9%	—
Daniel J. Kohl	Common	265,625		4.2%	—
Daniel Quall	Common	61,458		1.0%	—
Paul H. Stephens(5) 388 Market Street, Ste. 200 San Francisco, California 94111	Common	375,502	(5)	6.2%	—
Mark Richards	Common	110,000		1.8%
Gregory G. Schott	Common	16,666		—	—
Warburg, Pincus & Co.(3) 466 Lexington Avenue New York, New York 10017	Common Series A Series B	8,858,664 2,666,666 2,500,000	(3) (3) (3)	59.1 — —%	— 100 100	% %
David J. Wenstrup(3)	—	—		—	—
All present directors and executive officers as a group (13 persons)	Common	1,261,344		17.5%	—

*
Less than 1 percent of the outstanding common shares.

(1)
"Beneficial ownership" is calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act pursuant to which common shares as to which a person has the right to acquire beneficial ownership through the exercise or conversion of options, purchase warrants or convertible securities within 60 days after September 13, 2002, have been included in shares deemed to be outstanding for purposes of computing percentage ownership by such person.

(2)
"Beneficial ownership" includes common shares that the person has the right to acquire through the exercise or conversion of options, purchase warrants or convertible securities within 60 days after September 13, 2002, as follows: Haywood D. Cochrane, Jr., 100,000 shares; Leslie H. Cross, 33,333 shares; Brandon M. Dawson, 855,000 shares; Michael T. Fiore, 16,666 shares; Scott Klein, 509,998 shares; Daniel J. Kohl, 265,625 shares; Daniel Quall, 54,000 shares; Mark Richards, 100,000 shares; Warburg, Pincus & Co., 8,858,664 shares; and all present directors and executive officers as a group, 1,151,288 shares. None of the 1,151,288 shares that may be acquired by officers and directors through the exercise of options have an exercise price less than $1.00 per share. We expect all of these options to expire unexercised.

(3)
Warburg, Pincus & Co. is the general partner of Warburg, the record owner of 2,666,666 Series A Shares, 2,500,000 Series B Shares and warrants to purchase 2,000,000 common shares. Warburg is managed by Warburg Pincus LLC. Joel Ackerman and David J. Wenstrup, each a managing director and member of Warburg Pincus LLC and a general partner of Warburg, Pincus & Co., each disclaim beneficial ownership of the shares beneficially owned by Warburg within the meaning of Rule 13d-3 under the Exchange Act. The preferred shares vote together with the common shares as a single class unless otherwise required by law or if the Board of Directors otherwise determines. The preferred shares held by Warburg represent approximately 53 percent of the combined voting power of outstanding voting securities. Of the 8,858,664 common shares shown as beneficially owned by Warburg, 2,666,666 shares represent the common shares issuable upon conversion of 2,666,666 Series A Shares and 4,191,998 shares represent the common shares issuable upon conversion of 2,500,000 Series B Shares.

(4)
Included in reliance on information contained in Schedule 13G dated August 16, 2002, filed by K2 Arbitrage Fund, L.P. ("K2"). As to the indicated number of shares, K2 reported sole voting and dispositive power as to all shares. From the text of the filing, it appears Shawn Kimel, President and Secretary of K2 Genpar, Inc., K2's general partner, is the natural person with power to vote and dispose of K2's shares.

(5)
Included in reliance on information contained in Schedule 13G dated September 9, 2002, jointly filed by Mr. Stephens, RS Investment Management Co. LLC, RS Investment Management, L.P., RS Value Group LLC, The RS Orphan Fund, L.P., The RS Orphan Offshore Fund, L.P., and G. Randall Hecht. Mr. Stephens reported sole voting and dispositive power as to 208,302 common shares and shared voting and dispositive power as to 167,200 common shares owned by RS Orphan Fund, L.P. and RS Orphan Offshore Fund, L.P., as to which Mr. Stephens acts as portfolio manager. Mr. Stephens is a control person of RS Value Group, LLC, which is a registered investment adviser and the investment adviser to RS Orphan Fund, L.P., and RS Offshore Fund, L.P. RS Investment Management, L.P., is a registered investment adviser and the Managing Member of RS Value Group LLC. RS Investment Management Co. LLC is the General Partner of RS Investment Management L.P. G. Randall Hecht is a control person of RS Investment Management Co. LLC, RS Investment Management, L.P., and RS Value Group LLC, and acts as chief executive officer for each of these entities.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth for the years indicated the compensation awarded or paid to, or earned by, our chief executive officer and other executive officers whose salary level and bonus for the fiscal year ended July 31, 2001, exceeded $100,000.

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Number of Shares Underlying Options		All Other Compensation(8)
	Year	Salary	Bonus
Brandon M. Dawson Chairman(1)	2001 2000 1999	$203,462 195,000 195,000	— — —	— — —		$20,000 20,000 20,000
Daniel J. Kohl Chief Executive Officer(2)	2001	38,462	$25,000	850,000		—
Scott Klein President and Chief Operating Officer(3)	2001 2000 1999	179,327 175,000 127,885	— 21,875 65,625	200,000 — 375,000		— — —
Paul C. Campbell Senior Vice President and Chief Financial Officer(4)	2001 2000	166,000 54,631	8,269 5,126	— 200,000		— —
Randall E. Drullinger Vice President of Operations(5)	2001 2000 1999	111,851 93,077 93,706	3,750 — —	— — —		— — —
Jeffry S. Weiss Vice President and Chief Information Officer(6)	2001 2000 1999	120,000 91,459 31,058	10,000 10,000 —	— 100,000 50,000	(7) (7)	— — —

(1)
Mr. Dawson was chief executive officer of Sonus until May 21, 2001. Mr. Dawson resigned as chairman effective March 22, 2002.

(2)
Mr. Kohl joined Sonus and was appointed chief executive officer on May 21, 2001.

(3)
Mr. Klein joined Sonus in November 1998.

(4)
Mr. Campbell was an officer of Sonus from February 2000 until July 2001.

(5)
Mr. Drullinger became a consultant to Sonus in August 2001.

(6)
Mr. Weiss was an officer of Sonus from March 1999 until September 2001.

(7)
In July 2000, Sonus granted Mr. Weiss an option to purchase 50,000 common shares at $4.00 per share and 50,000 common shares at $5.00 per share. The grant of the option was conditioned upon the cancellation of an option to purchase 50,000 common shares at $5.88 per share that was granted to Mr. Weiss in March 1999.

(8)
Represents the premiums paid by Sonus for a split-dollar life insurance policy for Mr. Dawson.

Option Grants

        During the fiscal year ended July 31, 2001, Sonus granted stock options to employees and directors under its Second Amended and Restated Stock Award Plan (the "Stock Award Plan"). Options are granted at the discretion of our board of directors. Options are not transferable or assignable.

        The following table sets forth certain information concerning grants of options to purchase common shares to individuals who were directors or executive officers of Sonus during the fiscal year ended July 31, 2001:

Option Grants in Last Fiscal Year

Individual Grants
			Percentage of Total Options Granted to Employees in Fiscal Year				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(7)
Number of Shares Underlying Options Granted
Name				Exercise Price ($/share)	Price Range of Shares(6)	Expiration Date
							5%	10%
Joel Ackerman	—		—	—	—	—	—	—
Paul C. Campbell	—		—	—	—	—	—	—
Haywood D. Cochrane, Jr.	50,000	(1)	3.56%	$2.73	$2.94 - 2.35	6/14/11	$85,844	$217,546
Leslie H. Cross	—		—	—	—	—	—	—
Brandon M. Dawson	—		—	—	—	—	—	—
Randall E. Drullinger	—		—	—	—	—	—	—
Michael T. Fiore	50,000	(2)	3.56%	$2.30	$2.55 - 1.90	7/18/11	$72,323	$183,280
Gregory J. Frazer, Ph.D.	—		—	—	—	—	—	—
Hugh T. Hornibrook	—		—	—	—	—	—	—
Scott Klein	200,000	(3)	14.2%	$2.12	$2.94 - 1.99	6/20/11	$266,651	$675,747
Daniel J. Kohl	850,000	(4)	60.5%	$2.43	$2.94 - 1.35	5/21/11	$1,298,982	$3,291,875
Daniel W. Quall	—		—	—	—	—	—	—
Mark Richards	200,000	(5)	14.2%	$2.30	$2.55 - 1.90	7/19/11	$289,292	$733,122
Nancy E. Sayles	—		—	—	—	—	—	—
Jeffry S. Weiss	—		—	—	—	—	—	—
David J. Wenstrup	—		—	—	—	—	—	—

(1)
Exercisable in full.
(2)
Vests in three equal annual installments beginning one year following the date of grant.
(3)
Exercisable as to 70,000 common shares immediately following grant and an additional 10,833 common shares each quarter beginning August 1, 2001.
(4)
Exercisable as to 212,500 common shares on May 21, 2002, and an additional 53,125 common shares on each three-month anniversary thereafter.
(5)
Exercisable as to 50,000 common shares immediately following grant and an additional 50,000 common shares each year beginning July 19, 2002.
(6)
Represents the high and low per share sale prices of the common shares on AMEX during the 30-day period preceding the date of the option grant. The exercise prices are equal to the market price on the date of grant.
(7)
The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the common shares compounded annually over the full term of the options. There can be no assurance that the common shares will appreciate at any particular rate or at all.

Option Exercises and Fiscal Year-End Values

        The following table sets forth certain information regarding option exercises during the fiscal year ended July 31, 2001, and the fiscal year-end value of unexercised options held by individuals who were directors or executive officers of Sonus during the 2001 fiscal year:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at July 31, 2001		Value of Unexercised In-the-Money Options at July 31, 2001(2)
	Shares Acquired on Exercise
Name		Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joel Ackerman	—	—	—	—	—	—
Paul C. Campbell	—	—	100,000	100,000	—	—
Haywood D. Cochrane, Jr.	—	—	83,334	16,666	$18,500	—
Leslie H. Cross	—	—	16,667	33,333	—	—
Brandon M. Dawson	60,000	$41,280	341,250	113,750	—	—
Randall E. Drullinger	—	—	60,000	20,000	—	—
Michael T. Fiore	—	—	—	50,000	—	$40,000
Gregory J. Frazer, Ph.D.	—	—	80,000	—	—	—
Hugh T. Hornibrook	—	—	65,000	—	—	—
Scott Klein	—	—	334,883	240,117	$68,600	$127,400
Daniel J. Kohl	—	—	—	850,000	—	$569,500
Daniel W. Quall	—	—	14,000	36,000	—	—
Mark Richards	—	—	50,000	150,000	$40,000	$120,000
Nancy E. Sayles	—	—	—	50,000	—	—
Jeffry S. Weiss	—	—	20,000	80,000	—	—
David J. Wenstrup	—	—	—	—	—	—

(1)
The value shown was calculated based on the excess of the closing sale price of the common shares reported on AMEX on December 19, 2000, the date of exercise of the option, over the per share exercise price of the option.
(2)
The values shown were calculated based on the excess of the closing sale price of the common shares reported on AMEX on July 31, 2001, $3.10, over the per share exercise price of the unexercised in-the-money options.

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

        Put Rights.    Gregory J. Frazer, Ph.D., a former officer and director of Sonus, and his wife, Carissa Bennett, had the right, until September 30, 2001, to require Sonus to redeem an aggregate of 1,680 of their common shares as of the last day of each calendar quarter at a price of $8.35 per share. The redemption rights were noncumulative. Pursuant to such redemption rights, Sonus redeemed during the fiscal year ended July 31, 2001, a total of 5,040 common shares from Ms. Bennett and Mr. Frazer for consideration of $42,084. In addition, prior to September 30, 2001, an additional 3,360 common shares were redeemed from Ms. Bennett and Mr. Frazer for consideration of $28,056. Mr. Frazer was an officer of Sonus from October 1996 to October 2002 and served as a director until December 2000. Aggregate profit with respect to put rights exercised by Ms. Bennett and Mr. Frazer was approximately $73,164.

        Loans to Officers.    On March 18, 1998, we loaned Brandon Dawson, our chairman and chief executive officer at the time, $48,633.85 CDN at an interest rate of 7.75 percent per year, in order to pay taxes incurred as a result of the exercise by Mr. Dawson of options to purchase 20,000 common shares on April 1, 1996. On December 19, 2000, we also loaned Mr. Dawson $75,000 at an interest rate of 9.5 percent per year to pay the aggregate exercise price in connection with the exercise by Mr. Dawson of options to purchase 60,000 common shares at $1.25 per share. Finally, we made $30,000 in non-interest bearing advances to Mr. Dawson during fiscal year 2001 to cover personal expenses, which remained unpaid as of Mr. Dawson's resignation in March 2002. These loans and advances, which totaled $154,393, were forgiven as part of our Separation Agreement with Mr. Dawson in exchange for the surrender by Mr. Dawson of 60,000 common shares. At the time, the surrendered shares had a total market value of $22,000.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        We do not anticipate holding an annual meeting of shareholders in 2002 if the proposed transactions are approved by shareholders and the Amplifon Transaction is closed. Nonetheless, in the event a meeting is held, as described in our proxy statement for our 2001 Annual Meeting of Shareholders, shareholder proposals to be submitted for inclusion in the 2002 proxy materials and consideration at the 2002 Annual Meeting of Shareholders must have been received by Sonus on or before August 2, 2002. All such proposals must comply with the SEC's rules governing shareholder proposals submitted for inclusion and proxy materials.

        For any proposal that is not submitted for inclusion in next year's proxy materials but instead is sought to be presented directly at the 2002 Annual Meeting of Shareholders, the persons named as proxies will be able to vote in their discretion if Sonus does not receive notice of the proposal before the close of business on October 30, 2002, and advises the shareholders in the 2002 proxy materials about the nature of the matter and how management intends to vote on such matter; or has not received notice of the proposal by the close of business on October 30, 2002.

WHERE YOU CAN FIND MORE INFORMATION

        Sonus is subject to the information requirements of the Exchange Act. As a result, we file regular reports, proxy statements, and other information with the Securities and Exchange Commission. You can inspect and copy our reports, proxy statements, and other information filed with the SEC at the public reference facilities that the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. You can obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, our filings are available to the public at the SEC's web site located at http://www.sec.gov.

        You can obtain any of our publicly-filed documents through Sonus or from the SEC. Documents are available from us without charge, excluding exhibits. You can obtain documents from us by requesting them in writing or by telephone as follows:

        Sonus Investor Relations
        111 S.W. Fifth Avenue, Suite 1620
        Portland, Oregon 97204
        (503) 225-9152

        If you would like to request documents, please do so by October 15, 2002, to receive them before the special meeting. We will mail any requested documents to you by first class mail within one business day of receipt of your request.

        We have not authorized anyone to give any information or make any representation about the transactions discussed in this proxy statement that differ from, or add to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

        The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

BY ORDER OF THE BOARD OF DIRECTORS
Portland, Oregon September 23, 2002	Daniel J. Kohl Chief Executive Officer

APPENDIX A

EXECUTION COPY

         PURCHASE AGREEMENT
BETWEEN
AMPLIFON (USA), INC.
AND
SONUS CORP.
June 18, 2002

A-i

3.27	Residence	A-24
3.28	Correctness of Representations and Warranties	A-24
SECTION 4 Representations and Warranties of the Buyer		A-24
4.1	Authorization of Transaction	A-24
4.2	Noncontravention	A-25
4.3	Brokers' Fees	A-25
4.4	Investment	A-25
4.5	Funds Available	A-25
SECTION 5 Pre-Closing Covenants		A-25
5.1	General	A-25
5.2	Notices and Consents	A-25
5.3	Operation of Business	A-25
5.4	Preservation of Business	A-26
5.5	Full Access	A-26
5.6	Notice of Developments	A-26
5.7	No Solicitation	A-26
5.8	Negative Covenants	A-28
5.9	Financial Statements and Reports	A-29
5.10	Employee Benefits	A-29
5.11	Regulatory Filings	A-29
5.12	Shareholder Approval	A-29
SECTION 6 Post-Closing Covenants		A-30
6.1	General	A-30
6.2	Litigation Support	A-30
6.3	Transition	A-30
6.4	Confidentiality	A-30
6.5	Name Change	A-31
6.6	Noncompete	A-31
6.7	Tax Matters	A-31
SECTION 7 Conditions to Obligation to Close		A-32
7.1	Conditions to Obligation of the Buyer	A-32
7.2	Conditions to Obligation of the Seller	A-33
SECTION 8 Remedies for Breaches of this Agreement		A-34
8.1	Survival	A-34
8.2	Indemnification Provisions for Benefit of the Buyer	A-34
8.3	Indemnification Provisions for Benefit of the Seller	A-34
8.4	Matters Involving Third Parties	A-34

A-ii

8.5	Limitations on Indemnification Obligations	A-35
8.6	Indemnification from Escrow	A-35
8.7	Exclusive Remedy	A-35
SECTION 9 Termination		A-36
9.1	Termination of Agreement	A-36
9.2	Effect of Termination	A-36
9.3	Termination Fee	A-36
SECTION 10 Miscellaneous		A-37
10.1	Press Releases and Announcements	A-37
10.2	No Third Party Beneficiaries	A-37
10.3	Entire Agreement	A-37
10.4	Succession and Assignment	A-37
10.5	Counterparts	A-37
10.6	Headings	A-37
10.7	Notices	A-37
10.8	Governing Law	A-38
10.9	Amendments and Waivers	A-38
10.10	Severability	A-38
10.11	Expenses	A-39
10.12	Construction	A-39
10.13	Incorporation of Exhibits and Schedules	A-39
10.14	Arbitration	A-39
10.15	Specific Performance	A-40
10.16	SUBMISSION TO JURISDICTION	A-40

A-iii

PURCHASE AGREEMENT

        This Purchase Agreement ("Agreement") is made as of June 18, 2002 between AMPLIFON (USA), INC., a Delaware corporation (the "Buyer"), and SONUS CORP., a Yukon Territory, Canada corporation (the "Seller"). The Buyer and the Seller are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

RECITALS

        WHEREAS, the Seller owns all of the outstanding capital stock of SONUS-USA, INC., a Washington corporation ("Sonus-USA"), and SONUS-CANADA LTD., a British Columbia, Canada corporation ("Sonus-Canada" and together with Sonus-USA, the "Parent Companies");

        WHEREAS, Sonus-USA owns all of the outstanding capital stock of Hear PO Corp., a New Mexico corporation ("Hear PO"), Sonus-Texas, Inc., an Oregon corporation ("Sonus-Texas"), and Sonus Acquisition Corp., an Oregon corporation ("Sonus Acquisition," collectively with Sonus-USA, Sonus-Canada, Hear PO and Sonus-Texas, the "Companies," and each individually, a "Company");

        WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the outstanding equity interests (collectively the "Shares") in each of the Parent Companies, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, in addition, the Buyer desires to purchase from Seller, and the Seller desires to sell to the Buyer certain assets of the Seller, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Boards of Directors of Buyer and Seller have approved and deemed it advisable and in their respective best interests to consummate the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein; and

        WHEREAS, Warburg, Pincus Ventures, L.P. ("Warburg") has entered into an agreement with the Buyer under which Warburg has agreed, among other things and subject to the conditions specified therein, to vote all shares of capital stock it holds in the Seller for approval of the transactions contemplated by this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

SECTION 1
DEFINITIONS

        In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below:

        "Accounts Receivable" has the meaning set forth in Section 2.1(b)(1).

        "Acquisition Proposal" has the meaning set forth in Section 5.7.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        "Assigned Contracts" means the contracts listed on Exhibit A.

        "Assumed Obligations" has the meaning set forth in Section 2.1(d).

        "Audited Financial Statements" has the meaning set forth in Section 3.5(a).

        "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

        "Business" means the business and operations of Seller and the Companies including, but not limited to, the ownership and operation of hearing care centers through Sonus-USA, Sonus-Canada and Sonus-Texas, the operation of a network-licensing program through the Sonus Network, the operation of an independent provider association and hearing care benefit administrator through Hear PO and the sale of hearing aid products and accessories through the internet site at www.sonus.com.

        "Buyer Indemnitees" means Buyer, its Affiliates and representatives and, after the Closing Date, the Companies.

        "Claim Notice" has the meaning set forth in Section 8.6(a).

        "Closing" has the meaning set forth in Section 2.3.

        "Closing Date" has the meaning set forth in Section 2.3.

        "COBRA" has the meaning set forth in Section 3.20(h).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" or "Companies" have the meanings set forth in the Recitals.

        "Companies' Transactions Fees" has the meaning set forth in Section 7.1(g).

        "Confidential Information" means any information concerning the business and affairs of any of the Companies.

        "Dawson Contract" means the Separation Agreement and Release of Claims dated March 22, 2002, between the Seller and Brandon M. Dawson.

        "Disclosure Schedule" has the meaning set forth in Section 3.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

        "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

        "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(l) of ERISA.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Account" has the meaning set forth in Section 2.2(b).

        "Escrow Agent" shall mean American National Bank and Trust Company of Chicago.

        "Escrow Agreement" has the meaning set forth in Section 7.1(o).

        "Excluded Assets" has the meaning set forth in Section 2.1(c).

        "Excluded Obligations" has the meaning set forth in Section 2.1(d).

        "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

        "Fiduciary" has the meaning set forth in Section 3(21) of ERISA.

        "Financial Statements" has the meaning set forth in Section 3.5.

        "First Person" has the meaning set forth in Section 3.20(l).

        "Foreign Employee Plan" means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, notice, severance, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former employees of the Business employed in Canada, maintained, sponsored or funded by the Companies, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, other than government sponsored pension, health insurance and employment insurance plans.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any government, governmental body or agency or pursuant to any Legal Requirement.

        "Guaranty Agreement" means the Guaranty Agreement between the Seller and Amplifon Sp.A. dated the date of this Agreement.

        "Hear PO" means Hear PO Corp., a New Mexico corporation.

        "Hear PO Common Shares" has the meaning set forth in Section 3.3(c).

        "ICA" means the Investment Canada Act, as amended.

        "Indemnified Party" has the meaning set forth in Section 8.4.

        "Indemnifying Party" has the meaning set forth in Section 8.4.

        "Intellectual Property" means all (a) patents, patent applications, patent disclosures and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

        "Inventory" has the meaning set forth in Section 2.1(b)(2).

        "Knowledge," when used with reference to the Knowledge of the Seller, means actual knowledge after due inquiry of the following people: Brandon Dawson, Scott Klein, Daniel Kohl, James Merideth-Webb, Daniel Quall, Mark Richards and Brian Thompson.

        "Latest Balance Sheet" has the meaning assigned to such term in Section 3.5(a).

        "Leased Real Property" has the meaning assigned to such term in Section 3.12(b).

        "Legal Requirement" means any constitutional provision, statute, law, rule, regulation, permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any government or governmental body or agency, branch or department thereof.

        "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

        "Losses" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages of any nature or character, penalties, fines, costs, Liabilities, obligations, Taxes, liens, expenses and fees, including all attorneys' fees and court costs.

        "Material Adverse Effect" shall mean any material adverse effect on the business, properties, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Seller and the Companies, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any change, event, effect or circumstance arising out of or attributable to (but only to the extent arising out of or attributable to) (1) changes, events, effects or circumstances that generally affect the industries in which the Seller and the Companies operate (including legal and regulatory changes), or (2) general economic conditions affecting the United States and/or Canadian economies, as a whole.

        "Multiemployer Plan" has the meaning set forth in Section 3(37)(A) of ERISA.

        "Ordinary Course of Business" means the usual, regular and ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Parent Companies" means Sonus-USA and Sonus-Canada.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" shall mean any corporation, limited liability company, partnership, limited partnership, joint venture, proprietorship, individual, trust or other entity.

        "Plan Affiliate" has the meaning set forth in Section 3.20(l).

        "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

        "Purchase Price" has the meaning set forth in Section 2.2(a).

        "Purchase Price Reduction" has the meaning set forth in Section 2.2(b).

        "Purchased Assets" has the meaning set forth in Section 2.1(b).

        "Registrable Intellectual Property" has the meaning set forth in Section 3.13(d).

        "Representative" means each of the Buyer and its Affiliates, directors, officers, employees, agents and advisors.

        "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

        "Required Vote" means the approval of the Transactions by two-thirds of the shares voting in each class of capital stock of the Seller, provided that a quorum is present at the Special Meeting.

        "Restricted Parties" has the meaning set forth in Section 5.7.

        "Returns" has the meaning set forth in Section 3.8(b).

        "Scheduled Intellectual Property" has the meaning set forth in Section 3.13(a).

        "Scheduled Plans" has the meaning set forth in Section 3.20(a).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens on goods in transit incurred pursuant to documentary letters of credit, (e) purchase money liens and liens securing rental payments under capital lease arrangements, and (f) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Shares" has the meaning set forth in the Recitals.

        "Sonus Acquisition Common Shares" has the meaning set forth in Section 3.3(e).

        "Sonus-Canada Common Shares" has the meaning set forth in Section 3.3(b).

        "Sonus Network" means the network of independently owned and operated hearing clinics that are licensed to use the Seller's name and other related services.

        "Sonus-Texas Common Shares" has the meaning set forth in Section 3.3(d).

        "Sonus-USA Common Shares" has the meaning set forth in Section 3.3(a).

        "Sonus-USA Subsidiaries" has the meaning set forth in Section 3.4.

        "Special Meeting" has the meaning set forth in Section 5.12.

        "Subsidiary" means any corporation or other entity a majority of the outstanding voting securities of which another corporation or other entity owns beneficially directly or indirectly.

        "Superior Proposal" has the meaning set forth in Section 5.7.

        "Tax" has the meaning set forth in Section 3.8(a).

        "Transaction Documents" means this Agreement, the Escrow Agreement, the Guaranty Agreement and all other documents and instruments executed and delivered in connection with this Agreement or the transactions contemplated by this Agreement.

        "Transactions" means the transactions contemplated by this Agreement, together with the plan of liquidation, amalgamation or other transaction under Yukon law adopted by the Seller's Board of Directors pursuant to which holders of the Seller's common shares will receive an allocation from the Purchase Price of $1.00 per common share of the Seller (excluding the shares subject to Section 9 of the Dawson Contract) in a distribution, amalgamation, or other transaction, provided that in the event such transaction does not require shareholder approval under Yukon law it shall not be included in this definition.

        "Warburg" has the meaning set forth in the Recitals.

SECTION 2
PURCHASE AND SALE OF SHARES AND ASSETS

        2.1    Basic Transaction.

          (a)  Upon and subject to the terms and conditions of this Agreement, at the Closing the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, the Shares in each of the Parent Companies.

          (b)  Upon and subject to the terms and conditions of this Agreement, at the Closing the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest in and to all of the assets, other than the Excluded Assets, that are owned by the Seller and held for use, used or useful in the Business, wherever such assets are located and whether or not such assets are reflected on the Audited Financial Statements or the Latest Balance Sheet (collectively, the "Purchased Assets"), including, but not limited to, the following:

            (1)  all accounts and notes receivable and other claims for money due to the Seller arising from the rendering of services or the sale of goods or materials in connection with the operation of the Business and any intercompany obligation due from any of the Companies to the Seller, as the same exist on the Closing Date (collectively, the "Accounts Receivable");

            (2)  all inventory, including, without limitation, operating, office and other supplies, work-in-process and finished goods (collectively, the "Inventory");

            (3)  all of the Intellectual Property of the Seller relating to the design, manufacture, sale or service of products and the conduct of the Business;

            (4)  all fixtures, equipment and machinery, tools, vehicles (whether or not registered under motor vehicle registration laws), furniture, office furniture and equipment and other similar personal property used or useful in the conduct of the Business;

            (5)  all rights under Assigned Contracts, to the extent assignable, and all rights under Sections 7 and 13(b) of the Dawson Contract;

            (6)  all rights of the Seller in and to Governmental Authorizations, relating primarily to, or necessary for the continued conduct of, the Business or required in connection with ownership or operation of the Purchased Assets, to the extent assignable;

            (7)  all causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character of the Seller, if related to the Purchased Assets or arising in connection with the Business, including without limitation rights and claims against suppliers;

            (8)  all deposits and prepaid assets and expenses of the Seller as they relate to the operation of the Business;

            (9)  all records, files and papers of the Seller as they relate to the operation of the Business, including, but not limited to, customer lists, supplier lists, sales and marketing records and materials, problem lists, license and maintenance fee records, employment records and other business records;

          (10)  any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to any of the Companies, and any rights of the Companies under any such insurance policy or contract; and

          (11)  all other properties and assets owned or held by the Seller as of the Closing Date and used or useful in the operation of the Business, whether or not falling within any of the categories of assets or properties described above.

          (c)  Notwithstanding the foregoing, the following properties and assets of the Seller are retained by the Seller and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "Excluded Assets"):

            (1)  the Seller's formal corporate records, including charter documents, minute books, stock books and other records having exclusively to do with the organization of the Seller and all tax returns and other financial records of the Seller;

            (2)  the Seller's rights pursuant to or under this Agreement, the Escrow Agreement and the Guaranty Agreement;

            (3)  all causes of action, claims, rights of recovery and set-off of the Seller not relating to the Purchased Assets or arising out of the conduct of the Business;

            (4)  any Governmental Authorizations which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained;

            (5)  all cash, cash equivalents and marketable securities of the Seller, including the Purchase Price being delivered by Buyer pursuant to this Agreement; and

            (6)  the Seller's rights pursuant to or under any insurance policies or contracts.

          (d)  As of the Closing Date, Buyer will assume and thereafter pay and fully satisfy when due all Liabilities and other obligations of Seller arising after the Closing Date under (1) the Assigned Contracts or Governmental Authorizations assigned to Buyer pursuant to Section 2.1(b) and not related to any default or breach existing prior to or as a consequence of the Closing, (2) Sections 2 and 8 of the Dawson Contract, and (3) clause (ii) of Section 9(b) of the Dawson Contract, provided, however, that Buyer shall assume only the financial obligation, if any, of Seller under clause (ii) of Section 9(b) of the Dawson Contract and shall not assume any Liabilities for the performance of any other obligation of Seller under Section 9 of the Dawson Contract. All such Liabilities and obligations to be so assumed by Buyer are referred to herein as the "Assumed Obligations." In addition to the Assumed Obligations, the Companies shall continue to be responsible for their respective Liabilities, which may include, but are not limited to the Liabilities which are listed on Exhibit B. Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Documents and regardless of whether such Liability or obligation is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, Buyer will not assume, agree to pay, perform or discharge or in any way be responsible for any debts, Liabilities or other obligations of the Seller (all such Liabilities and obligations not being assumed by Buyer are referred to as "Excluded Obligations") except to the extent specified in this Section 2.1(d). Without limiting the generality of the preceding sentence, the Excluded Obligations shall include, but not be limited to the Liabilities listed on Exhibit C. If the Seller is able to negotiate a net cash settlement of any of the Seller's remaining obligations under the Dawson Contract, Buyer will assume such obligations of the Seller (and such obligations shall become Assumed Obligations) in exchange for a corresponding reduction in the Purchase Price and the cash amount of the Purchase Price payable to the Seller at the Closing under Section 2.2(a).

        2.2    Purchase Price Payable at the Closing.

          (a)  The Buyer shall pay to the Seller at the Closing as the aggregate purchase price for the Shares and Purchased Assets the sum of $38,438,000, minus the Purchase Price Reduction (the "Purchase Price"), plus the assumption of the Assumed Obligations, in the following manner:

            (1)  Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to $35,438,000 minus the Purchase Price Reduction; and

            (2)  Buyer shall pay by wire transfer of immediately available funds an amount equal to $3,000,000 to an interest-bearing escrow account (the "Escrow Account") established under the Escrow Agreement.

          (b)  The Purchase Price shall be reduced by an amount equal to (1) the Companies' Transaction Fees, (2) any amounts paid prior to the Closing by any of the Companies arising out of any irregularities in any of the Companies' Medi-Cal billing procedures on or before the Closing

  Date, (3) any amounts paid prior to the Closing by any of the Companies to the California Franchise Tax Board attributable to periods ended on or before the Closing Date, excluding the matter described in Exhibit B, (4) the aggregate amount of any severance obligations paid or incurred under any of the Assigned Contracts by reason of the termination of any such employee's employment on or before the Closing Date but only if such employee's employment is not terminated by the Buyer and (5) $175,000 if the Seller and Scott Klein amend his employment agreement prior to the Closing Date on terms which are acceptable to the Buyer and he does not terminate his employment agreement as permitted by Section 4 of an amendment thereto dated June 20, 2001 (the sum of such amounts, the "Purchase Price Reduction").

        2.3    The Closing.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Chicago, Illinois, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date").

        2.4    Deliveries at the Closing.    At the Closing, (a) the Seller will deliver to the Buyer bills of sale and assignments (which shall not contain any additional covenants or indemnities), in form and substance reasonably satisfactory to the Buyer as necessary to convey the Purchased Assets to the Buyer, and the various certificates, instruments and documents referred to in Section 7.1; (b) the Buyer will deliver to the Seller an assumption undertaking in form and substance reasonably satisfactory to the Seller, as evidence of the Buyer's assumption of the Assumed Obligations, and the various certificates, instruments and documents referred to in Section 7.2; (c) the Seller will deliver to the Buyer certificates representing all of the outstanding Shares, endorsed in blank or accompanied by duly executed assignment documents; and (d) the Buyer will deliver to the Seller and the Escrow Agent the consideration specified in Section 2.2.

        2.5    Allocation of Purchase Price.    In consideration for Seller's sale of the Shares and Purchased Assets to Buyer, the Parties agree that the Purchase Price and Assumed Obligations shall be allocated in the manner set forth on Exhibit D.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller has compiled a Disclosure Schedule in a bound volume (the "Disclosure Schedule") which has been executed by Seller and dated and delivered to the Buyer on the date of this Agreement. The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Section 3 are correct and complete as of the date of this Agreement (or, if made as of a specified date, as of such date):

        3.1    Binding Agreement; Noncontravention.    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Yukon Territory, Canada. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Seller is a party each constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally, and (b) general principles of equity, whether such principles are considered in a proceeding at law or in equity. Neither the execution and delivery of this Agreement or the other Transaction Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or require the payment of any amounts under, or create in any party the right to accelerate, terminate, modify or cancel or require any notice under any material contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other obligation to which Seller or any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) which is disclosed or required to be disclosed in the Disclosure Schedule, (b) violate any provision of the charter, articles, bylaws or other organizational documents of Seller or any of the Companies, or (c) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Seller or any of the Companies is subject, except for such violation of statutes, regulations, rules or ordinances that would not materially interfere with the consummation of the transactions contemplated hereby or the conduct of the Business of any of the Companies after the Closing Date. No notice to, filing with or authorization, consent or approval of any government or governmental agency by Seller or any of the Companies is necessary for the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which the Seller is a party.

        3.2    Organization, Qualification and Corporate Power.    Each of the Companies is a corporation duly organized or incorporated, as the case may be, validly existing and in good standing under the laws of the jurisdiction in which it is organized or incorporated, as the case may be. Each of the Companies is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of the jurisdictions specified in the Disclosure Schedule, which are all the jurisdictions in which the nature of its business or the ownership or leasing of its property requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures to be so qualified or in good standing, could not reasonably be expected to have a Material Adverse Effect. Each Company has the full corporate power and authority, required to carry on the business in which it is engaged or in which it presently proposes to engage and to own and use the properties owned and used by it. The Disclosure Schedule lists the directors and officers of each Company. Seller has delivered to Buyer correct and complete copies of the certificate or articles of incorporation and bylaws of each Company, including all amendments thereto. The minute books containing the records of meetings of the shareholders and board of directors, the stock certificate book and the stock record book of each Company are correct and complete in all material respects and Seller has previously furnished Buyer with true and complete copies of such minute books, stock certificate books and stock record books. None of the Companies is in default under or in violation of any provision of its charter, bylaws or other organizational documents.

        3.3    Capitalization.

          (a)  The entire authorized stock of Sonus-USA consists of 10,000 common shares, without par value (the "Sonus-USA Common Shares"), of which 1,000 Sonus-USA Common Shares are issued and outstanding and none are held in treasury.

          (b)  The entire authorized share capital of Sonus-Canada consists of 30,000 shares divided into (1) 10,000 Class "A" common shares, without par value, of which 160 shares are outstanding (the "Sonus-Canada Common Shares"); (2) 10,000 Class "B" common shares, without par value, none of which are outstanding; and (3) 10,000 preferred shares, without par value, none of which are outstanding.

          (c)  The entire authorized stock of Hear PO consists of 1,000 common shares, without par value (the "Hear PO Common Shares"), of which 1,000 Hear PO Common Shares are issued and outstanding and none are held in treasury.

          (d)  The entire authorized stock of Sonus-Texas consists of 1,000 common shares, without par value (the "Sonus-Texas Common Shares"), of which 1,000 Sonus-Texas Common Shares are issued and outstanding and none are held in treasury.

          (e)  The entire authorized stock of Sonus Acquisition consists of 1,000 common shares, without par value (the "Sonus Acquisition Common Shares"), of which 1,000 Sonus Acquisition Common Shares are issued and outstanding and none are held in treasury.

          (f)    All of the issued and outstanding Sonus-USA Common Shares and the Sonus-Canada Common Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held of record and beneficially by the Seller free and clear of all liens, claims and encumbrances. All of the issued and outstanding Hear PO Common Shares, Sonus-Texas Common Shares and Sonus Acquisition Common Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held of record and beneficially by Sonus-USA free and clear of all liens, claims and encumbrances. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any of the Companies is a party or which are binding upon any of the Companies providing for the issuance, transfer, disposition or acquisition of any of its capital stock. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any of the Companies. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of any of the Companies. There are currently existing no preemptive rights exercisable with respect to any shares of capital stock in any of the Companies nor have any shares of the capital stock in any of the Companies been issued in violation of then existing preemptive rights. Upon consummation of the Closing, the Buyer will own, directly or indirectly, all of the outstanding shares of capital stock in each of the Companies and none of the Companies will have any securities convertible into or exchangeable for any shares of its capital stock or any rights, options, agreements or arrangements outstanding to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock.

        3.4    Subsidiaries.

          (a)  Other than Hear PO, Sonus-Texas and Sonus Acquisition (collectively, the "Sonus-USA Subsidiaries"), Sonus-USA has no Subsidiaries or equity ownership in any other Person. Sonus-USA directly or indirectly owns all of the shares in each of the Sonus-USA Subsidiaries, free and clear of all liens and encumbrances.

          (b)  Sonus-Canada has no Subsidiaries. Sonus-Canada does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, joint venture, limited liability company or other business association.

        3.5    Financial Statements.

          (a)  The Seller has delivered to the Buyer the following financial statements of the Seller (collectively, the "Financial Statements"):

            (1)  Audited consolidated balance sheets as of July 31, 1999, July 31, 2000, and July 31, 2001, and consolidated statements of operations, shareholders' equity and cash flows for the fiscal years then ended for Seller and its consolidated subsidiaries (the "Audited Financial Statements"); and

            (2)  Unaudited consolidated balance sheets as of October 31, 2001, January 31, 2002 and April 30, 2002 and consolidated statements of operations, shareholders' equity and cash flows for the quarterly periods then ended for Seller and its consolidated subsidiaries. Seller's unaudited balance sheet as of April 30, 2002, is referred to as the "Latest Balance Sheet."

          (b)  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject in the case of the unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end adjustments, none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, or operations of Seller, and present fairly, in all material respects, the financial position of Seller and its consolidated subsidiaries, the consolidated results of their operations and their cash flows for the periods indicated.

          (c)  The Seller has filed with the SEC true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since July 31, 1998, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Seller SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Seller SEC Documents, including, without limitation, any financial statements or schedules included therein (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (2) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing.

          (d)  Each of the financial statements which are to be delivered to the Buyer pursuant to Section 5.9 shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject in the case of the unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end adjustments (and quarter-end adjustments as to the months ended May 31, 2002, June 30, 2002, August 31, 2002, and September 30, 2002), none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, or operations of Seller, and present fairly, in all material respects, the financial position of Seller and its consolidated subsidiaries, the consolidated results of their operations and their cash flows for the periods indicated.

        3.6    Absence of Certain Developments.    There has not been any event which has had or could reasonably be expected to have a Material Adverse Effect since the date of the Latest Balance Sheet. Since the date of the Latest Balance Sheet, none of the Companies has declared, set aside, made or paid any dividend or other distribution with respect to its capital stock or directly or indirectly redeemed, purchased or otherwise acquired any of its equity securities.

        3.7    Undisclosed Liabilities.    None of the Companies has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against any Company giving rise to any Liability) except for (a) Liabilities of the Companies set forth on the Latest Balance Sheet (including Liabilities fully disclosed in any notes thereto), (b) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand) and (c) Liabilities relating to (1) Tax matters as to which the representations and warranties of the Seller are made in Section 3.8, (2) the Companies' liabilities under leases of real estate, as to which the representations and warranties of the Seller are made in Section 3.12, (3) the Companies' liabilities relating to the use of Intellectual Properties, as to which the representations and warranties of the Seller are made in Section 3.13, (4) contracts to which any of the Seller or the Companies is a party or is otherwise bound as to which the representations and warranties of the Seller are made in Section 3.14, (5) litigation as to which the representations and warranties of the Seller are made in Section 3.16, (6) product warranties as to which the representations and warranties of the Seller are made in Section 3.17, (7) product liability as to which the representations and warranties of the Seller are made in Section 3.18, (8) employment matters as to which the representations and warranties of the Seller are made in Section 3.19, (9) employee benefits as to which the representations and warranties of the Seller are made in Section 3.20, (10) related party transactions as to which the representations and warranties of the Seller are made in Section 3.21, (11) environment, health and safety as to which the representations and warranties of the Seller are made in Section 3.22,

(12) compliance with law as to which the representations and warranties of the Seller are made in Section 3.23, and (13) change of control payments as to which the representations and warranties of the Seller are made in Section 3.24.

        3.8    Tax Matters.

          (a)  For purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, capital, goods and services, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, customs, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Each of the Companies has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by each of the Companies. With respect to all Taxes imposed on each of the Companies or for which any of the Companies is or could be liable, whether to taxing authorities or to other Persons or entities (as, for example, under Tax sharing or Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all such material Taxes required to be paid by each of the Companies to taxing authorities or others on or before the date hereof have been paid.

          (c)  Each of the Companies as of the Closing Date will have withheld and paid when due with respect to any employee, independent contractor, creditor, shareholder or any third party, all federal and state income Taxes, FICA, FUTA, and other Taxes required to be withheld.

          (d)  None of the Companies has been delinquent in the payment of any Tax nor is there any Tax deficiency proposed or assessed against any of the Companies. None of the Companies has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (e)  No audit or other examination of any Return of any of the Companies is presently in progress and none of the Companies has been notified of any request for such an audit or other examination.

          (f)    None of the Companies has liability for unpaid federal, state, local or foreign Taxes which have not been accrued for or reserved on the Latest Balance Sheet, whether asserted or unasserted, contingent or otherwise except for Taxes arising in the Ordinary Course of Business since the date of the Latest Balance Sheet. There are no liens for Taxes on the assets of any of the Companies other than Taxes not yet due and payable.

          (g)  None of the Companies' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (h)  There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Companies or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162 of the Code.

          (i)    None of the Companies has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by any of the Companies.

          (j)    None of the Companies has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (k)  None of the Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (l)    None of the Companies has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code (other than a group the common parent of which was Sonus-USA).

          (m)  None of the Companies has any liability for the Taxes of any other Person under Treasury Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (n)  None of the assets of the Companies is property that any of the Companies is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (o)  None of the Companies has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (p)  None of the Companies has participated in an international boycott within the meaning of Section 999 of the Code.

          (q)  None of the Companies has or has ever had a permanent establishment in any country in which it is not organized, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (r)  None of the Companies organized in the United States is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

          (s)  Each of the Companies organized in the United States has timely filed for all years prior to the year of the Closing all Forms 1099 (including corrected or amended forms) and any comparable form required to be filed under the applicable law of any state, for all workers which any of the Companies has classified and treated as independent contractors.

          (t)    Each of the Companies organized in the United States has consistently classified for state and federal Tax purposes each and every worker as either an employee or independent contractor in accordance with the criteria set forth in Revenue Ruling 87-41, 1987-1 C.B. 296.

          (u)  Section 3.8(u) of the Disclosure Schedule sets forth as of July 31, 2001, for each of the Companies that is organized in the United States, the net operating losses and the dates of expiration of net operating loss carry forwards, which information is correct and complete in all material respects.

        3.9    Accounts Receivable.    The Accounts Receivable and each of the Companies' accounts receivable and other claims for money due are reflected properly on the books and records of Seller or such Company and are valid. The allowance for doubtful accounts, reserve for payment adjustments and reserve for sales returns set forth or reflected in the Latest Balance Sheet was determined in accordance with GAAP.

        3.10    Inventories.

          (a)  The Inventory and all inventory of the Companies consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with the past practice of the Seller or the Companies, as the case may be, except for obsolete items and items of substandard quality, all of which have been written off or written down to net realizable value as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company and/or the Seller. All inventories not written off or written down have been booked on a lower of cost or market basis. Except as disclosed in the Financial Statements, Inventory and all items included in the inventory of each Company are the property of Seller or such Company free and clear of any Security Interest.

          (b)  None of the Inventory or inventories of the Companies reflected as inventories in the Financial Statements is held by Seller or the Companies on consignment. The Companies are in possession of hearing instruments listed in Section 3.10(b) of the Disclosure Schedule that were originally received on consignment from Siemens Hearing Instruments, Inc. All such items (1) are owned by the Seller or the Companies free and clear of any Security Interest or (2) are in good condition, suitable for return to the consignor and have been held and maintained in accordance with the consignment agreement. The Seller and the Companies have no Liability to any consignor with respect to the prior sale of any hearing instruments held at any time under any consignment or similar arrangement.

        3.11    Other Tangible Personal Property.    Except as disclosed in Section 3.11 of the Disclosure Schedule, Seller and each Company has good and marketable title to, or a valid leasehold interest in, each item of tangible personal property used by it or reflected on its books and records as owned by it, including all automobiles, machinery and equipment, free and clear of any Security Interest. The assets of the Companies and the Purchased Assets include all tangible personal property held for use, used or useful for the conduct of the Business as presently conducted.

        3.12    Real Property.

          (a)  The Companies own no real property in fee simple.

          (b)  Section 3.12(b) of the Disclosure Schedule completely and accurately lists and describes all real property leased or subleased to any of the Companies (the "Leased Real Property"). The Seller has delivered to Buyer correct and complete copies of the leases and subleases (including all amendments thereto) listed in Section 3.12(b) to the Disclosure Schedule. With respect to each lease and sublease listed in Section 3.12(b) to the Disclosure Schedule which provides for an annual lease or sublease payment in excess of $25,000:

            (1)  The lease or sublease is legal, valid, binding, enforceable against the Seller or Company party thereto, and is in full force and effect subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws from time to time in effect affecting creditors' rights generally and general principles of equity, whether such principles are considered in a proceeding in law or in equity;

            (2)  None of the Companies or to the Knowledge of Seller any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease, except for breaches which could not reasonably be expected to have a material adverse effect on the enforceability of such lease;

            (3)  No party to the lease or sublease has repudiated any provision thereof;

            (4)  There are no material disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

            (5)  None of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

            (6)  With respect to each sublease, the representations and warranties set forth in Sections 3.12(b)(1) through 3.12(b)(5) are true and correct with respect to the underlying lease.

          (c)  Except as set forth in Section 3.12(c) of the Disclosure Schedule, there is not: (1) any structural defect in the Leased Real Property; or (2) any Leased Real Property used by any of the Companies and required for the conduct of the Business as currently conducted that is not in all material respects in good condition and working order (reasonable wear and tear excepted) and adequate for the current normal operation of the Business. The Leased Real Property complies in all material respects with all federal, state, provincial and municipal laws, ordinances, orders, regulations or requirements.

          (d)  None of the Companies is a party to or bound by: (1) any agreement for the purchase of any interest in real estate; or (2) any agreement for the lease to such Company of any interest in real estate not currently in possession of the Company.

          (e)  The Seller does not own, lease or otherwise use or possess any interest in real property held for use, used or useful for the conduct of the Business as presently conducted.

        3.13    Intellectual Property.

          (a)  Each of the Companies owns or has the right to use pursuant to license, agreement or permission the Intellectual Property listed on Section 3.13(a) of the Disclosure Schedule (the "Scheduled Intellectual Property"). The Scheduled Intellectual Property owned or used by any Company immediately prior to the Closing will be owned or available for use by such Company on identical terms and conditions immediately subsequent to the Closing. Each of the Companies has taken reasonable action to protect the Scheduled Intellectual Property that it owns or uses (and will maintain its rights in and to the Scheduled Intellectual Property, or the use thereof, through the Closing so as not to affect adversely the validity or enforceability of those rights).

          (b)  Each of the Companies owns or has the right to use pursuant to license, agreement or permission all other material Intellectual Property, not included in the Scheduled Intellectual Property, necessary for the operation of the Business. Each item of such Intellectual Property owned or used by any Company immediately prior to the Closing will be owned or available for use by such Company on identical terms and conditions immediately subsequent to the Closing. Each of the Companies has taken reasonable action to protect each item of material Intellectual Property that it owns or uses.

          (c)  To the Knowledge of the Seller, none of the Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. None of the Seller and employees with responsibility for Intellectual Property matters of the Seller or the Companies has any Knowledge of any interference with, infringement upon, misappropriation of or other conflict with any Intellectual Property rights of third parties which will occur as a result of the continued operation of the Business as conducted presently and as presently proposed to be conducted.

          (d)  Section 3.13(d) of the Disclosure Schedule lists each material trademark or service mark for which any Company has sought registration and any patent or patent application held by any Company (together, "Registrable Intellectual Property") that any of the Companies owns, identifies each registration which has been issued to any Company with respect thereto, identifies each pending application for registration which any Company has made with respect thereto and identifies each license, agreement or other permission which any Company has granted to any third party with respect thereto (together with any exceptions). The Seller has supplied the Buyer with correct and complete copies of all such registrations, applications for registration, licenses, agreements and permissions (as amended to date). With respect to each item of owned Registrable

  Intellectual Property, except as could not reasonably be expected to have a Material Adverse Effect:

            (1)  None of the Companies has conveyed any rights in such Registrable Intellectual Property to others;

            (2)  No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand has been instituted, is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item;

            (3)  To the Knowledge of the Seller, the item (A) does not interfere with, infringe upon, misappropriate or otherwise conflict with the rights of others, (B) is not being interfered with, infringed upon, misappropriated or violated by others and (C) is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

            (4)  To the Knowledge of the Seller, none of the Seller or any of the Companies has ever received any charge, complaint, claim or notice of interference, infringement, misappropriation or violation with respect to the item;

            (5)  Except as set forth in the Disclosure Schedule, no license, sublicense, agreement or permission pertaining to the item has been granted by any Company;

            (6)  None of the Companies has agreed to indemnify any Person or entity for or against any interference, infringement, misappropriation or violation with respect to the item; and

            (7)  The Seller has made available to the Buyer correct and complete copies of all written documentation evidencing ownership of the item.

          (e)  Section 3.13(e) of the Disclosure Schedule lists each item of Scheduled Intellectual Property that any third party (including the Seller) owns and that any Company uses pursuant to license, agreement or permission. The Seller has supplied the Buyer with correct and complete copies of all such licenses, agreements and permissions (as amended to date). With respect to each such item of Scheduled Intellectual Property:

            (1)  The license, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws from time to time in effect affecting creditors' rights generally and general principles of equity, whether such principles are considered in a proceeding in law or in equity;

            (2)  The license, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect in accordance with its terms following the Closing subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws from time to time in effect affecting creditors' rights generally and general principles of equity, whether such principles are considered in a proceeding in law or in equity;

            (3)  No party to the license, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

            (4)  No party to the license, agreement or permission has repudiated any provision thereof;

            (5)  No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand has been instituted, is pending or, to the Knowledge of Seller (and employees of the Seller and the Companies with responsibility for Intellectual Property matters), is threatened which challenges the legality, validity or enforceability of the license, agreement or permission or the legality, validity, enforceability or ownership of the underlying item of Intellectual Property;

            (6)  Neither the license, agreement or permission nor the underlying item of Intellectual Property interferes with, infringes upon, misappropriates or otherwise conflicts with the rights of others, is being interfered with, infringed upon, misappropriated or violated by others or is subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

            (7)  None of the Seller (and employees of the Seller and the Companies with responsibility for Intellectual Property matters) has ever received any charge, complaint, claim or notice of interference, infringement, misappropriation or violation with respect to the license, agreement or permission or the underlying item of Intellectual Property; and

            (8)  No sublicense or similar right has been granted by any of the Companies with respect to the license, agreement or permission.

          (f)    Section 3.13(f) of the Disclosure Schedule lists each material item of patentable or registrable (including patent or registered) Intellectual Property that any third party (including the Seller) owns and that any Company uses pursuant to license, agreement or permission. The Seller has supplied the Buyer with correct and complete copies of all such licenses, agreements and permissions (as amended to date). With respect to each such item, except as could not reasonably be expected to have a Material Adverse Effect:

            (1)  The license, agreement or permission covering the item is legal, valid, binding and in full force and effect subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws from time to time in effect affecting creditors' rights generally and general principles of equity, whether such principles are considered in a proceeding in law or in equity;

            (2)  The license, agreement or permission will continue to be legal, valid, binding and in full force and effect in accordance with its terms following the Closing subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws from time to time in effect affecting creditors' rights generally and general principles of equity, whether such principles are considered in a proceeding in law or in equity;

            (3)  Seller and the Companies are not, and to the Knowledge of Seller no other party to the license, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

            (4)  Seller and the Companies have not, and to the Knowledge of Seller no other party to the license, agreement or permission has, repudiated any provision thereof;

            (5)  No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand has been instituted, is pending or, to the Knowledge of Seller (and employees of the Seller and the Companies with responsibility for Intellectual Property matters), is threatened which challenges the legality, validity or enforceability of the license, agreement or permission or the legality, validity, enforceability or ownership of the underlying item of Intellectual Property;

            (6)  To the Knowledge of Seller, neither the license, agreement or permission nor the underlying item of Intellectual Property interferes with, infringes upon, misappropriates or otherwise conflicts with the rights of others, or to the Knowledge of Seller, is being interfered with, infringed upon, misappropriated or violated by others or is subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

            (7)  To the Knowledge of the Seller, none of the Seller or any of the Companies has ever received any charge, complaint, claim or notice of interference, infringement, misappropriation or violation with respect to the item; and

            (8)  No sublicense or similar right has been granted by any of the Companies with respect to the license, agreement or permission.

          (g)  The Intellectual Property of the Companies and the Purchased Assets include all Intellectual Property used for the conduct of the Business as presently conducted and as proposed to be conducted.

        3.14    Contracts.    Section 3.14 of the Disclosure Schedule lists the following contracts, agreements and other written arrangements to which Seller or any of the Companies is a party:

          (a)  Any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for present or future lease payments in excess of $10,000 per year;

          (b)  Any written arrangement (or group of related written arrangements) for the purchase or sale of commodities, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $10,000;

          (c)  Any written arrangement concerning a partnership or joint venture;

          (d)  Any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (e)  Any written arrangement under which any of the Companies is party to, or bound by the provisions of any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States government or the Canadian government or any department, agency or instrumentality thereof or any state, provincial or local governmental agency or authority;

          (f)    Any written arrangement concerning confidentiality or noncompetition;

          (g)  Any written arrangement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; or

          (h)  Any other written arrangement (or group of related written arrangements) either involving more than $10,000 or not entered into in the Ordinary Course of Business.

        The Seller has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 3.14 of the Disclosure Schedule except as specifically provided therein. With respect to each written arrangement so listed: (1) the written arrangement is legal, valid, binding, enforceable and in full force and effect in all material respects except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting enforceability or the availability of equitable remedies; (2) each of Seller and the Companies is not, and the Seller has no Knowledge that the other party is, in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration, under the written arrangement; and (3) neither the Seller nor any of the Companies has, and the Seller has no Knowledge that the other party has, repudiated any provision of the written arrangement. Neither the Seller nor any of the Companies is a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in the Disclosure Schedule under the terms of this Section 3.14. No purchase order or commitment of the Seller or any of the Companies is in excess of normal requirements, nor are prices provided therein in excess of the then current market prices for the products or services to be provided thereunder. Other than as a result of the Companies' payment histories, no supplier of the Seller or any of the Companies has indicated in writing within the past year (dating from the date of this Agreement) that it will stop, or decrease the rate of, supplying materials, products or services to the Seller or any of the Companies and no customer of any of the Companies accounting for in excess of two percent (2%) of the revenues of the Seller for the fiscal year ended July 31, 2001, has indicated in writing within the past year (dating from the date of this Agreement) that it will stop, or decrease the rate of, buying materials, products or services from any of the Companies.

        3.15    Insurance.    Section 3.15 of the Disclosure Schedule sets forth a list of all policies of insurance held by, or maintained on behalf of, the Seller or any of the Companies, indicating for each policy the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date. Neither the Seller nor any of the Companies has received any written notice of cancellation, material amendment or material dispute as to coverage with respect to any such policies and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not adversely affect the effectiveness of or coverage under any such policy. The Seller has provided the Buyer copies of all the insurance policies set forth in the Disclosure Schedule.

        3.16    Litigation.    Section 3.16 of the Disclosure Schedule sets forth each instance in which any Company (a) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge of or (b) is a party or, to the Knowledge of the Seller is threatened to be made a party, to any charge, complaint, action, suit, grievance, proceeding, hearing or investigation in any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator. To the Knowledge of the Seller, there is no Basis for any present or future charge, complaint, action, suit, grievance, proceeding, hearing or investigation which could reasonably be expected to have a Material Adverse Effect.

        3.17    Product Warranties.    Except for normal returns and allowances in the Ordinary Course of Business, none of the Seller or the Companies has any Liability (and to the Knowledge of the Seller there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Seller or any of the Companies giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith which could reasonably be expected to have a Material Adverse Effect. Section 3.17 of the Disclosure Schedule sets forth a statement of the annual product warranty expense for each of the Companies for each fiscal year since July 31, 1998. No product sold, leased or delivered by Seller or any of the Companies is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3.17 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Seller and each Company (containing applicable guaranty, warranty and indemnity provisions).

        3.18    Product Liability.    None of the Seller and the Companies has Liability (and to the Knowledge of Seller there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Seller or any Company giving rise to any Liability) arising out of any injury to Persons or property as a result of the ownership, possession or use of any product distributed, sold, leased or delivered by the Seller or any of the Companies, except for Liabilities that could not reasonably be expected to have a Material Adverse Effect.

        3.19    Employees.    Section 3.19 of the Disclosure Schedule lists all written (and accurately describes all oral) employment agreements (including any agreements granting notice of termination severance benefits) with directors, officers and employees of the Companies and the Seller. The Seller has furnished to the Buyer correct and complete copies of all written employment agreements (as amended to date) listed in Section 3.19 of the Disclosure Schedule. To the Knowledge of the Seller

(and employees with responsibility for employment matters) of the Companies, no key employee or group of employees has any plans to terminate employment with any of the Companies. None of the Companies is a party to or bound by any collective bargaining agreement with respect to any group of employees, nor has any Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There are no loans or other obligations payable or owing by any of the Companies to any officer, director or employee of any of the Companies (except salaries, bonuses and wages incurred in the Ordinary Course of Business), or any loans or debts payable or owing by any of such Persons to any of the Companies or any guarantees by any of the Companies of any loan or obligation of any nature to which any such Person is a party. Since January 1, 1997, each of the Seller and the Companies has complied with all laws and regulations which relate to employee civil rights or equal employment opportunities and has complied in all material respects with all other laws relating to the employment of labor including, but not limited to, provisions thereof relating to wages, hours, overtime, vacation, collective bargaining and the payment of social security and other taxes, mandatory employer contributions and withholdings. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Companies.

        3.20    Employee Benefits.

          (a)  Section 3.20 of the Disclosure Schedule lists the following plans, policies, programs, arrangements, agreements or contracts (the " Scheduled Plans") which any of the Companies or any current or former Plan Affiliate of any of the Companies has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability (including contingent liability): (1) any Employee Pension Benefit Plan; (2) any Employee Welfare Benefit Plan; (3) any Foreign Employee Plan; (4) any collective bargaining agreement, personnel policy (including vacation time, holiday pay, service awards, bonus programs, moving expense reimbursement programs and sick leave) or material fringe benefit; (5) any notice or severance agreement or plan or any medical, life or disability benefit; any excess benefit plan, bonus, profit sharing or incentive plan (including stock options, restricted stock, stock bonus or deferred bonus plans), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement; or (6) any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor or any beneficiary or dependent thereof.

          (b)  The Seller has delivered to the Buyer a complete and accurate copy of each written Scheduled Plan, together with a copy of financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; any other material letter, ruling or notice issued by any Governmental Authority with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description or summary of material modifications with respect to each such plan, and a copy or description of each other general explanation or written or oral communication which describes any material term of any such plan that has not previously been disclosed to the Buyer pursuant to this Section 3.20. The Disclosure Schedule also contains a description of the material terms of any unwritten Scheduled Plan. There has been no oral or written communication or explanation which would materially revise or amend any Scheduled Plan, which has not been previously delivered or disclosed to the Buyer.

          (c)  Each Scheduled Plan (1) has been and currently complies, or may be amended on a timely basis to comply, in form and in operation in all respects with all applicable requirements of ERISA and the Code, and any other Legal Requirements; (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (3) has been and is operated in compliance with applicable Legal Requirements in such a manner as to qualify, where appropriate, for both federal and state purposes, for income Tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (4) where appropriate, has received a favorable determination letter or recognition of exemption from the IRS on which it may currently rely.

          (d)  With respect to each Scheduled Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, claim or other proceeding against any Scheduled Plan, any Fiduciary or plan administrator or other Person dealing with any Scheduled Plan or the assets of any such plan.

          (e)  With respect to each employee benefit plan of the Companies, no Person: (1) has entered into any Prohibited Transaction, as such term is defined in ERISA or the Code, and the regulations, administrative rulings and case law thereunder; (2) has breached a Fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (3) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plan; or (4) engaged in any transaction or otherwise acted with respect to such plan in such a manner which could subject Buyer, or any Fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

          (f)    Each Scheduled Plan may be amended, terminated, modified or otherwise revised by the Buyer or the Companies, on and after the Closing, without additional liability to the Buyer or the Companies. For purposes of this paragraph, termination of a Scheduled Plan includes the requirement of a cessation of liability for claims incurred after the termination date regardless of any status having been obtained or achieved.

          (g)  None of the Companies nor any current or former Plan Affiliate of the Companies has at any time participated in, made contributions to or had any other liability (including contingent liability) with respect to any Scheduled Plan which is a "Multi employer plan" as defined in Section 4001 of ERISA, a "Multi employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan subject to Title IV of ERISA.

          (h)  None of the Companies or any current or former Plan Affiliate of the Companies has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other Persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

          (i)    No Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the PBGC (except for payment of premiums) been incurred or Reportable Event within the meaning of Section 4043 of ERISA occurred, which has not been reported or is not exempt from such reporting, with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

          (j)    All of the requirements of COBRA have been satisfied with respect to each Scheduled Plan.

          (k)  All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the date of this Agreement for each Scheduled Plan (including periods from the first day of the then current plan year to the date of this Agreement) have been made or accrued on the Seller's Financial Statements and each such plan otherwise does not have nor could such plan have any unfunded liability which is not reflected on the Seller's Financial Statements. Any contribution made or accrued with respect to any Scheduled Plan is fully deductible by one or more of the Companies or Seller, as applicable.

          (l)    As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean any other Person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code and Section 4001(b) of ERISA and any regulations, administrative rulings and case law interpreting the foregoing. None of the Seller or the Companies has any current or former Plan Affiliates.

          (m)  Each Foreign Employee Plan which is, or has to be, a registered plan is, or has applied to be, registered with the relevant Tax authority and, if needed, pension supervisory authority. Each Foreign Employee Plan which is a funded plan is and will be fully funded as of the Closing Date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor. None of the Foreign Employee Plans (other than pension plans) provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

        3.21    Related Party Transactions.    Except as set forth in Section 3.21 of the Disclosure Schedule and except for employment with any of the Companies pursuant to a standard at-will arrangement, none of the Companies is a party to any agreement or arrangement with or for the benefit of (1) any director, officer, shareholder or employee of Seller or any of the Companies or (2) any Affiliate of the Seller, other than the Companies. Neither the Seller nor any Affiliate of the Seller, other than the Companies, has any ownership interest in any property required for the conduct of the business of the Companies as now being conducted. Seller is not a guarantor or otherwise obligated as a co-maker or surety with respect to any obligation of any of the Companies. Except as set forth in Section 3.21 of the Disclosure Schedule, there are no loans or other obligations outstanding between any of the Companies and Seller or any Affiliate of the Seller.

        3.22    Environment, Health and Safety.    To the Seller's Knowledge, each of the Companies and each of the Companies' predecessors and Affiliates has complied with all applicable laws (including rules and regulations thereunder) of federal, state, provincial, local and foreign governments (and all agencies thereof) concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with or Liabilities arising under any such law or regulation. Without limiting the generality of the foregoing:

          (a)  None of the Companies has any Liability and none of the Companies has received any written notification of potential responsibility (and to the Knowledge of the Seller there is no Basis related to the past or present operations, properties or facilities of any Company, and to the Seller's Knowledge, none of the Companies' predecessors and Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against any Company giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water

  Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1988 or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), the Canadian Environmental Protection Act (Canada), the Fisheries Act (Canada), the Transportation of Dangerous Goods Act (Canada), the Hazardous Materials Information Review Act (Canada) or any other law (or rule or regulation thereunder) of any federal, state, provincial, local or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety or pollution or protection of the environment;

          (b)  None of the Companies has any material Liability (and to the Knowledge of the Seller none of the Companies and none of the Companies' predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against any Company giving rise to any material Liability) for damage to any site, location or body of water (surface or subsurface) or for illness or personal injury;

          (c)  Each of the Companies has obtained and been in compliance with all of the material terms and conditions of all permits, licenses and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all federal, state, provincial, local and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees stipulations, injunctions and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes;

          (d)  All properties and equipment used in the business of the Companies have been free of asbestos, PCBs, dioxins, dibenzofurans and Extremely Hazardous Substances except for the presence of such substances under circumstances that would not result in any material Liability to any of the Companies;

          (e)  All product labeling of the Companies has been in substantial conformity with applicable laws (including rules and regulations thereunder); and

          (f)    To the Knowledge of the Seller, no pollutant, contaminant or chemical, industrial, hazardous or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted or released on any real property that any of the Companies ever has owned or leased that could result in any material Liability to any of the Companies.

        3.23    Legal Compliance.    Since July 31, 1998, the Seller and each of the Companies has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, provincial, local and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against the Seller or any of the Companies alleging any failure to comply with any such law or regulation. Each of the Companies holds all of the permits, licenses, certificates or other authorizations of foreign, federal, state provincial or local governmental agencies required for the conduct of its business as presently conducted, except where the failure to have any such authorization, permit, license or certificate could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing:

          (a)  None of the Companies has violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, the Competition Act or the Federal Trade Commission Act, each as amended;

          (b)  None of the Companies has:

            (1)  Made or agreed to make any contribution, payment or gift of funds or property to any governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, provincial, local or foreign jurisdiction; or

            (2)  Established or maintained any unrecorded fund or asset account for any purpose.

        3.24    Change of Control Payments.    The execution and delivery of this Agreement will not (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of any of the Companies from any of the Companies, (b) materially increase any benefits otherwise payable under any Scheduled Plan or (c) result in the acceleration of the time of payment or vesting of any such benefits.

        3.25    Substantial Suppliers.    Section 3.25 of the Disclosure Schedule sets forth the ten largest suppliers of each of the Companies, on the basis of cost of goods or services purchased for the most recent fiscal year. Since January 1, 2002, none of such suppliers has notified any of Seller or the Companies of any intention to terminate or alter its relationship with any of the Companies and there has been no material dispute with any of such suppliers since January 1, 2002. To the Seller's Knowledge, none of such suppliers is threatened with bankruptcy or insolvency.

        3.26    Brokers' Fees.    None of the Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any of the Companies could become liable or obligated.

        3.27    Residence.    Seller is not a non-resident of Canada as such term is used in the Income Tax Act (Canada).

        3.28    Correctness of Representations and Warranties.    To the Knowledge of the Seller, this Section 3 (and the associated sections of the Disclosure Schedule) does not contain any untrue statement of a fact and does not omit to state any fact necessary in order to make the statements and information contained herein (or the associated sections of the Disclosure Schedule) not misleading.

SECTION 4
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

        The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement:

        4.1    Authorization of Transaction.    The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder. The Buyer has duly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party. No other approval on the part of the Buyer is necessary to authorize its execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party. This Agreement and the other Transaction Documents to which the Buyer is a party each constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.

        4.2    Noncontravention.    Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other obligation to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (b) violate any provision of the corporate documents of the Buyer or any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Buyer is subject. Except for such actions as may be required pursuant to the ICA, no notice to, filing with or authorization, consent or approval of any government or governmental agency by the Buyer is necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer is a party.

        4.3    Brokers' Fees.    The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

        4.4    Investment.    Neither Buyer nor its Affiliates is an "underwriter" within the meaning of the Securities Act, the Securities Exchange Act, or any state securities laws and (b) the Shares acquired pursuant to this Agreement are being acquired solely for the Buyer's own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

        4.5    Funds Available.    Buyer has funds on hand or available to it to consummate the transactions contemplated hereby and to pay the related fees and expenses.

SECTION 5
PRE-CLOSING COVENANTS

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

        5.1    General.    Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7).

        5.2    Notices and Consents.    The Seller will cause each of the Companies to give any notices to third parties, and will use its reasonable best efforts not involving the payment of money or other consideration to obtain any third party consents, that the Buyer may reasonably request in connection with the matters pertaining to each of the Companies disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties promptly shall take any additional action that may be reasonably necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of governments, governmental agencies and third parties that such Party is required to give, make or obtain.

        5.3    Operation of Business.    Without the prior written consent of the Buyer, except as otherwise required by this Agreement, the Seller will not cause or permit any of the Companies to engage in any practice, take any action, or fail to take any action normally taken in the Ordinary Course of Business or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Companies to engage in any practice, take any action, or enter into any transaction that will result in any misrepresentation or breach of warranty under Section 3 or fail to take any action reasonably within the Seller's power and reasonably necessary to prevent the occurrence of any material misrepresentation or breach of warranty under Section 3 or breach of covenant of the Seller under Section 5, without the prior written consent of the Buyer. All Taxes required to be paid as of the Closing Date (whether or not shown on any Return) will be paid.

        5.4    Preservation of Business.    The Seller will cause each of the Companies to carry on its business substantially in the same manner as conducted presently and cause each of them to use its reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

        5.5    Full Access.    The Seller will permit, and will cause each of the Companies to permit, Representatives of the Buyer to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to all premises, properties, books, records, contracts, Tax records and documents of or pertaining to each of the Companies. The Seller will provide, and will cause each of the Companies to provide, the Buyer with any information pertaining to the business and affairs of Seller and each of the Companies that the Buyer from time to time has reasonably requested and may reasonably request.

        5.6    Notice of Developments.    The Seller shall give prompt notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations or reasonably likely to affect the future prospects of the Seller or any of the Companies and any event or condition that, if known or in existence as of the date of this Agreement, would have been required to be disclosed in order to avoid any breach of the representations and warranties of Seller in Section 3. Each Party shall give prompt notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 5.6 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant without the prior written consent of the other Party.

        5.7    No Solicitation.

          (a)  From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, the Seller will not, and will not permit the Companies or any of the Companies' or Seller's directors, officers, subsidiaries, investment bankers, employees, representatives and other agents ("Restricted Parties") to, directly or indirectly, (1) solicit, initiate or encourage any Acquisition Proposal, (2) engage in negotiations or discussions concerning, or provide any non-public information to any Person or entity in furtherance of or in connection with, any Acquisition Proposal, (3) negotiate or otherwise engage in discussions with any Person concerning any Acquisition Proposal, or (4) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any proposal relating to a possible (1) merger, amalgamation, reorganization, consolidation, share exchange or similar transaction involving the Seller or any of the Companies, (2) sale, lease or other disposition, directly or indirectly, by merger, amalgamation, reorganization, consolidation, share exchange or otherwise, of any assets of the Seller or any of the Companies representing, in the aggregate, 50% or more of the capital stock or assets of any of the Companies, (3) issuance, sale or other disposition of (including by way of merger, amalgamation, reorganization, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 50% or more of the votes attached to the outstanding securities of the Seller or any of the Companies, (4) liquidation, dissolution, or other similar type of transaction with respect to the Seller or any of the Companies, or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the transactions contemplated hereby. The Seller will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b)  Notwithstanding the provisions of Section 5.7(a) prior to the approval of the transactions contemplated by this Agreement by the shareholders of the Seller at the Seller's Special Meeting, nothing contained in this Agreement shall prevent the Seller or its Board of Directors, directly or through representatives or agents on behalf of Seller or its Board of Directors, from (1) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with a bona fide Acquisition Proposal that was not solicited, initiated or encouraged by any of the Restricted Parties after the date of this Agreement, if (A) such Acquisition Proposal would, if consummated, result in a transaction that, in the reasonable good faith judgment of the Board of Directors of the Seller, is more favorable to the shareholders of the Seller from a financial point of view than the transactions contemplated by this Agreement and the Board of Directors of the Seller reasonably believes such Acquisition Proposal would be consummated (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (B) the failure to take such action would constitute a breach of the fiduciary duties of the Seller's Board of Directors to the Seller under the Business Corporations Act (Yukon) in the reasonable good faith judgment of the Board of Directors of the Seller considering such advice of the Seller's outside corporate counsel and after such consultation with the Seller's financial advisors as the Board of Directors deems appropriate, and (C) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Seller's Board of Directors receives from such Person an executed confidentiality agreement with customary confidentiality provisions, or (2) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal.

          (c)  In the event the Seller receives a Superior Proposal prior to the approval of the transactions contemplated by this Agreement by the shareholders of the Seller at the Seller's Special Meeting and the Board of Directors of the Seller reasonably believes that the Person making such Superior Proposal has the financial ability or is capable of obtaining the necessary financing to consummate such Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Seller from engaging in negotiations with respect to such Superior Proposal, accepting or approving such Superior Proposal or recommending such Superior Proposal to its shareholders, if the Board of Directors reasonably determines in good faith, considering such advice of the Seller's outside corporate counsel and after such consultation with the Seller's financial advisors as the Board of Directors deems appropriate, that the failure to take such action would constitute a breach of the fiduciary duties of the Seller's Board of Directors to the Seller under the Business Corporations Act (Yukon); in such case, the Board of Directors of the Seller may amend, withhold or withdraw its recommendation of the approval of the transactions contemplated by this Agreement and may terminate this Agreement pursuant to Section 9.1(g). Subject to the right of termination set forth in Section 9.1(g), except to the extent expressly set forth in this Section 5.7, nothing shall relieve the Seller from complying with all other terms of this Agreement.

        5.8    Negative Covenants.    Except as contemplated hereby, during the period from the date of this Agreement to the Closing Date, unless the Buyer gives its prior written approval, the Seller shall not and shall not cause or permit any of the Companies to:

          (a)  Amend or otherwise change its certificate or articles of incorporation or continuance, as amended, or by-laws, as each such document is in effect on the date hereof;

          (b)  Incur any indebtedness for borrowed money or enter into any guaranty or other similar obligation with respect to the debts or other obligations of any other Person (other than the endorsement of instruments for collection in the Ordinary Course of Business) or make any loan to or investment in any Person;

          (c)  Directly or indirectly issue or sell, or authorize for issuance or sale or enter into any agreement providing for the issuance (contingent or otherwise) of, (1) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features), (2) any equity securities (or any securities convertible into or exchangeable for any equity securities) other than the issuance of shares of capital stock under existing agreements described in the Disclosure Schedule, or (3) any option or rights to acquire any equity securities; provided, however, that Seller may issue debt or equity securities, including securities convertible into equity securities, to Warburg, or an affiliate of Warburg, so long as any such obligation is an Excluded Obligation;

          (d)  Declare, set aside, make or pay any dividend or other distribution with respect to any Company's capital stock or directly or indirectly redeem, purchase or otherwise acquire any Company's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities) or pay any indebtedness or other obligation owed by any of the Companies to the Seller; provided, however, that the Companies may make cash distributions to the Seller or repay intercompany debt to the Seller in an aggregate amount necessary for the Seller to pay its indebtedness to Warburg in the aggregate principal amount of $1,500,000 plus accrued interest thereon;

          (e)  Acquire (by merger, amalgamation, reorganization, consolidation, or acquisition of stock or assets of otherwise) any corporation, limited liability company, partnership or other business organization or division thereof, merge, amalgamate, reorganize or consolidate with any corporation, limited liability company, partnership, or other business organization, or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (f)    Pay or take any action with respect to any new grants of options, any notice of termination, severance, change of control, or termination pay, or enter into any new employment agreements;

          (g)  Except for salary increases or other employee benefit arrangements consistent with the Ordinary Course of Business or heretofore described in writing to the Buyer, adopt or amend any bonus, collective bargaining agreement, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

          (h)  Make any material changes in the business of any of the Companies as conducted on the date hereof;

          (i)    Incur or enter into any commitment to make any capital expenditure having a value to any of the Companies or cost of $25,000 or more in the aggregate;

          (j)    Enter into any other agreement having a value or a cost to any of the Companies of $50,000 or more in the aggregate except in the Ordinary Course of Business;

          (k)  Sell, divest, lease or otherwise dispose of any material assets of any of the Companies, including any of the hearing clinics owned by Sonus-USA, in any transaction or series of related transactions;

          (l)    Cancel, revoke or terminate the license of any Sonus Network member outside of the Ordinary Course of Business;

          (m)  Amend or waive any material rights under or terminate any Assigned Contract or the provisions of the Dawson Contract being assumed by or assigned to the Buyer; or

          (n)  Take any action, or fail to take any action, or cause or permit any of the Companies to take or fail to take any action, which would result in the invalidity, abuse, misuse or unenforceability of its Intellectual Properties or which would infringe upon any rights of other Persons, which in any case, could reasonably be expected to have a Material Adverse Effect on any of the Companies.

        5.9    Financial Statements and Reports.

          (a)  As promptly as practicable after the end of each month ending after the date hereof and before the Closing Date and as promptly as practicable after the end of each fiscal quarter ending after the date hereof and before the Closing Date, as the case may be, Seller will deliver to Buyer true and complete copies of the unaudited consolidated balance sheet, and the related unaudited consolidated statements of operations of the Seller, in each case as of and for the fiscal quarter then ended or as of and for each such month and the portion of the fiscal year then ended, as the case may be, together with all schedules and notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with past practice and with the Financial Statements except for presentation purposes.

          (b)  As promptly as practicable, Seller will deliver to Buyer true and complete copies of such other financial statements, reports and analyses as may be prepared or received by Seller or the Companies relating to the business or operations of the Seller or the Companies as Buyer may reasonably request.

        5.10    Employee Benefits.    The Seller shall cause the Companies to make or accrue at the end of each monthly reporting period all contributions, payments, premiums, expenses, reimbursements or accruals as of the Closing for each Scheduled Plan (including periods from the first day of the then current plan year to the Closing) and such contributions, payments, premiums, expenses, reimbursements or accruals shall be reflected on the Seller's financial statements. If requested by the Buyer, the Seller will cause the Sonus-USA 401(k) Savings Plan to be terminated at least one day prior to the Closing Date.

        5.11    Regulatory Filings.    As promptly as practicable, as may be required to consummate the transactions contemplated by this Agreement, Seller will file, or cause to be filed, all necessary regulatory filings and submissions after the execution of this Agreement with the appropriate governmental agencies in the United States and in Canada with respect to the transactions contemplated by this Agreement.

        5.12    Shareholder Approval.    The Seller shall, consistent with applicable law and its Articles of Continuance, as amended, and By-laws, call and hold a special meeting of shareholders, as promptly as practicable for the purpose of voting upon the adoption or approval of this Agreement and the transactions contemplated hereby (such special meeting, including any adjournments or postponements thereof, the "Special Meeting"), and shall use all reasonable efforts to hold its Special Meeting as soon as practicable. The Seller shall, subject to the applicable fiduciary duties of its directors, as reasonably determined by such directors in their good faith judgment, with the advice of the Seller's outside corporate counsel and after such consultation with the Seller's financial advisors as the directors deem appropriate, (1) recommend the approval of the transactions contemplated by this Agreement to the shareholders of the Seller, unless the Board of Directors of the Seller has the right to withhold or withdraw such recommendation under Section 5.7(c), (2) use all reasonable efforts to solicit from shareholders of the Seller proxies in favor of the approval of the transactions contemplated by this Agreement and (3) take all other action necessary or advisable to secure the vote of the shareholders of the Seller, as required by the Business Corporations Act (Yukon) in favor of such adoption or approval.

SECTION 6
POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the Closing:

        6.1    General.    In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall take all reasonable action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request for such purposes. The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Companies. From time to time following the Closing, the Buyer shall grant to the Seller and its representatives reasonable access to the books and records of the Companies during usual business hours for the purpose of complying with legal requirements, including SEC, Tax and other regulatory requirements.

        6.2    Litigation Support.    In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to the Closing involving any of the Companies, the other Party shall cooperate with such first Party and such first Party's counsel in the contest or defense, make available such other Party's personnel and provide such testimony and access to such other Party's books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8). In the event that it is determined that any of the rights under any of the Assigned Contracts or the rights assigned to the Buyer under the Dawson Contract are required to be enforced in the name of the Seller, the Seller hereby appoints the Buyer as the Seller's agent and attorney-in-fact for the limited purpose of enforcing in the name of the Seller any provision of any of the Assigned Contracts or the rights assigned to the Buyer under the Dawson Contract. The Seller will not, without the Buyer's written consent, terminate any provision of any Assigned Contract or the rights assigned to the Buyer under the Dawson Contract existing as of the date hereof.

        6.3    Transition.    The Seller will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any of the Companies from maintaining the same business relationships with each Company after the Closing as it maintained with such Company prior to the Closing. The Seller will refer all customer inquiries relating to the Business to the Buyer from and after the Closing.

        6.4    Confidentiality.    From and after the Closing Date, the Seller will (a) maintain all of the Confidential Information in confidence and not disclose any portion of the Confidential Information to any Person other than their attorneys and accountants who need to know such Confidential Information in connection with the terms of this Agreement and (b) deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller nonetheless is, on the advice of counsel, legally obligated to disclose any Confidential Information, the Seller may disclose the Confidential Information as required; provided, however, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure or any Confidential Information that is publicly available as of the Closing Date or becomes publicly available thereafter as a result of a disclosure by a Representative.

        6.5    Name Change.    On the Closing Date, Seller shall change its name to a name not including the word "Sonus" or any words similar thereto.

        6.6    Noncompete.    For a period of five years from and after the Closing Date, Seller shall not (a) directly or indirectly, own, become interested in or become involved in any manner whatsoever in the Business, any part of the Business or any related services thereof, within 100 miles of any facility of the Buyer or any Affiliate of the Buyer or any franchisee or other Person operating under any trade name or trademark of the Buyer or any Affiliate of the Buyer (including the facilities of the Companies), (b) induce or attempt to induce any employee of the Buyer or any Affiliate of the Buyer to leave the employ of the Buyer or any Affiliate of the Buyer, (c) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Buyer or any Affiliate of the Buyer or (d) induce, attempt to induce or interfere in any way with the relationship between any customer, supplier, licensee, or business relation of Buyer or any Affiliate of the Buyer or any franchisee or other Person operating under any trade name or trademark of the Buyer or any Affiliate of the Buyer. Without limiting any of the foregoing, the Parties agree that this covenant is intended to prohibit Seller from engaging in such proscribed activities as or through an individual, owner, partner, agent, employee, director, officer, consultant, trustee, shareholder, representative, investor, sole proprietor, salesperson or in any other manner or capacity whatsoever for any Person. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        6.7    Tax Matters.

          (a)  Any Tax sharing agreements between the Seller and any of the Companies will terminate as of the Closing Date and will have no further effect for any taxable year (whether past, current or future).

          (b)  The Buyer and the Seller agree that the Purchase Price, Assumed Obligations and other relevant items will be allocated to the assets of the Companies for all purposes (including Tax and financial accounting purposes) in a manner consistent with Exhibit D. The Seller, the Buyer and the Companies will file all Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with such values.

SECTION 7
CONDITIONS TO OBLIGATION TO CLOSE

        7.1    Conditions to Obligation of the Buyer.    The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)  The representations and warranties of the Seller set forth in Section 3 shall be true and correct in all respects (but where any such representation or warranty is not qualified by materiality or words of similar import, then in all material respects) on and as of the Closing Date;

          (b)  The Seller shall have performed in all material respects all of its obligations and agreements and complied with all of its covenants hereunder prior to the Closing;

          (c)  The Seller and each of the Companies shall have procured and delivered to the Buyer all of the third party consents described in Section 5.2;

          (d)  No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement, (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (3) materially affect adversely the right of the Buyer to own, operate or control any of the Shares or the business or operations of any of the Companies (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

          (e)  Since the date of this Agreement there will have been no (1) event which has had or could reasonably be expected to have a Material Adverse Effect or (2) casualty loss or damage to any material portion of the Purchased Assets or any of the assets of any Company (whether or not covered by insurance);

          (f)    The Seller shall have delivered to the Buyer a certificate (without qualification as to Knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.1(a)-(e) is satisfied in all respects;

          (g)  The Seller shall have delivered to the Buyer a certificate (without qualification as to Knowledge or materiality or otherwise) stating the amount of fees and expenses that the Companies have paid or incurred in connection with the transactions contemplated by this Agreement, including but not limited to the expenses related to seeking approval of the Seller's shareholders and the fees and expenses of Raymond James & Associates, Inc., Miller Nash LLP, Davis & Company and Ernst & Young LLP (such fees and expenses the "Companies' Transaction Fees");

          (h)  The Seller and the Companies shall not have lost the credit card processing services provided by USBank and USBank Merchant Services as of the date of this Agreement, unless the Seller shall have delivered to Buyer such evidence as is satisfactory to the Buyer that each of the Companies has procured other credit card processing services such as those that were previously provided by US Bank and US Bank Merchant Services;

          (i)    The Buyer shall have received the resignations, effective as of the Closing, of each director and officer of each of the Companies;

          (j)    The Buyer shall have received from Miller Nash LLP, United States counsel to the Seller, and Davis and Company,Canadian counsel to the Seller, opinions with respect to the matters set forth in Exhibit E attached hereto, addressed to the Buyer and dated as of the Closing Date;

          (k)  The Seller shall have delivered to the Buyer (1) good standing certificates or certificates of existence for each of the Companies from the jurisdiction of its incorporation and from every jurisdiction listed in Section 3.2 of the Disclosure Schedule in which the Companies are in good standing as a foreign corporation as of the date hereof, dated not earlier than 15 days prior to the Closing, (2) a copy of the certificate or articles of incorporation or other organizational documents for each of the Companies certified by the Secretary of State (or similar appropriate authority) of its state or jurisdiction of organization and (3) such other documents as the Buyer may reasonably request in connection with the transactions contemplated hereby;

          (l)    The Seller shall deliver to Buyer Uniform Commercial Code lien searches and such other instruments dated no more than 15 days prior to the Closing Date showing financing statements, judgments, Taxes, Security Interests or other encumbrances outstanding against the Purchased Assets or any of the Companies or any of their assets as of the Closing Date;

          (m)  The Seller shall deliver to the Buyer clearance certificates or similar documents required by any applicable taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price;

          (n)  The Seller shall deliver to Buyer all of the minute books, stock ledgers and similar corporate records of each of the Companies; and

          (o)  An Escrow Agreement substantially in the form of Exhibit F shall have been entered into by and among Buyer, Seller, Warburg and the Escrow Agent (the "Escrow Agreement").

        All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby, including all required consents of the Board of Directors and shareholders of the Seller and each of the Companies, will be reasonably satisfactory in form and substance to the Buyer. The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

        7.2    Conditions to Obligation of the Seller.    The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)  The representations and warranties of Buyer set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date;

          (b)  The Buyer shall have performed in all material respects all of its obligations and agreements and complied with all of its covenants hereunder prior to the Closing;

          (c)  No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement or (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

          (d)  The Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in Section 7.2(a)-(c) is satisfied in all respects;

          (e)  The Seller shall have received from Katten Muchin Zavis Rosenman, counsel to the Buyer, an opinion with respect to the matters set forth in Exhibit G attached hereto, addressed to the Seller and dated as of the Closing Date; and

          (f)    The shareholders of the Seller shall have approved the Transactions by the Required Vote at the Special Meeting.

        All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller. The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

SECTION 8
REMEDIES FOR BREACHES OF THIS AGREEMENT

        8.1    Survival.    All representations and warranties contained in this Agreement and any Financial Statements, deeds, certificates (including closing certificates), instruments, schedules or other documents delivered pursuant hereto or otherwise in connection herewith will survive the execution and delivery of this Agreement and the Closing Date, regardless of any investigation made by Buyer or on Buyer's behalf for a period ending on the first anniversary of the Closing Date after which such representations and warranties shall expire and be of no further force and effect except with respect to breaches asserted in writing prior to such expiration date. All other covenants and agreements of the Parties shall survive the Closing Date until fully performed.

        8.2    Indemnification Provisions for Benefit of the Buyer.    The Seller agrees to indemnify and reimburse the Buyer Indemnitees (including each Company) from and against all Losses incurred by any of the Buyer Indemnitees (including any Company) resulting from, arising out of, relating to, in the nature of or caused by (a) the breach of any representation or warranty of the Seller contained in Section 3 hereof or in any certificate delivered by the Seller in connection herewith; provided, however, that the Buyer makes a written claim for indemnification under this Section 8 with respect to the breach on or before the expiration of the survival period specified in Section 8.1, (b) any breach or failure to perform or comply with any obligation, agreement or covenant of the Seller hereunder, (c) any failure or alleged failure of the Seller to pay or perform and discharge any of the Excluded Obligations as and when due, (d) any Liability of any of the Companies arising out of any irregularities in any of the Companies Medi-Cal billing procedures on or before the Closing Date and (e) any amounts due from any of the Companies to the California Franchise Tax Board (excluding the matter described in Exhibit B) attributable to periods ended on or before the Closing Date. Any amount payable hereunder by Buyer shall be deemed to be an adjustment to the Purchase Price and allocated on a basis consistent with Sections 2.5 and 6.7(b).

        8.3    Indemnification Provisions for Benefit of the Seller.    The Buyer agrees to indemnify and reimburse the Seller from and against all Losses resulting from, arising out of, relating to, in the nature of or caused by (a) the breach of any representation or warranty of the Buyer contained in Section 4 hereof or in any certificate delivered by the Buyer in connection herewith, (b) any breach or failure to perform or comply with any obligation, agreement or covenant of the Buyer hereunder or (c) any failure or alleged failure of the Buyer to pay or perform and discharge any of the Assumed Obligations as and when due.

        8.4    Matters Involving Third Parties.    If any third party shall notify any Party (the "Indemnified Party") of a claim with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (and in any event within ten business days after receiving any written notice from a third party). The Indemnifying Party's liability hereunder to the Indemnified Party shall be reduced to the extent the Indemnifying Party is materially adversely prejudiced by the Indemnified Party's failure to provide timely notice hereunder. In the event any Indemnifying Party notifies the Indemnified Party within ten business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (which shall not be unreasonably withheld), and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (which shall not be unreasonably withheld). In the event the Indemnifying Party does not notify the Indemnified Party within ten business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against the matter in any manner it may deem appropriate.

        8.5    Limitations on Indemnification Obligations.

          (a)  The indemnification obligations under Section 8.2(a) and Section 8.2(d) shall not apply to any Losses until the aggregate of all Losses incurred by the Buyer Indemnitees shall exceed $50,000, except as provided below. In the event that the Losses incurred by the Buyer Indemnitees do exceed $50,000, the Buyer Indemnitees shall be entitled to recover from the Seller the amount of the Losses incurred which exceed $50,000. The limitation in this Section 8.5(a) shall not apply to (1) any breach of the representations or warranties of Seller in Section 3.1, 3.2, 3.3, 3.10(b), 3.26 or 3.27, (2) any liability of the Seller under Section 8.2(b), 8.2(c) or 8.2(e) or (3) any willful breach under this Agreement or fraudulent act or omission.

          (b)  In no event shall the indemnification obligations under Section 8.2(a) and Section 8.2(d) exceed an amount equal to the sum placed in escrow pursuant to Section 2.2(a)(2) hereof, plus the interest and other earnings credited on such escrow. The limitation in this Section 8.5(b) shall not apply to (1) any breach of the representations or warranties of Seller in Section 3.1, 3.2, 3.3, 3.26 or 3.27, (2) any liability of the Seller under Section 8.2(b), 8.2(c) or 8.2(e) or (3) any willful breach under this Agreement or fraudulent act or omission.

        8.6    Indemnification from Escrow.

          (a)  If Buyer believes in good faith that Buyer is entitled to indemnification for Losses, Buyer shall deliver to the Escrow Agent a notice of such claim (the "Claim Notice") with a copy to Seller and Warburg, certifying the existence and the nature of the representation or warranty upon which such claim is based and the amount of Buyer's Losses incident thereto.

          (b)  If Seller or Warburg in good faith objects to the basis for or amount of any claim asserted by Buyer in a Claim Notice, Seller or Warburg, as the case may be, shall deliver written notice to Buyer and the Escrow Agent within ten business days after Seller's receipt of the Claim Notice. Seller or Warburg, on the one hand, and Buyer on the other hand will use their reasonable best efforts to resolve any such dispute in good faith and as promptly as reasonably practicable. Pending resolution of such dispute, the Escrow Agent shall not make any payment to Buyer pursuant to the Escrow Agreement in respect of the claims of Buyer set forth in the Claim Notice.

        8.7    Exclusive Remedy.    After the Closing, the provisions of this Section 8 shall be the exclusive remedy for any breach of any representation, warranty, covenant or agreement in this Agreement; provided, however, that each party shall retain its rights to seek specific performance of the covenants in Sections 6.4, 6.6, 6.8 and 10.14 pursuant to Sections 10.15 and 10.16, or pursue any other remedy as a result of any fraudulent act or omission in connection with this Agreement.

SECTION 9
TERMINATION

        9.1    Termination of Agreement.    This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing as follows:

          (a)  By mutual consent of the Parties;

          (b)  By the Buyer in the event the Seller breaches, or by the Seller in the event the Buyer breaches, any representation, warranty or covenant contained in this Agreement which cannot be or has not been cured within 15 days after the non-breaching party shall have given written notice thereof to the breaching party; provided, however, that where any representation, warranty or covenant is not qualified by materiality or words of similar import, then such breach must be a material breach; and provided, further, that the Party exercising such termination right shall not be in material breach of any representation, warranty or covenant of such Party contained in this Agreement;

          (c)  By the Buyer if the Closing shall not have occurred on or before October 31, 2002, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from the breach of any representation, warranty or covenant of the Buyer contained in this Agreement);

          (d)  By the Buyer if the Seller's Board of Directors withholds or withdraws its recommendation to the shareholders of the Seller to vote to approve the transactions contemplated by this Agreement;

          (e)  By the Buyer if the Seller's Board of Directors does not withhold or withdraw its recommendation to the shareholders of the Seller to vote to approve the transactions contemplated by this Agreement but the shareholders of the Seller fail to approve the Transactions by the Required Vote at the Seller's Special Meeting on or before October 31, 2002;

          (f)    By the Seller if the Closing shall not have occurred on or before October 31, 2002, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from the breach of any representation, warranty or covenant of the Seller contained in this Agreement); or

          (g)  By the Seller if such termination shall be permitted under Section 5.7(c).

        9.2    Effect of Termination.    If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 6.4 and the provisions of Sections 9.3 and 10.11 shall survive termination.

        9.3    Termination Fee.

          (a)  The Seller shall pay Buyer a fee of $1,600,000 if this Agreement is terminated pursuant to Section 9.1(d) or (g). The Seller shall pay the Buyer a fee of $1,200,000 if (1) this Agreement is terminated pursuant to Section 9.1(e) or (2) this Agreement is terminated pursuant to Section 9.1(f) and the Buyer would otherwise have had a right to terminate this Agreement under Section 9.1(e).

          (b)  Any payment required to be made pursuant to Section 9.3(a) shall be made in cash as promptly as practicable but in any event not later than ten business days after Buyer delivers a written request for such payment and shall be made by wire transfer of immediately available funds to an account designated by Buyer.

SECTION 10
MISCELLANEOUS

        10.1    Press Releases and Announcements.    No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the mutual approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

        10.2    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any Person other than the Parties and the Buyer Indemnitees and their respective successors and permitted assigns.

        10.3    Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

        10.4    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party's rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that (a) the Buyer may (1) assign any or all of its rights and interests hereunder to one or more of its Affiliates or its lenders providing financing for the Buyer or the Companies and (2) designate one or more of its Affiliates to perform its obligations hereunder provided that no such designation shall relieve the Buyer of its obligations hereunder in the event the designated Affiliate does not perform any such obligation and (b) effective upon the Closing, Seller may assign its rights hereunder to Warburg.

        10.5    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        10.6    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.7    Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement or any of the agreements contemplated hereby shall be in writing and shall be deemed to have been given when delivered personally to the recipient by courier service (with receipt confirmed). Such notices, demands and other communications shall be sent to each Party at the address below:

    If to the Seller:

    Sonus Corp.
    111 S.W. Fifth Avenue, Suite 1620
    Portland, Oregon 97204
    Attn: Brian S. Thompson, Esq.
    Facsimile No.: 503-225-9309

    Copy to:

    Miller Nash LLP
    111 S.W. Fifth Avenue, Suite 3500
    Portland, Oregon 97204
    Attn: Mary Ann Frantz
    Facsimile No.: 503-224-0155

    and

    Willkie Farr & Gallagher
    787 Seventh Avenue
    New York, NY 10019
    Attn: Steven J. Gartner, Esq.
    Facsimile No.: 212-728-9222

    If to the Buyer:

    Amplifon (USA), Inc.
    5000 Cheshire Lane North
    Plymouth, Minnesota 55446
    Attn: Jeffrey P. Bilas
    Facsimile No.: 763-268-4323

    Copy to:

    Katten Muchin Zavis Rosenman
    525 West Monroe Street, Suite 1600
    Chicago, Illinois 60661
    Attn: David R. Shevitz, Esq.
    Bruce G. Wilson, Esq.
    Facsimile No.: 312-577-8768
    312-577-8753

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

        10.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

        10.9    Amendments and Waivers.    No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

        10.11    Expenses.    Each of the Parties will bear its own costs and expenses incurred in compliance with the terms and conditions of this Agreement and in connection with the consummation of the transactions contemplated hereby. Except for the Companies' Transaction Fees reflected in the Purchase Price Reduction, the Parties agree that the Companies will not bear any out-of-pocket cost or expense as a result of any of the foregoing (including by reason of the Seller causing any of the Companies to take any action pursuant to Section 5 prior to the Closing).

        10.12    Construction.    The language used in this Agreement, including the documents, instruments, agreements, exhibits, schedules and annexes hereto will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, provincial, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

        10.13    Incorporation of Exhibits and Schedules.    The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

        10.14    Arbitration.

          (a)  After the Closing, except as provided in Sections 8.7, 10.14(b) and 10.15, the Parties agree that all disputes, claims, controversies and other matters in question between the Parties arising out of or relating to this Agreement or breach hereof, shall be resolved by binding arbitration, to be conducted by a panel of three arbitrators in Wilmington, Delaware. Each Party shall select one arbitrator, and the two arbitrators shall agree upon the third arbitrator for the panel within ten business days after their appointment. The Parties and the arbitrators shall use good faith efforts to select and agree upon the arbitrators for the panel. If the third arbitrator is not selected within 15 business days after the time the dispute, claim, controversy or other matter in question initially becomes referred to arbitration, the Parties may seek judicial resolution and remedy in accordance with Section 10.16, without first proceeding to arbitration. The Parties shall use good faith efforts to hold the arbitration within 60 business days after the selection of the three arbitrators for the panel.

          (b)  Notwithstanding the foregoing, the Parties agree that all disputes, claims, controversies and other matters in question between the Parties arising out of or relating to Section 3.8(u) of this Agreement or breach thereof, shall be resolved by binding arbitration, to be conducted by the accounting firm of Deloitte & Touche LLP ("D&T"), in accordance with its procedures. The Parties shall use good faith efforts to hold the arbitration within 60 business days after notification to D&T of any such matter. If the Parties determine that D&T is unavailable or otherwise unable to conduct the arbitration, such matter shall be subject to the arbitration provisions in Section 10.14(a).

          (c)  Each Party will bear its own costs (including attorneys' fees) relating to the arbitration, but the Parties will share equally the fees and expenses charged by the arbitrators. All other matters regarding arbitration not addressed in this Section 10.14 shall be governed by the Commercial Arbitration Rules (including the Emergency Interim Relief Procedures) of the American Arbitration Association, and the judgment on the award rendered pursuant to the arbitration may be entered in any court having jurisdiction thereof.

        10.15    Specific Performance.    Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of Sections 6.4, 6.6, 6.8 and 10.14 is not performed in accordance with their specific terms or otherwise is breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the provisions of Sections 6.4, 6.6, 6.8 and 10.14 and to enforce specifically such Sections and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.16), in addition to any other remedy to which they may be entitled, at law or in equity.

        10.16    SUBMISSION TO JURISDICTION.    EXCEPT IN CIRCUMSTANCES WHERE THE PARTIES HAVE AGREED TO ARBITRATION, EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.7. NOTHING IN THIS SECTION 10.16, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

        [Remainder of page left intentionally blank.
Signature page follows.]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AMPLIFON (USA), INC. BUYER
By:	/s/ JEFFREY P. BILAS
Its:	President
SONUS CORP. SELLER
By:	/s/ DANIEL J. KOHL
Its:	Chief Executive Officer

EXHIBITS

Exhibit A	Assigned Contracts
Exhibit B	Companies' Liabilities
Exhibit C	Excluded Obligations
Exhibit D	Allocation of Purchase Price
Exhibit E	Form of Opinion of Seller's Counsel
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Opinion of Buyer's Counsel
DISCLOSURE SCHEDULE
Section 3.2	Organization, Qualification and Corporate Power
Section 3.6	Certain Developments
Section 3.7	Undisclosed Liabilities
Section 3.8	Tax Matters
Section 3.10(b)	Inventory
Section 3.11	Personal Property
Section 3.12(b)	Leased Real Property
Section 3.12(c)	Condition of Leased Property
Section 3.13(a)	Intellectual Property
Section 3.13(d)	Registrable Intellectual Property
Section 3.13(e)	Third Party Intellectual Property
Section 3.13(f)	Licensed Registrable Intellectual Property
Section 3.14	Contracts
Section 3.15	Insurance
Section 3.16	Litigation
Section 3.17	Product Warranties
Section 3.18	Product Liability
Section 3.19	Employment Agreements
Section 3.20	Employee Benefits
Section 3.21	Related Party Transactions
Section 3.25	Substantial Suppliers
Section 3.26	Brokers' Fees

APPENDIX B

SONUS CORP.
TERMS OF LIQUIDATION AND DISSOLUTION
UNDER SECTION 213 OF THE
BUSINESS CORPORATIONS ACT (YUKON)

        WHEREAS the directors intend to make a proposal to the shareholders at a special meeting for the voluntary liquidation and dissolution of the Corporation in accordance with section 213 of the Act;

        AND WHEREAS notice of the special meeting of shareholders at which voluntary liquidation and dissolution is to be proposed must set out the terms of the liquidation and dissolution;

        THEREFORE, the directors propose the terms of liquidation and dissolution of the Corporation as follows:

ARTICLE ONE

Definitions

        1.01    In these terms of liquidation and dissolution, unless something in the subject matter or context is inconsistent therewith:

  (a)
  "Act" means the Business Corporations Act (Yukon) and regulations thereunder;

  (b)
  "Corporation" means Sonus Corp.;

  (c)
  "Dissolution Date" means the date shown on a Certificate of Dissolution issued by the Registrar in response to the Corporation's filing of Articles of Dissolution after the Corporation determines that it has complied with these Terms of Liquidation and Dissolution and is eligible under the Act to file Articles of Dissolution;

  (d)
  "Escrow Agreement" means the Escrow Agreement to be entered into among the Corporation, Amplifon (USA), Inc., Warburg, and American National Bank and Trust Company of Chicago, as Escrow Agent, pursuant to the Purchase Agreement;

  (e)
  "Purchase Agreement" means the Purchase Agreement dated as of June 18, 2002, by and between the Corporation and Amplifon (USA), Inc., pursuant to which the Corporation will sell and Amplifon (USA), Inc., will buy all the outstanding equity interests of the Corporation's operating subsidiaries and certain of the other assets of the Corporation;

  (e)
  "Registrar" means the Registrar under the Act;

  (f)
  "Warburg" means Warburg, Pincus Ventures, L.P., the holder of the Corporation's preferred shares; and

  (g)
  "Warburg Agreement" means the Agreement dated as of June 18, 2002, by and between the Corporation and Warburg with respect to payments to Warburg of monies in satisfaction of its preferred shares, liquidation rights and its promissory note representing indebtedness of the Corporation and payments to the holders of common shares from the purchase price received by the Corporation pursuant to the Purchase Agreement.

Headings

        1.02    The division of these Terms of Liquidation and Dissolution into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of these Terms of Liquidation and Dissolution. The terms "these Terms of Liquidation and Dissolution," "hereof" and "hereunder" and similar expressions refer to these Terms of Liquidation and Dissolution and not to any particular Article or Section hereof and include any agreement or instrument supplemental therewith. References herein to Articles and Sections are to Articles and Sections of these Terms of Liquidation and Dissolution.

Number

        1.03    In these Terms of Liquidation and Dissolution, unless something in the context is inconsistent therewith, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, limited liability companies, trusts, unincorporated organizations and corporations and vice versa, and words importing shareholders shall include members.

Currency

        1.04    References herein to money are references to U.S. Dollars.

ARTICLE TWO

Plan

        2.01    The Corporation shall voluntarily liquidate and dissolve and cease to exist on the Dissolution Date in accordance with section 213 of the Act and these Terms of Liquidation and Dissolution.

ARTICLE THREE

Shareholder Approvals

        3.01    The liquidation and dissolution of the Corporation in accordance with these Terms of Liquidation and Dissolution shall be subject to the prior approval by special resolution of the holders of each class of the shares of the Corporation, namely the common shares and the preferred shares, whether or not they are otherwise entitled to vote.

ARTICLE FOUR

Closing of Purchase Agreement

        4.01    Subject to and following the closing of the sale of assets by the Corporation to Amplifon (USA), Inc., in accordance with the Purchase Agreement, the Corporation shall:

  (a)
  promptly send to the Registrar a Statement of Intent to Dissolve the Corporation, such statement to be in the form prescribed by the Act;

  (b)
  request that the Registrar issue a Certificate of Intent to Dissolve;

  (c)
  make a liquidating distribution to the holder of preferred shares in accordance with the articles of the Corporation and the Warburg Agreement;

  (d)
  establish a record date for liquidating distributions to common shareholders, if not previously established by the Corporation's board of directors, and provide notice thereof to the American Stock Exchange, shareholders and others, as officers deem necessary or appropriate; and

  (e)
  procure a certificate from Canada Customs and Revenue Agency pursuant to section 159(2) of the Income Tax Act (Canada), if not already obtained.

        4.02    The Corporation shall not issue, redeem, repurchase or otherwise acquire any shares of its capital stock after the date of closing of the sale of assets under the Purchase Agreement, except as may be required by the terms of the Separation Agreement and Release dated March 22, 2002, as amended, between the Corporation and Mr. Dawson, with respect to 865,000 common shares owned by Mr. Dawson (the "Dawson Shares").

ARTICLE FIVE

Certificate of Intent to Dissolve

        5.01    On the issuance by the Registrar of a Certificate of Intent to Dissolve, the Corporation shall cease to carry on business except to the extent necessary for the liquidation hereunder, but its corporate existence shall continue until the Registrar issues a Certificate of Dissolution.

        5.02    After the Registrar issues a Certificate of Intent to Dissolve, the Corporation shall:

  (a)
  immediately cause notice of the issuance of the Certificate to be sent or delivered to each known creditor of the Corporation;

  (b)
  forthwith publish notice of the issuance of the Certificate of Intent to Dissolve in the Yukon Gazette and once in a newspaper published or distributed in Whitehorse, Yukon; and take reasonable steps to give notice of the issuance of the Certificate of Intent to Dissolve in every jurisdiction where the Corporation was carrying on business at the time it sent to the Registrar the Statement of Intent to Dissolve;

  (c)
  collect and dispose of all properties and assets of the Corporation and convert them into money, pay or discharge all of the Corporation's obligations, and do all other acts required to liquidate its business, property and assets; and

  (d)
  as soon as practicable after giving the notice required in paragraphs (a) and (b) above, and adequately providing for the payment or discharge of all of its obligations, pay the sum of one dollar ($1.00) per common share (other than the Dawson Shares) issued and outstanding to the holders of common shares to a maximum of $5,702,228 and thereafter distribute its remaining property, in money, to Warburg as required by the Warburg Agreement, including as provided in the Escrow Agreement.

ARTICLE SIX

Articles of Dissolution

        6.01    The Corporation shall prepare and send Articles of Dissolution in the prescribed form to the Registrar as soon as practicable following compliance with Articles 4 and 5 hereof and ask the Registrar to issue a Certificate of Dissolution as promptly as practicable thereafter.

ARTICLE SEVEN

Dissolution

        7.01    The Corporation shall cease to exist on the date shown on the Certificate of Dissolution.

ARTICLE EIGHT

Documents and Records

        8.01    Custody of the documents and records of the Corporation that must be prepared and maintained under the Act shall be delivered to the following person who shall remain liable to produce those documents and records, upon payment of a reasonable fee, for six years following the Dissolution Date:

Name:	Davis & Company
Occupation:	Barristers & Solicitors
Address:	Suite 200, 304 Jarvis Street
Whitehorse, YT YIA 2H2

ARTICLE NINE

Unknown Claimants

        9.01    On the Dissolution Date, any money owing to a creditor or shareholder who cannot be found shall be converted into money and paid to the Minister of Community Services (Yukon) which shall be deemed to be in satisfaction of any debt or claim of the creditor or shareholder.

        9.02    Subject to section 9.01, any property of the Corporation that has not been disposed of on the Dissolution Date shall be converted into money and paid to the Minister of Community Services (Yukon).

ARTICLE TEN

Continuing Shareholder Liability

        10.01    Notwithstanding the dissolution of the Corporation, any shareholder who receives a distribution under these Terms of Liquidation and Dissolution is liable to any person claiming under subsection 228(2) of the Act as an unpaid creditor of the Corporation to the extent of the amount received by that shareholder on the distribution and an action to enforce that liability may be brought within two (2) years after the Dissolution Date.

        10.02    Neither a vote by a shareholder in favour of these Terms of Liquidation and Dissolution, nor the approval of them by special resolution, nor anything herein shall result in a shareholder having any liability greater than the liability provided for in subsection 228(2) of the Act.

APPENDIX C

EXECUTION COPY

VOTING AGREEMENT

        THIS VOTING AGREEMENT (the "Agreement") dated as of June 18, 2002 is by and between Amplifon (USA), Inc., a Delaware corporation (the "Buyer"), and Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Warburg").

RECITALS

        Buyer and Sonus Corp., a corporation organized under the laws of the Yukon Territory, Canada (the "Seller"), have entered into a Purchase Agreement (as such agreement may be executed and amended from time to time, the "Purchase Agreement"), pursuant to which (and subject to the terms and conditions specified therein) Buyer will acquire, directly or indirectly, all of the subsidiaries and certain of the assets of the Seller.

        As a condition to Buyer's negotiating and entering into the Purchase Agreement, Buyer requires that Warburg enter into, and Warburg has agreed to enter into, this Agreement with Buyer.

AGREEMENT

        To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

        1.    Representations and Warranties of Warburg.    Warburg represents and warrants to Buyer as follows:

        (a)  Ownership of Stock.

          (1)  Warburg is the record holder and beneficial owner of shares of Series A Preferred Shares, Series B Preferred Shares and Warrants to acquire Common Shares of the Seller as is set forth on Schedule I attached hereto (such shares and warrants, together with any shares of capital stock of the Seller acquired of record or beneficially by Warburg in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of convertible securities, purchase, exchange or otherwise, shall constitute the "Stock").

          (2)  On the date hereof, the Stock set forth on Schedule I hereto constitutes all of the outstanding shares and warrants to acquire shares of the share capital of the Seller owned of record or beneficially by Warburg. Warburg does not have record or beneficial ownership of shares of the share capital of the Seller not set forth on Schedule I hereto.

          (3)  Warburg has sole power of disposition with respect to all of the Stock, with no restrictions on such right, subject to applicable federal securities laws and the terms of this Agreement.

        (b)    Power; Binding Agreement.    Warburg has the legal capacity, power and authority to enter into and perform all of Warburg's obligations under this Agreement. The execution, delivery and performance of this Agreement by Warburg will not violate any other agreement to which Warburg is a party or by which Warburg is bound including, without limitation, any trust agreement, voting agreement, shareholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by Warburg and constitutes a valid and binding agreement of Warburg, enforceable against Warburg in accordance with its terms.

        (c)    No Conflicts.    (1) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Warburg and the consummation by Warburg of the transactions contemplated hereby and (2) neither the execution and delivery of this Agreement by Warburg nor the consummation by Warburg of the transactions contemplated hereby nor compliance by Warburg with any of the provisions hereof shall (A) conflict with or result in any breach of any agreement or organizational documents applicable to Warburg, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Warburg is a party or by which Warburg or any of Warburg's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Warburg or any of Warburg's properties or assets.

        (d)    Liens.    The Stock and the certificates or other instruments representing the Stock are now and at all times during the term hereof will be held by Warburg, or by a nominee or custodian for the benefit of Warburg, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

        (e)    Acknowledgement.    Warburg understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon Warburg's execution and delivery of this Agreement with Buyer.

        2.    Certain Covenants of Warburg.    Except in accordance with the terms of this Agreement, Warburg covenants and agrees as follows:

        (a)    No Solicitation.    From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date (as defined in the Purchase agreement), Warburg will not, and will not permit any of its partners, employees, representatives, advisors, agents or other intermediaries, to, directly or indirectly, (1) solicit, initiate or encourage any Acquisition Proposal (as defined in the Purchase Agreement), (2) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in furtherance of or in connection with, any Acquisition Proposal, or (3) negotiate, respond to any inquiries or proposals, or otherwise engage in discussions with any Person, concerning any Acquisition Proposal. If Warburg receives any such inquiry or proposal or is involved in connection with an Acquisition Proposal, Warburg shall then promptly inform Buyer in writing of the terms and conditions, if any, of such inquiry, solicitation, negotiation or proposal and the identity of the person making it. Warburg will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (b)    Restriction on Transfer, Proxies and Noninterference.    Warburg shall not, directly or indirectly: (1) except pursuant to the terms of the Purchase Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), enforce or permit the execution of the provisions of any redemption agreement with the Seller or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stock or any interest therein; (2) grant any proxies or powers of attorney with respect to any Stock, deposit any Stock into a voting trust or enter into a voting agreement with respect to any Stock, except as provided in this Agreement; or (3) take any action that would make any representation or warranty of Warburg contained herein untrue or incorrect or have the effect of preventing or disabling Warburg from performing Warburg's obligations under this Agreement.

        (c)    Voting of Stock.    At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Seller (the "Meeting"), however called, or in connection with any written consent or resolutions of the shareholders of the Seller, Warburg will appear at the Meeting or otherwise cause the Stock entitled to vote on any matter presented to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Stock to the extent such Stock is entitled to vote or consent, except as otherwise agreed to in writing in advance by the Buyer in its sole discretion, in favor of the transactions contemplated by the Purchase Agreement and any other business combination with Buyer and against the following actions: (1) any Acquisition Proposal or (2) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Purchase Agreement. Warburg agrees that it will not enter into any agreement or understanding with any Person the intended or reasonably anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 2(c). Any such vote or consent shall be deemed a consent for purposes of Section 4(m) of the Securities Purchase Agreements, dated as of October 1, 1999 and November 21, 1997, by and between Seller and Warburg.

        (d)    Granting of Proxy; Appointment of Proxy.    Warburg hereby revokes any and all previous proxies granted with respect to the Stock. Warburg shall, from time to time, within five days after Buyer's request, deliver or cause to be delivered to the Buyer duly executed proxies in favor of Buyer or Buyer's agent or nominee voting in favor of the transactions contemplated by the Purchase Agreement and voting against any action that Warburg has agreed to vote against pursuant to Section 2(c) hereof, together with a certified copy of the directors' resolutions authorizing such proxies, if applicable, and Warburg agrees that it will not revoke any such proxy prior to the termination of this Agreement in accordance with Section 6 hereof.

        (e)    Escrow Agreement.    Warburg agrees to execute and deliver to the Buyer the Escrow Agreement in the form attached as Exhibit F to the Purchase Agreement.

        3.    Further Assurances.    From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

        4.    Certain Events.    This Agreement and the obligations hereunder shall attach to the Stock and shall be binding upon any Person to which legal or beneficial ownership of the Stock shall pass, whether by operation of law or otherwise, including without limitation Warburg's successors and assigns.

        5.    Stop Transfer.    Warburg shall not request that the Seller or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stock, unless such transfer is made in compliance with this Agreement.

        6.    Termination.    The obligations set forth in this Agreement will terminate upon termination of the Purchase Agreement in accordance with Section 9.1(a), (b), (c), (d), (e) or (f) thereof, and shall terminate on October 31, 2002 if the Purchase Agreement is terminated in accordance with Section 9.1(g) thereof.

        7.    Miscellaneous.

        (a)    Entire Agreement; Assignment.    This Agreement (1) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (2) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

        (b)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (c)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

        If to Warburg:

          Warburg Pincus LLC
          466 Lexington Avenue
          New York, NY 10017
          Attention: David Wenstrup
          Fax: 212 -878-9361

          with a copy to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, NY 10019
          Attn:     Steven J. Gartner, Esq.
          Fax:       212-728-9222

        If to Buyer:

          Amplifon (USA), Inc.
          5000 Cheshire Lane North
          Plymouth, Minnesota 55446
          Attn:     Jeffrey P. Bilas
          Fax:       763/268-4323

          with a copy to:

          Katten Muchin Zavis Rosenman
          525 West Monroe Street, Suite 1600
          Chicago, IL 60661-3693
          Attn:     David R. Shevitz
                       Bruce G. Wilson
          Fax:       312/577-8768
                        312/577-8753

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (d)    Governing Law.    The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

        (e)    Costs.    Each party will be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement or the Purchase Agreement and the transactions contemplated thereby.

        (f)    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

        (g)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

        (h)    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (i)    Severability.    If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

        (j)    Definitions; Construction.    For purposes of this Agreement:

          (1)  "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

          (2)  "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (3)  In the event of a stock dividend or distribution, or any change in the capital stock of the Seller by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Stock" shall be deemed to refer to and include the Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Stock may be changed or exchanged.

[signature page follows]

        IN WITNESS WHEREOF, Buyer and Warburg have caused this Agreement to be duly executed as of the day and year first written above.

AMPLIFON (USA), INC.

By:	/s/ JEFFREY P. BILAS
Its:	President

WARBURG, PINCUS VENTURES, L.P.

By:	Warburg, Pincus & Co., its general partner

By:	/s/ DAVID J. WENSTRUP
Its:	Partner

SCHEDULE I

Record Holder	Series A Preferred Shares	Series B Preferred Shares	Warrants to acquire Common Shares
Warburg, Pincus Ventures, L.P.	2,666,666	2,500,000	2,000,000

APPENDIX D

EXECUTION COPY

GUARANTY AGREEMENT

        THIS GUARANTY AGREEMENT (the "Agreement") dated as of June 18, 2002 is by and between Amplifon S.p.A., an Italian joint stock company ("Parent"), and Sonus Corp., a Yukon Territory, Canada Corporation (the "Seller").

RECITALS

        Amplifon (USA), Inc., a Delaware corporation (the "Buyer"), and Seller, have entered into a Purchase Agreement (as such agreement may be executed and amended from time to time, the "Purchase Agreement"), pursuant to which (and subject to the terms and conditions specified therein) Buyer will acquire all of the subsidiaries and certain of the assets of the Seller.

        As a condition to Buyer's negotiating and entering into the Purchase Agreement, Seller requires that Parent enter into, and Parent has agreed to enter into, this Agreement with Seller.

AGREEMENT

        To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

        1.    Guaranty.

          (a)  Parent hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, and at all times thereafter, of all obligations of the Buyer to the Seller, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due under the Purchase Agreement (all such obligations being hereinafter collectively called the "Obligations"), and Parent further agrees to pay all expenses (including attorneys' fees and legal expenses) paid or incurred by the Seller in endeavoring to collect the Obligations, or any part thereof, and in enforcing this guaranty (the "Guaranty").

          (b)  The Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect until all Obligations (including any extensions or renewals of any thereof) shall have been paid in full.

          (c)  Parent further agrees that, if at any time all or any part of any payment theretofore applied by the Seller to any of the Obligations is or must be rescinded or returned by the Seller for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Buyer), such Obligations shall, for the purposes of the Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Seller, and the Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Obligations, all as though such application by the Seller had not been made.

          (d)  The Seller may, from time to time, at its sole discretion and without notice to or the consent of Parent, take any or all of the following actions without affecting the liability of Parent hereunder: (i) extend or renew for one or more periods, alter or exchange any of the Obligations, or release. settle or compromise any obligation of Parent or the Buyer with respect to any of the Obligations or (ii) resort to Parent for payment of any of the Obligations, whether or not the Seller shall have proceeded against the Buyer or any other obligor primarily or secondarily obligated with respect to any of the Obligations.

          (e)  Parent expressly waives: (i) notice of the acceptance by the Buyer of this Guaranty, (ii) notice of the existence or creation or non-payment of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (iv) all diligence in collection or protection of or realization upon the Obligations or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

        2.    Further Assurances.    From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

        3.    Termination.    The obligations set forth in this Agreement will terminate upon termination of the Purchase Agreement.

        4.    Miscellaneous.

        (a)    Entire Agreement; Assignment.    This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

        (b)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (c)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

    If to Seller:

    Sonus Corp.
    111 S.W. Fifth Avenue, Suite 1620
    Portland, Oregon 97204
    Attn: Brian S. Thompson, Esq.
    Facsimile No.: 503-225-9309

    with a copy to:

    Miller Nash LLP
    111 S.W. Fifth Avenue, Suite 3500
    Portland, Oregon 97204
    Attn: Mary Ann Frantz
    Facsimile No. 503-224-0155

    and

    Willkie Farr & Gallagher
    787 Seventh Avenue
    New York, New York 10019
    Attn: Steven J. Gartner, Esq.
    Facsimile No. 212-728-9222

    It to Parent:

    c/o Amplifon (USA) Inc.
    5000 Cheshire Lane North
    Plymouth, Minnesota 55446
    Attn: Jeffrey P. Bilas
    Facsimile No. 763-268-4323

    With a copy to:

    Katten Muchin Zavis Rosenman
    525 West Monroe Street, Suite 1600
    Chicago, IL 60661-3693
    Attn:    David R. Shevitz
    Bruce G. Wilson
    Fax:    312/577-8768
                312/577-8753

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (d)    Governing Law.    The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

          (e)    Costs.    Subject to Section 1(a) hereof and subject to the provisions of the Purchase Agreement, each party will be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating this Agreement or the Purchase Agreement and the transactions contemplated hereby and thereby.

          (f)    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          (g)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          (h)    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (i)    Severability.    If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

[signature page follows]

        IN WITNESS WHEREOF, Seller and Parent have caused this Agreement to be duly executed as of the day and year first written above.

AMPLIFON S.P.A.
By:	/s/ JEFFREY P. BILAS
Its:	President
SONUS CORP.
By:	/s/ DANIEL J. KOHL
Its:	Chief Executive Officer

APPENDIX E

OPINION OF FINANCIAL ADVISOR

June 18, 2002

Board of Directors
Sonus Corp.
111 Southwest 5th Avenue, Suite 1620
Portland, Oregon 97204

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, without par value, (the "Common Stock") of Sonus Corp. (the "Company") of the consideration to be received by such holders in connection with the proposed purchase of all of the equity interests in the Company's two wholly-owned operating subsidiaries and certain assets of the Company (the "Transaction") by Amplifon (USA), Inc. (the "Buyer"). The proposed Transaction will be completed pursuant and subject to the terms of a Purchase Agreement between the Company and the Buyer dated as of June 18, 2002 (the "Agreement") and a related agreement (the "Preferred Stockholder Agreement") between the Company and Warburg, Pincus Ventures, L.P. dated as of June 18, 2002. The consideration to be received by holders of the Common Stock in the Transaction will be approximately $1.00 per share.

        In connection with our review of the proposed Transaction and the preparation of our opinion, we have, among other things:

  1.
  reviewed the financial terms and conditions as stated in the Agreement and the Preferred Stockholder Agreement;

  2.
  reviewed the audited financial statements of the Company as of and for the years ended July 31, 1999, 2000, and 2001 and the unaudited financial statements as of and for the periods ended October 31, 2001, January 31, 2002, and April 30, 2002;

  3.
  reviewed the Company's annual reports filed on form 10-K for the years ended July 31, 2000 and 2001 and the Company's quarterly reports filed on form 10-Q for the periods ended October 31, 2001, January 31, 2002, and April 30, 2002;

  4.
  reviewed other Company financial and operating information requested from and/or provided by the Company;

  5.
  reviewed certain other publicly available information on the Company; and

  6.
  discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

        We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, the Buyer, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial projections and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such projections and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We also have assumed that, absent their agreement to allow holders of Common Stock to receive $1.00 per share in connection with the Transaction, the holder of the Series A and Series B convertible preferred stock (the "Preferred Stock") would have been entitled to receive, before any distributions to holders of Common Stock, the liquidation preference on the Preferred Stock in the amounts stated in the Company's financial statements and accrued dividends in the amounts provided to us by management.

        Our opinion is based upon market, economic, financial, and other circumstances and conditions existing and disclosed to us as of June 18, 2002, and any material change in such circumstances and conditions would require a re-evaluation of this opinion, which we are under no obligation to undertake.

        We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Agreement, or the availability or advisability of any alternatives to the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Transaction to the Holders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction.

        In conducting our investigation and analyses and in arriving at our opinion, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income, and capitalization of the Company and other selected publicly-held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

        In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

        Raymond James & Associates, Inc. ("Raymond James") is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, which fee is contingent upon consummation of the Transaction. Raymond James also will receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. The Company may include the full text of this letter in any proxy statement prepared by the Company in connection with and describing the Transaction. Except for such use, this opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

        Based upon and subject to the foregoing, it is our opinion that, as of June 18, 2002, the consideration to be received by the holders of the Common Stock in connection with the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Raymond James & Associates, Inc.
RAYMOND JAMES & ASSOCIATES, INC.

APPENDIX F

YUKON STATUTE RELATING TO RIGHTS OF DISSENT

Business Corporations Act (Yukon)

Shareholder's right to dissent

193.(1)    Subject to sections 194 and 243, a holder of shares of any class of a corporation may dissent if the corporation resolves to

          (a)  amend its articles under section 175 or 176 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

          (b)  amend its articles under section 175 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

          (c)  amalgamate with another corporation, otherwise than under section 186 or 189,

          (d)  be continued under the laws of another jurisdiction under section 191, or

          (e)  sell, lease or exchange all or substantially all its property under section 192.

        (2)  A holder of shares of any class or series of shares entitled to vote under section 178 may dissent if the corporation resolves to amend its articles in a manner described in that section.

        (3)  In addition to any other right he may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

        (4)  A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

        (5)  A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

          (a)  at or before any meeting of shareholders at which the resolution is to be voted on, or

          (b)  if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

        (6)  An application may be made to the Supreme Court after the adoption of a resolution referred to in subsection (1) or (2),

          (a)  by the corporation, or

          (b)  by a shareholder if he has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

        (7)  If an application is made under subsection (6), the corporation shall, unless the Supreme Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

        (8)  Unless the Supreme Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

          (a)  at least ten days before the date on which the application is returnable, if the corporation is the applicant, or

          (b)  within ten days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

        (9)  Every offer made under subsection (7) shall

          (a)  be made on the same terms, and

          (b)  contain or be accompanied by a statement showing how the fair value was determined.

        (10) A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Supreme Court pronounces an order fixing the fair value of the shares.

        (11) A dissenting shareholder

          (a)  is not required to give security for costs in respect of an application under subsection (6), and

          (b)  except in special circumstances shall not be required to pay the costs of the application or appraisal.

        (12) In connection with an application under subsection (6), the Supreme Court may give directions for

          (a)  joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Supreme Court, are in need of representation,

          (b)  the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

          (c)  the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

          (d)  the deposit of the share certificates with the Supreme Court or with the corporation or its transfer agent,

          (e)  the appointment and payment of independent appraisers, and the procedures to be followed by them,

          (f)    the service of documents, and

          (g)  the burden of proof on the parties.

        (13) On an application under subsection (6), the Supreme Court shall make an order

          (a)  fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

          (b)  giving judgment in that amount against the corporation and in favor of each of those dissenting shareholders, and

          (c)  fixing the time within which the corporation must pay that amount to a shareholder.

        (14) On

          (a)  the action approved by the resolution from which the shareholder dissents becoming effective,

          (b)  the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

          (c)  the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

        (15) Paragraph (14)(a) does not apply to a shareholder referred to in paragraph (5)(b).

        (16) Until one of the events mentioned in subsection (14) occurs,

          (a)  the shareholder may withdraw his dissent, or

          (b)  the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

        (17) The Supreme Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

        (18) If subsection (20) applies, the corporation shall, within ten days after

          (a)  the pronouncement of an order under subsection (13), or

          (b)  the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares.

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

        (19) Notwithstanding that a judgment has been given in favor of a dissenting shareholder under paragraph (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

        (20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

          (a)  the corporation is or would after the payment be unable to pay its liabilities as they become due, or

          (b)  the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

SONUS CORP.	Proxy

FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 22, 2002
 The undersigned shareholder of SONUS CORP. ("Sonus") hereby appoints Daniel J. Kohl or Brian S. Thompson, and each of them, or instead of any of the foregoing,                                                                            , as proxy for the undersigned to attend and act for and on behalf of the undersigned at the Special Meeting of the Shareholders of Sonus (the "Meeting") to be held October 22, 2002, and at any adjournment or adjournments of the Meeting, to the same extent and with the same power as if the undersigned were personally present at the Meeting or such adjournment or adjournments and, without limiting the generality of the power hereby conferred, the designee named above is specifically directed to vote (or withhold or abstain from voting) the common shares and preferred shares of Sonus registered in the name of the undersigned as indicated on the reverse hereof.

PROPOSAL 1    To approve the following special resolution:

            "RESOLVED, AS A SPECIAL RESOLUTION, THAT the Purchase Agreement dated June 18, 2002, between Sonus and Amplifon (USA), Inc. ("Amplifon"), included as Appendix A to the proxy statement, and the transactions contemplated by the agreement, pursuant to which Amplifon will purchase all of the capital stock of Sonus's wholly owned subsidiaries, Sonus-USA, Inc., and Sonus-Canada Ltd., and other assets, for approximately $38.4 million in cash and the assumption by Amplifon of approximately $1.1 million of Sonus's liabilities, be and hereby are approved and confirmed in all respects."

    FOR ☐                  AGAINST ☐                  WITHHOLD ☐

    PROPOSAL 2    To approve the following special resolution:

            "RESOLVED, AS A SPECIAL RESOLUTION, THAT, subject to the completion of the sale of assets under the Purchase Agreement dated June 18, 2002, between Sonus and Amplifon, Sonus be liquidated and dissolved voluntarily under Section 213 of the Yukon Business Corporations Act in accordance with the Terms of Liquidation and Dissolution included as Appendix B to the proxy statement (the "Terms of Liquidation and Dissolution"), pursuant to which holders of common shares will receive a distribution of $1.00 per share and the remaining net proceeds from the sale after payment of or provision for the debts and other liabilities of Sonus will be distributed to Warburg, Pincus Ventures, L.P., the holder of all of Sonus's outstanding preferred shares; and that any officer, acting alone, be authorized and directed for and on behalf of Sonus to execute and deliver all documents and to perform such acts as he in his discretion may consider necessary, desirable, or useful for the purpose of giving effect to this resolution and carrying out the Terms of Liquidation and Dissolution."

    FOR ☐                  AGAINST ☐                  WITHHOLD ☐

    PROPOSAL 3    To approve the following special resolution:

            "RESOLVED, AS A SPECIAL RESOLUTION, THAT the Articles of Continuance of Sonus be amended to change the name of the corporation from "Sonus Corp." to "SSN Liquidating Corp." effective on the filing of articles of amendment with the Yukon registrar of corporations, that the officers are authorized to prepare and file such articles of amendment, and that the directors may revoke this resolution before it is acted on without further approval of the shareholders."

    FOR ☐                  AGAINST ☐                  WITHHOLD ☐

    This proxy is solicited on behalf of the Sonus Board of Directors. Shareholders have the right to appoint a person to attend and act on their behalf at the Meeting other than one of the persons listed and may exercise such right by inserting the name of such person (who need not be a shareholder) in the blank space provided for that purpose. The undersigned revokes any instrument of proxy previously given for the purpose of the Meeting in respect of common shares and preferred shares held by the undersigned.

                      NOTES:

                      1.    Please sign exactly as your name appears hereon. If the shares are jointly held, each joint owner named should sign. When signing as attorney, personal representative, administrator, or other fiduciary, please give full title. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person. If the proxy form is not dated in the space provided, it is deemed to bear the date on which it is mailed by the management of Sonus.

                      2.    In the event that no specification has been made with respect to the voting on proposals 1, 2, or 3 above, the proxy designee is instructed to vote the shares represented by this proxy on each such matter and FOR such proposal.

                      3.    To be effective, proxies must be received before 10 a.m. (Calgary time) on October 21, 2002, by CIBC Mellon Trust Company, Suite 600, 333-7th Avenue S.W., Calgary, Alberta, Canada T2P 4P4 or be presented at the Meeting.

                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated	, 2002.

Signature of Shareholder(s)

QuickLinks

SCHEDULE 14A INFORMATION
SALE PROPOSED—YOUR VOTE IS VERY IMPORTANT
Notice of Special Meeting of Shareholders To Be Held October 22, 2002
TABLE OF CONTENTS
SUMMARY AND OVERVIEW OF THE PROPOSED TRANSACTIONS
SUMMARY
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
RISK FACTORS
SPECIAL MEETING OF SHAREHOLDERS
THE AMPLIFON TRANSACTION
THE TERMS OF LIQUIDATION AND DISSOLUTION
OPINION OF FINANCIAL ADVISER
MARKET PRICES AND DIVIDENDS
INTERESTS OF DIRECTORS AND MANAGEMENT IN THE TRANSACTIONS
U.S. AND CANADIAN FEDERAL INCOME TAX CONSEQUENCES
PARTICULARS OF MATTERS TO BE ACTED UPON
SHARE OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
WHERE YOU CAN FIND MORE INFORMATION
  APPENDIX A
TABLE OF CONTENTS
PURCHASE AGREEMENT
  APPENDIX B
  APPENDIX C
SCHEDULE I
  APPENDIX D
  APPENDIX E
  APPENDIX F